      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       MIAMI COMPUTER SUPPLY CORPORATION

    (Exact name of registrant as specified in its articles of incorporation)

             OHIO                            5110                  31-1001529
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                          4750 HEMPSTEAD STATION DRIVE
                               DAYTON, OHIO 45429
                                 (937) 291-8282

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MICHAEL E. PEPPEL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       MIAMI COMPUTER SUPPLY CORPORATION
                          4750 HEMPSTEAD STATION DRIVE
                               DAYTON, OHIO 45429
                                 (937) 291-8282

          (Name and address, including zip code, of agent for service)
                           --------------------------

                                   COPIES TO:

        TIMOTHY B. MATZ, ESQ.                     ANDREW C. LYNCH, ESQ.
       JEFFREY A. KOEPPEL, ESQ.                   E. LEIGH GILLETT, ESQ.
Elias, Matz, Tiernan & Herrick L.L.P.           Jenkens & Gilchrist, P.C.
  734 15th Street, N.W., 12th Floor       1919 Pennsylvania Avenue, N.W., Suite
                                                           600
        Washington, D.C. 20005                 Washington, D.C. 20006-3404

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
         SECURITIES TO BE REGISTERED             BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)   REGISTRATION FEE
Common Stock, no par value per share.........   2,415,000 shares        $17.4375         $42,111,562.00       $12,425.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED          , 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

           [LOGO OF MIAMI COMPUTER SUPPLY CORPORATION APPEARS HERE.]

                       MIAMI COMPUTER SUPPLY CORPORATION
                                 SHARES OF COMMON STOCK
                               ------------------

    Miami Computer Supply Corporation (the "Company") is hereby offering (the
"Offering") for sale     shares of its common stock, without par value per share
(the "Common Stock").

    The Common Stock is quoted on the Nasdaq National Market System ("Nasdaq")
under the symbol "MCSC." The last sale price of the Common Stock on          ,
1998, as reported on Nasdaq, was $    per share. See "Price Range of Common
Stock and Dividend Policy."

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING        PROCEEDS TO
                                                      PRICE TO PUBLIC       DISCOUNT(1)          COMPANY(2)
Per Share..........................................          $                   $                   $
Total(3)...........................................          $                   $                   $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated
    to be $         .

(3) The Company has granted the Underwriters a 30-day option to purchase up to additional shares of Common Stock to cover over-allotments. If all such shares of Common Stock are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $    , $    and $    ,
    respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to receipt and acceptance by the Underwriters, approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and reject orders in whole or in part. It is expected that certificates representing the shares of
Common Stock will be available for delivery on or about          , 1998, at the
offices of Friedman, Billings, Ramsey & Co., Inc. in Arlington, Virginia.
                            ------------------------

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                             WILLIAM BLAIR & COMPANY

                                                  MORGAN KEEGAN & COMPANY, INC.

                The date of this Prospectus is          , 1998.

[Inside front cover]

    [Color photograph of the various namebrand computer supplies, office automation and projection presentation products sold by the Company.]

    [Photo caption:]"Miami Computer Supply Corporation distributes more than 23,500 products from over 500 original equipment manufacturers to its approximately 25,000 customers throughout the United States and overseas."
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES. IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."
                            ------------------------

    The Company maintains a service mark for the name "Miami Computer Supply Corporation"-Registered Trademark-, the logo design "Circle Logo Design"-Registered Trademark-, the slogan "Computer Supplies. Right. Now."-Registered Trademark-, the symbol "MCSI"-Registered Trademark- and the trade name "Miami Computer Supply International"-Registered Trademark-. All other trademarks or registered trademarks or service marks appearing herein are trademarks or registered trademarks or service marks of the respective companies that utilize them.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT INCLUDES WORDS SUCH AS THE COMPANY "BELIEVES," "ANTICIPATES," "EXPECTS," "ESTIMATES," "INTENDS," OR OTHER WORDS OF SIMILAR INTENT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY'S FUTURE PLANS, OBJECTIVES AND GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT THE 3-FOR-2 STOCK SPLIT (THE "STOCK SPLIT") WHICH WAS PAYABLE ON APRIL 24, 1998 TO STOCKHOLDERS OF RECORD AS OF APRIL 10, 1998. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO MIAMI COMPUTER SUPPLY CORPORATION OR THE COMPANY INCLUDE ITS WHOLLY OWNED SUBSIDIARIES.

                                  THE COMPANY

    Miami Computer Supply Corporation is a leading distributor of computer and office automation supplies and accessories, projection presentation products and video conferencing equipment throughout the United States and in certain foreign countries. The Company distributes over 1,800 core products to approximately 25,000 customers comprised primarily of small to medium-size businesses and, to a lesser extent, governmental, educational and institutional customers.

    The Company's net sales increased from $29.0 million in fiscal year 1993 to $107.5 million in fiscal year 1997, a compound annual growth rate of 38.8%. Over the same period, earnings per share increased from $0.06 to $0.39, a compound annual growth rate of 59.7%. Net sales and earnings per share were $55.2 million and $0.14, respectively, for the quarter ended March 31, 1998. The Company's growth in net sales has resulted from a combination of strong internal growth and the successful completion of numerous accretive acquisitions.

    Internal sales growth has primarily resulted from the high level of customer service that the Company attributes to its experienced, knowledgeable and motivated sales force, and to the Company's automated procedures that facilitate the fulfillment of customer orders accurately and on an overnight basis. The Company's internal growth has also been supported by recruitment of sales personnel in new geographic markets.

    Since 1991, the Company has acquired nine regional computer and office automation supply companies and two projection presentation products companies, eight of which were acquired between April 1997 and March 1998. These eight acquisitions accounted for $19.7 million of the Company's $107.5 million in net sales for the year ended December 31, 1997 and for $33.2 million of the Company's $55.2 million in net sales for the three months ended March 31, 1998.

    The Company believes it is currently the largest independent computer and office automation supply and projection presentation products distributor in the United States and the only company focused on acquiring companies exclusively in this industry. The Company intends to continue to increase net sales through the acquisition of other computer and office automation supply and projection presentation products companies, by continuing to offer exceptional customer service and by expanding into new geographic markets.

    The Company sells primarily nationally-known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard Company ("Hewlett-Packard"), Canon Corporation ("Canon"), Lexmark International, Inc. ("Lexmark"), and Imation Corp. ("Imation"), for computer and office automation supplies; Sharp Electronics Corporation ("Sharp"), Epson America, Inc.

("Epson"), and Proxima Corporation ("Proxima"), for projection presentation products; and the Intel Team Station for video conferencing products. The Company's products include consumable supplies such as laser toner, copier toner, facsimile machine supplies, ink jet cartridges, printer ribbons, diskettes, computer tape cartridges and accessories, computer projection presentation hardware and video conferencing hardware and software.

    The Company sells its products primarily through its 215 person direct sales force, as opposed to through catalogue sales or retail outlets as is common in its industry. The Company compensates its sales force primarily on a commission basis, based on a percentage of the gross margin generated for the Company. This compensation system provides the opportunity for individual sales representatives to earn substantial incomes and has allowed the Company to attract a highly professional and driven sales force. The direct sales force model allows the Company to offer a high level of customer service to its customer base, including detailed product advice, post-sale support and customized account histories and billing.

    The Company's primary sales and distribution center is located in Dayton, Ohio. The Company operates thirteen smaller regional sales and distribution centers. The Company also maintains a limited inventory of frequently ordered products in 35 of its other sales offices in order to facilitate same day delivery.

    The Company estimates that in 1997 the retail computer and office automation supply and projection presentation products market in the United States totaled approximately $29.4 billion. Industry sources estimate an annual growth rate of approximately 6.0% to 8.0% for computer and office automation supplies over the next two years and approximately 30.0% for projection presentation products in 1998. The Company believes that the current size and potential growth of the industry are attributable to: (i) increasing automation of the workplace as evidenced by the widespread use of personal computers ("PCs") and computer networks; (ii) a decline in the prices of computer hardware and peripherals making them more affordable to small and medium-size businesses and to individuals; (iii) the advent and growth of high quality printers that require more consumable supplies than older, less sophisticated printers; and (iv) improved business presentation and graphics software that results in increased use of projection presentation hardware.

    The Company's objective is to enhance its position as a leading distributor of computer and office automation supplies and projection presentation products and to continue to increase net sales and net income through effective implementation of its operating and growth strategies. The Company's operating strategies include: (i) providing superior customer service; (ii) offering broad product selection at competitive prices; (iii) capitalizing on its niche focus and market presence in its industry; (iv) developing and maintaining strong vendor relationships; (v) increasing profitability through well managed growth; and (vi) utilizing technology to improve operations. The Company's growth strategies include: (i) pursuing complementary, accretive acquisitions; (ii) increasing sales to existing customers; and (iii) increasing sales to new customers in expanded geographic markets.

    Much of the Company's growth in net sales has occurred subsequent to a management transition that occurred in 1996. In May 1996, the founding stockholders of the Company sold 70.0% of the common stock of the Company to an investor group, Pittsburgh Investment Group LLC ("LLC"), that includes four directors (including the President) of the Company, the FBR Private Equity Fund, L.P., a Delaware limited partnership (the "FBR Fund") (in which an affiliate of Friedman, Billings, Ramsey & Co., Inc. ("FBR"), one of the underwriters, serves as the general partner, and the principals and employees of FBR own limited partnership interests) and a general partnership composed of certain members of the Company's special counsel. See "Certain Transactions--Related Party Transactions--Prior Transactions." The Company completed its initial public offering of 1,150,000 shares of Common Stock in November 1996 at $8.50 per share, currently equivalent to 1,725,000 shares at $5.67 per share after taking into account the Stock Split.

    The Company's principal executive offices are located at 4750 Hempstead Station Drive, Dayton, Ohio, 45429 and its telephone number is (937) 291-8282.

                                  THE OFFERING

Common Stock offered..............  shares(1)

Common Stock to be outstanding
  after the Offering..............  shares(1)(2)

Use of proceeds...................  To repay indebtedness and for general corporate purposes.

Nasdaq National Market symbol.....  MCSC

------------------------

(1) Based on         shares outstanding as of       , 1998. Assumes that the
    Underwriters' over-allotment option to purchase up to         shares of
    Common Stock is not exercised.

(2) Does not include 1,275,000 shares of Common Stock reserved for issuance under the Company's employee stock option and non-employee director stock
    option plans including        shares of Common Stock subject to options
    outstanding at       , 1998.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data set forth below for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants, whose report as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 is included elsewhere in this Prospectus. The summary consolidated financial data set forth below for the three months ended March 31, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company which, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of those financial statements. The summary consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, and accompanying notes thereto, included elsewhere in this Prospectus.

                                                                                                 Three Months Ended
                                                        Year Ended December 31,                      March 31,
                                         -----------------------------------------------------  --------------------
                                           1993       1994       1995      1996(1)    1997(2)     1997      1998(2)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (Dollars in thousands, except per share data)

STATEMENT OF OPERATIONS DATA:
  Net sales............................  $  29,045  $  35,690  $  43,321  $  63,428  $ 107,487  $  20,226  $  55,164
  Cost of sales........................     23,308     28,250     34,642     52,061     88,190     16,745     42,653
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.........................      5,737      7,440      8,679     11,367     19,297      3,481     12,511
  Selling, general and administrative
    expenses...........................      5,221      6,219      7,125      8,891     15,441      2,717     10,263
  Non-cash compensation expense........         --         --         --        280         --         --         --
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income.....................        516      1,221      1,554      2,196      3,856        764      2,248
  Interest expense.....................       (141)      (204)      (274)      (312)      (180)        (1)      (426)
  Other income (expense)...............         12         11         22        (11)        43         12        124
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes...........        387      1,028      1,302      1,873      3,719        775      1,946
  Provision for income taxes...........        165        418        509        756      1,507        314        860
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income...........................  $     222  $     610  $     793  $   1,117  $   2,212  $     461  $   1,086
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings per share of common stock
    (basic and diluted)(3)(4)..........  $    0.06  $    0.18  $    0.22  $    0.29  $    0.39  $    0.09  $    0.14
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average number of common
    shares outstanding-basic(3)(4).....  3,534,000  3,480,000  3,582,000  3,798,599  5,671,833  5,307,000  7,779,377
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Weighted average number of common
    shares outstanding-diluted(3)(4)...  3,534,000  3,480,000  3,582,000  3,814,139  5,722,440  5,341,850  7,941,116
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                                                   As of
                                                                As of December 31,                             March 31, 1998
                                             ---------------------------------------------------------  ----------------------------
                                               1993       1994       1995       1996(5)      1997(6)     Actual(6)   As Adjusted(7)
                                             ---------  ---------  ---------  -----------  -----------  -----------  ---------------
                                                                             (Dollars in thousands)

BALANCE SHEET DATA:
  Working capital..........................  $     621  $     944  $   1,510   $  10,211    $   8,188    $  30,901      $  31,392
  Total assets.............................      6,033      8,782      9,544      17,775       49,921       92,679         93,170
  Long-term debt...........................         72          6         --          65          113       33,758            303
  Total debt...............................      2,831      3,005      3,537         100        8,208       34,061            606
  Stockholders' equity.....................      1,174      1,839      2,362      12,073       25,031       40,311         74,257

                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

(CONTINUED FROM PRIOR PAGE)

(1) Includes the results of operations of Diversified Data Products, Inc. ("DDP") subsequent to its acquisition on May 30, 1996. See Note 3 to the Consolidated Financial Statements.

(2) The data for the year ended December 31, 1997 includes the results of operations of DDP, Imperial Data Supply Corporation ("IDS") subsequent to its acquisition on April 30, 1997, Data Associates, Inc. ("DA") subsequent to its acquisition on July 1, 1997, Force 4 D.P. Supplies, Inc. ("Force 4") subsequent to its acquisition on July 15, 1997, NTI Data Products, Inc. ("NTI") subsequent to its acquisition on October 7, 1997, and Britco, Inc. ("Britco") subsequent to its acquisition on December 5, 1997. TBS Printware Corporation ("TBS") is not included in the statement of operations data, but is included in the balance sheet data due to its acquisition occurring on December 31, 1997. The data for the three months ended March 31, 1998 include the results of operations of DDP, IDS, DA, Force 4, NTI, Britco and TBS and of Minnesota Western/Creative Office Products, Inc. ("MW") subsequent to its acquisition effective January 1, 1998 and the results of operations of Computer Showcase, Inc. ("CS") subsequent to its acquisition effective March 1, 1998. See Note 3 to the Consolidated Financial Statements.

(3) Earnings per share of common stock data has been restated for all periods in accordance with Statement of Financial Accounting Standard ("SFAS") No. 128, Earnings Per Share. See Note 2 to the Consolidated Financial Statements.

(4) Adjusted to give effect to the Stock Split payable April 24, 1998 to stockholders of record on April 10, 1998. See Note 2 to the Consolidated Financial Statements.

(5) The data for December 31, 1996 includes DDP. See Note 3 to the Consolidated Financial Statements.

(6) The data for December 31, 1997 includes DDP, IDS, DA, Force 4, NTI, Britco and TBS. The data for March 31, 1998 includes DDP, IDS, DA, Force 4, NTI, Britco, TBS, MW and CS. See Note 3 to the Consolidated Financial Statements.

(7) Gives pro forma effect to the sale by the Company of 2,100,000 shares of Common Stock pursuant to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transaction had occurred on such date.

                                  RISK FACTORS

    IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THE CAUTIONARY STATEMENTS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS SHOULD BE READ AS ACCOMPANYING FORWARD-LOOKING STATEMENTS INCLUDED HEREIN. THE RISKS DESCRIBED IN THE STATEMENTS SET FORTH BELOW COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

FINANCING FOR ACQUISITIONS; ADDITIONAL DILUTION

    The Company intends to aggressively pursue the acquisition of computer and office automation supply and projection presentation products companies. If acquisitions are funded by the issuance of additional Common Stock, such issuance may be without stockholder approval and will dilute current stockholders and stockholders who purchase shares of Common Stock in the Offering. Stockholders have no preemptive rights and, therefore, no stockholder has the right to acquire additional Common Stock in such a circumstance in order to prevent such dilution. Moreover, the issuance of additional shares of Common Stock may have a negative impact on earnings per share and may negatively impact the market price of the Common Stock.

FINANCING FOR ACQUISITIONS; LEVERAGE

    If acquisitions are consummated involving a cash component, it is likely that the Company will borrow the necessary funds. The Company may become highly leveraged as a result of such borrowing. High leverage could make the Company more vulnerable to extended economic downturns and reduce the Company's ability to respond to changing economic and industry conditions. High leverage could have important adverse consequences to purchasers of the Common Stock, including the impairment of the Company's ability to obtain additional financing needed for working capital, capital expenditures, acquisitions or general corporate purposes.

NEED FOR ADDITIONAL FINANCING TO IMPLEMENT ACQUISITION STRATEGY

    All or substantially all of the net proceeds of the Offering will be used to repay indebtedness of the Company under its $50.0 million credit facility (the "Credit Facility"). See "Use of Proceeds." Therefore, the Company will require additional funds to implement its acquisition strategy. Borrowings under the Company's Credit Facility may be utilized to finance acquisitions, however, such borrowings are subject to the satisfaction of terms and conditions contained in the Credit Facility, including financial covenants and certain restrictions on "permitted acquisitions." Under the Credit Facility, at least 40.0% of the consideration for an acquisition must be Common Stock and certain pro forma indebtedness to earnings ratios must be satisfied in order for an acquisition to be a "permitted acquisition." In addition, the covenants in the Credit Facility limit the Company's ability to obtain debt financing other than pursuant to the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Credit Facility." Accordingly, there can be no assurance that the Company will have borrowing capacity or the ability to raise equity capital sufficient to implement its acquisition strategy.

RESTRICTIONS IMPOSED BY CREDIT FACILITY

    The Company's outstanding indebtedness consists primarily of borrowings under the Credit Facility. The Credit Facility contains covenants that may restrict the Company's operations in the future. The Credit Facility provides, among other things, that the Company will not: (i) change the nature of its business; (ii) acquire the property or assets of any person, other than permitted acquisitions that comply with the financial covenants of the Credit Facility; (iii) incur other indebtedness, except for certain capital leases up to $3.0 million, certain guaranties and certain existing indebtedness; (iv) pay cash dividends or repurchase its capital stock; or (v) violate certain financial covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Facility."

FAILURE TO IMPLEMENT ACQUISITION STRATEGY

    The Company expects competition for acquisitions in major metropolitan markets to increase. No assurance can be given that the Company will be able to identify attractive acquisition candidates, that acquisitions can be completed at reasonable prices or that acquisitions can be completed in a timely manner or at all. A failure to identify and complete acquisitions could have a material adverse effect on the Company's future growth and the market price of its Common Stock. See "Business--Acquisitions."

INTEGRATION OF ACQUISITIONS

    The Company has acquired nine computer and office automation supply companies and two projection presentation products businesses in the past seven years, eight of which occurred between April 1997 and March 1998. The Company intends to continue to actively pursue additional acquisitions. No assurance can be given that the Company will be able to successfully integrate acquisitions with the Company's existing systems and operations without substantial costs, delays or other problems. The integration of acquired businesses may also lead to the resignation of key employees of the acquired companies and diversion of management attention from other ongoing business concerns of the Company. Any or all of these factors could have a material adverse effect on the Company's operating results and financial condition. See "Business--Acquisitions."

RISKS RELATING TO INTERNATIONAL ACQUISITIONS

    Expansion into international markets may involve additional risks relating to such things as currency exchange rates, new and different legal and regulatory requirements, political and economic risks relating to the stability of foreign governments and their trading relationship with the United States, difficulties in staffing and managing foreign operations, differences in financial reporting, differences in the manner in which different cultures do business, operating difficulties and other factors. Although the Company's operations are not currently subject to material risks associated with international operations, the Company intends to expand the size and scope of its international operations, and such risks may be present in the future by virtue of such expansion.

ABILITY TO MANAGE GROWTH

    The Company expects to experience continued rapid growth resulting in new and increased responsibilities for management personnel and increased demands on the Company's operating and financial systems and resources. To effectively manage future growth, the Company will be required to continue to expand its operational, financial and management information systems and to train, motivate and manage its work force. There can be no assurance that the Company's operational, financial and management information systems will be adequate to support the Company's future operations. Failure to expand the Company's operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on the Company's operating results and financial condition. See "Business."

DEPENDENCE ON CERTAIN KEY SUPPLIERS

    Although the Company regularly carries products and accessories manufactured by approximately 500 original equipment manufacturers, 51.9% and 64.0%, respectively, of the Company's net sales for the year ended December 31, 1997 and for the three months ended March 31, 1998, were derived from products supplied by the Company's ten largest suppliers, with the sale of products supplied by Hewlett-Packard, Canon and Lexmark accounting for approximately 14.6%, 12.4% and 7.8% of total net sales, respectively, for the year ended December 31, 1997. In addition, the Company's business is dependent upon terms provided by its key suppliers, including pricing and related provisions, product availability and dealer authorizations. While the Company considers its relationships with its key suppliers, including Hewlett-Packard, Canon and Lexmark, to be good, there can be no assurance that such relationships will continue. In addition, a material change by a key supplier relating to distributors, volume discount schedules or marketing programs applicable to the Company, could have a material adverse effect on the Company's operating results and financial condition. See "Business--Products."

DEPENDENCE ON KEY PERSONNEL

    The Company relies on certain key executives, including its President and other senior management, and has entered into employment agreements that contain non-competition provisions with such key executives. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future. In addition, the success of certain of the Company's acquisitions may depend, in part, on the Company's ability to retain management personnel of the acquired companies. The loss of services of one or more of the Company's key executives could disrupt and have a material adverse effect on the Company's operating results and financial condition.

DEPENDENCE ON COMPUTER SYSTEMS

    The Company's operations depend, to a large extent, on the Company's management information systems ("MIS"). Modifications to the Company's computer systems and application software will be necessary as the Company grows and responds to customer needs, technological developments, electronic commerce requirements and other factors. The Company intends to upgrade its internal accounting and inventory control and distribution software programs during fiscal year 1998 and is expected to cost approximately $2.5 million. Such modifications may cause disruptions in the operations of the Company, delay the schedule for integrating newly acquired companies, or cost more to design, implement or operate than currently budgeted. Any such disruptions, delays or costs could have a material adverse effect on the Company's operating results and financial condition.

    The Company does not currently have redundant computer systems or redundant dedicated communication lines linking its computers to its warehouses. The Company has safeguards against certain events that could interrupt its operations, including back-up power supplies that allow the Company's computer system to function in the event of a power outage, redundant storage of data, off-site storage of back-up data, fire protection, physical security systems and an early warning detection and fire extinguishing system. The failure of the Company's computer or communication systems could have a material adverse effect on the Company's operating results and financial condition.

    The Company is utilizing internal resources and outside consultants to upgrade its software for year 2000 ("Year 2000") compliance. The Company's computer hardware and operating system are already Year 2000 compliant. New software to be acquired in response to the Company's expansion and acquisition program will be Year 2000 compliant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" and "Business--Management Information Systems."

HIGHLY COMPETITIVE INDUSTRY

    The computer and office automation supply industry is highly competitive. The Company competes with major full-service office products distributors, other national and regional computer supply distributors, office products superstores, direct mail order companies, and, to a lesser extent, non-specialized retailers. Certain of the Company's competitors, such as office products superstores and major full-service office products distributors, are larger and have substantially greater financial and other resources and purchasing power than the Company. The Company believes that the computer supply industry will become more consolidated in the future and consequently more competitive. Increased competition may result in greater price discounting which will continue to have a negative impact on the industry's gross margins. See "Business--Competition."

POTENTIAL VOLATILITY OF STOCK PRICE

    Stock prices of growth companies such as the Company may fluctuate widely, often for reasons that are unrelated to the actual operating performance of the particular company. In addition, the market price of the Company's Common Stock is subject to significant fluctuation due to variations in stock market conditions, changes in financial estimates by securities analysts or failures by the Company to meet such estimates, variations in quarterly operating results, general conditions affecting all participants in the computer supply industry, announcements by the Company or its competition, regulatory developments, and economic or other external factors.

NO DIVIDENDS

    The Company has not paid a cash dividend on its Common Stock since its initial public offering and currently expects to retain its future earnings, if any, for use in the operation and expansion of its business. The Company does not anticipate paying any cash dividends in the foreseeable future. In addition, the Credit Facility prohibits the payment of cash dividends.

AVAILABILITY OF COMMON STOCK AND PREFERRED STOCK FOR ISSUANCE

    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of the Company's preferred stock, no par value per share (the "Preferred Stock"), and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights of the Preferred Stock, without any further vote or action by the Company's stockholders. The voting and other rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Company's Board may similarly issue additional shares of Common Stock without any further vote or action by stockholders, under certain circumstances. Such an issuance could occur in the context of another public or private offering of shares of Common Stock or Preferred Stock or in a situation where the Common Stock or Preferred Stock is used to acquire the assets or stock of another company. The issuance of Common Stock or Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes could have the effect of delaying, deferring or preventing a change in control of the Company.

CONTROL OF EXISTING MANAGEMENT AND CERTAIN STOCKHOLDERS

    Directors, executive officers and officers of the subsidiaries of the Company currently beneficially own 4,571,212 shares of Common Stock (including vested stock options but not including shares owned beneficially by LLC) representing approximately 55.5% of the outstanding shares of Common Stock
(representing approximately   % subsequent to the Offering). Consequently,
management is in a position to exert significant influence over material matters relating to the Company's business, including decisions regarding the election of the Company's Board of Directors, the acquisition or disposition of assets (in the ordinary course of the Company's business or otherwise), future issuances of Common Stock or other securities of the Company, and the declaration and payment of dividends on the Common Stock. Management also may be able to delay, make more difficult or prevent any business combination involving the Company. See "Principal Stockholders."

ANTITAKEOVER PROVISIONS

    The Amended and Restated Articles of Incorporation ("Articles") and Amended and Restated Code of Regulations ("Code of Regulations") of the Company contain certain provisions which, among other things, permit the establishment of a "staggered" Board of Directors, limit the personal liability of, and provide indemnification for, the directors of the Company, require that stockholders comply with certain requirements in order to nominate a director or submit a proposal before a meeting of stockholders, limit the ability of stockholders to act by written consent and require a supermajority vote of stockholders in the event that a "related person" (as defined) attempts to engage in a business combination with the Company. The Ohio General Corporation Law (the "OGCL"), which is applicable to the Company, has certain other provisions which may be deemed to have antitakeover effects, including statutes which deal with control share acquisitions, control bids and the disgorgement of trading profits. See "Restrictions on Acquisition of the Company."

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of Common Stock by existing stockholders could adversely affect the prevailing market price of the Common Stock. Upon completion of the
Offering, the Company will have     shares of Common Stock outstanding. All of
the     shares offered hereby will be freely tradeable by persons other than
"affiliates" of the Company, as that term is defined in the Securities Act. Upon the expiration of a lock-up agreement between the Underwriters, certain affiliates of the Company, the Company's officers and directors and an affiliate of FBR, beginning 180 days after the date of the Offering, or earlier if the
Underwriters consent, approximately       additional shares will be eligible for
immediate sale in the public market, subject to compliance with Rule 144 promulgated under the Securities Act. In connection with the acquisitions of computer supply and projection presentation products companies in fiscal year 1997 and through March 31, 1998, the Company issued 2,818,483 shares of Common Stock which were subject to restrictions on resale. Of such amount, 586,662 shares are no longer subject to restrictions, 2,051,553 shares will cease to be subject to such restrictions after October 1, 1998 and the remaining 180,268 shares will not be subject to such restrictions after November 28, 1998. The Company has agreed to register 1,777,820 of such shares and upon the effective date of that registration statement, subsequent to the restrictive periods, those shares will also be freely tradeable. The remaining shares will be eligible for resale pursuant to the provisions of Rule 144. In addition, the
Company presently intends to register an additional     shares of its Common
Stock with the Commission under Rule 415 of the Securities Act, as soon as possible, for use by the Company as all or a portion of the consideration to be paid in future acquisitions. It is anticipated that these shares will be subject to contractual restrictions on resale for up to nine months after their issuance in connection with such acquisitions; thereafter such shares will generally be freely tradeable. If a large number of shares are sold by stockholders in the market after various restrictions on transfer cease, the price of the Common Stock could be adversely affected. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Common Stock offered hereby, after deducting the underwriting discount and estimated offering expenses, are estimated (based on the closing price of the Common Stock of $17.44 on May 22, 1998 as reported on Nasdaq) to be approximately $33.9 million (or approximately $39.2 million, assuming the Underwriters exercise their over-allotment option in full). The Company intends to use the net proceeds to repay all indebtedness outstanding under the Company's Credit Facility. The indebtedness outstanding under the Credit Facility was approximately $33.5 million at March 31, 1998. The indebtedness outstanding under the Credit Facility matures on December 29, 2000 and bears interest at various rates from 7.56% to 8.50% per annum. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Facility." The amounts borrowed under the Credit Facility were used by the Company to fund the Company's acquisitions in fiscal years 1997 and 1998 and for working capital. Any net proceeds not applied to repay indebtedness will be used for general corporate purposes, including working capital. Pending application to repayment of such indebtedness, the net proceeds will be invested in short-term, interest-bearing investment grade securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is listed and trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MCSC." The following table sets forth for the periods indicated the high and low closing sale price for the Common Stock as reported by the Nasdaq National Market. All closing prices have been adjusted for the Stock Split.

                                                              1996                1997                1998
                                                        -----------------   -----------------   -----------------
QUARTER                                                  HIGH       LOW      HIGH       LOW      HIGH       LOW
------------------------------------------------------  -------   -------   -------   -------   -------   -------
First.................................................  $   --    $   --    $ 9 1/8   $ 6 1/8   $17 2/3   $ 8 2/3
Second................................................      --        --      8 1/3     6
Third.................................................      --        --     10         7 7/8
Fourth................................................    6 7/8     5 7/8    10         8 1/2
Year..................................................    6 7/8     5 7/8    10         6

    On May 22, 1998, the last reported sale price of the Common Stock on the
Nasdaq National Market was $17.44. As of May    , 1998, there were approximately
[987] stockholders, of which [102] were holders of record of the Company's Common Stock.

    The declaration of cash dividends is at the discretion of the Board of Directors of the Company, and is currently prohibited by the Company's Credit Facility. No cash dividends on the Common Stock have been declared or paid by the Company since the date of the Company's initial public offering. The Company does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1998, on an actual basis and as adjusted to give effect to the sale of 2,100,000 shares of Common Stock by the Company in the Offering at an assumed price of $17.44 per share (the closing price of the Common Stock on Nasdaq on May 22, 1998) and after deducting the Underwriters' discount and estimated offering expenses. See "Use of Proceeds." The following data should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus. See also "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                            MARCH 31, 1998
                                                                                     ----------------------------
                                                                                        ACTUAL       AS ADJUSTED
                                                                                     -------------  -------------
Short-term debt:
  Current portion of long-term debt................................................  $     302,823  $     302,823(1)
                                                                                     -------------  -------------
Long-term debt.....................................................................     33,757,942        302,942(1)
                                                                                     -------------  -------------
Stockholders' equity:
  Preferred stock, no par value, 5,000,000 shares authorized; none outstanding
    actual; 5,000,000 shares authorized; none outstanding as adjusted..............             --             --
  Common stock, no par value, 30,000,000 shares authorized; 8,123,964 shares issued and outstanding actual; 30,000,000 shares authorized; 10,223,964 shares issued
    and outstanding as adjusted(2).................................................             --             --
Additional paid-in capital.........................................................     33,289,370     67,235,636
Retained earnings..................................................................      7,036,332      7,036,332
Less: Treasury stock...............................................................        (15,000)       (15,000)
                                                                                     -------------  -------------
  Total stockholders' equity.......................................................     40,310,702     74,256,968
                                                                                     -------------  -------------
    Total capitalization...........................................................  $  74,371,467  $  74,862,733
                                                                                     -------------  -------------
                                                                                     -------------  -------------

------------------------

(1) Represents capital lease obligations.

(2) Excludes 1,275,000 shares of Common Stock reserved for future issuance under the Company's stock option plans. See "Management--Employee Benefit Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data set forth below for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants, whose report as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 is included elsewhere in this Prospectus. The selected consolidated financial data set forth below for the three months ended March 31, 1997 and 1998 have been derived from unaudited consolidated financial statements of the Company which, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of those financial statements. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, and accompanying notes thereto, included elsewhere in this Prospectus.

                                                                                                     THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             -----------------------------------------------------  --------------------
                                               1993       1994       1995      1996(1)    1997(2)     1997      1998(2)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..................................  $  29,045  $  35,690  $  43,321  $  63,428  $ 107,487  $  20,226  $  55,164

Cost of sales..............................     23,308     28,250     34,642     52,061     88,190     16,745     42,653
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Gross profit...............................      5,737      7,440      8,679     11,367     19,297      3,481     12,511

Selling, general and administrative
  expenses.................................      5,221      6,219      7,125      8,891     15,441      2,717     10,263

Non-cash compensation expense..............         --         --         --        280         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Operating income...........................        516      1,221      1,554      2,196      3,856        764      2,248

Interest expense...........................       (141)      (204)      (274)      (312)      (180)        (1)      (426)

Other income (expense).....................         12         11         22        (11)        43         12        124
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Income before income
  taxes....................................        387      1,028      1,302      1,873      3,719        775      1,946

Provision for income taxes.................        165        418        509        756      1,507        314        860
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Net income.................................  $     222  $     610  $     793  $   1,117  $   2,212  $     461  $   1,086
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Earnings per share of common stock (basic
  and diluted)(3)(4).......................  $    0.06  $    0.18  $    0.22  $    0.29  $    0.39  $    0.09  $    0.14
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Weighted average number of common shares
  outstanding--basic(3)(4).................  3,534,000  3,480,000  3,582,000  3,798,599  5,671,833  5,307,000  7,779,377
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

Weighted average number of common shares
  outstanding--diluted(3)(4)...............  3,534,000  3,480,000  3,582,000  3,814,139  5,722,440  5,341,850  7,941,116
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                                                  AS OF
                                                               AS OF DECEMBER 31,                             MARCH 31, 1998
                                            ---------------------------------------------------------  ----------------------------
                                              1993       1994       1995       1996(5)      1997(6)     ACTUAL(6)   AS ADJUSTED(7)
                                            ---------  ---------  ---------  -----------  -----------  -----------  ---------------
                                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........................  $     621  $     944  $   1,510   $  10,211    $   8,188    $  30,901      $  31,392
Total assets..............................      6,033      8,782      9,544      17,775       49,921       92,679         93,170
Long-term debt............................         72          6         --          65          113       33,758            303
Total debt................................      2,831      3,005      3,537         100        8,208       34,061            606
Stockholders' equity......................      1,174      1,839      2,632      12,073       25,031       40,311         74,257

                                            (FOOTNOTES APPEAR ON FOLLOWING PAGE)

(CONTINUED FROM PRIOR PAGE)

(1) Includes the results of operations of DDP subsequent to its acquisition on May 30, 1996. See Note 3 to the Consolidated Financial Statements.

(2) The data for the year ended December 31, 1997 includes the results of operations of DDP, IDS subsequent to its acquisition on April 30, 1997, DA subsequent to its acquisition on July 1, 1997, Force 4 subsequent to its acquisition on July 15, 1997, NTI subsequent to its acquisition on October 7, 1997, and Britco subsequent to its acquisition on December 5, 1997. TBS is not included in the statement of operations data, but is included in the balance sheet data due to its acquisition occurring on December 31, 1997. The data for the three months ended March 31, 1998 includes the results of operations of DDP, IDS, DA, Force 4, NTI, Britco and TBS and of MW subsequent to its acquisition effective January 1, 1998 and the results of operations of CS subsequent to its acquisition effective March 1, 1998. See
    Note 3 to the Consolidated Financial Statements.

(3) Earnings per share of common stock data has been restated for all periods in accordance with SFAS No. 128, Earnings Per Share. See Note 2 to the Consolidated Financial Statements.

(4) Adjusted to give effect to the Stock Split payable April 24, 1998 to stockholders of record on April 10, 1998. See Note 2 to the Consolidated Financial Statements.

(5) The data for December 31, 1996 includes DDP. See Note 3 to the Consolidated Financial Statements.

(6) The data for December 31, 1997 includes DDP, IDS, DA, Force 4, NTI, Britco and TBS. The data for March 31, 1998 includes DDP, IDS, DA, Force 4, NTI, Britco, TBS, MW and CS. See Note 3 to the Consolidated Financial Statements.

(7) Gives pro forma effect to the sale by the Company of 2,100,000 shares of Common Stock pursuant to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" as if such transaction had occurred on such date.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The Company is involved in an active acquisition program. During the year ended December 31, 1997, the Company completed acquisitions of IDS, DA, Force 4, NTI, Britco and TBS and, during the three months ended March 31, 1998, completed acquisitions of MW and CS. Each of these transactions were accounted for as purchase business combinations.

    The following unaudited pro forma statement of operations for the year ended December 31, 1997 gives effect to the foregoing business combinations (except for CS, which was not material) as if they had occurred on January 1, 1997. The unaudited pro forma statement of operations is based upon the historical financial statements of the Company and the foregoing acquired entities (except
CS) and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations for the year ended December 31, 1997 has been further adjusted to reflect the effect of the use of proceeds of the Common Stock to be sold in the Offering to repay debt, the majority of which was incurred to finance the foregoing acquisitions. The pro forma data reflects adjustments directly related to the acquisitions, and does not include adjustments that may arise as a consequence of the acquisitions, such as cost savings, improved efficiencies, etc. Therefore, the pro forma data is not necessarily indicative of operating results that would have occurred for the year ended December 31, 1997, or in future periods, had the acquisitions actually occurred on January 1, 1997.

    The Company's consolidated balance sheet at March 31, 1998 reflects the acquisitions closed during fiscal years 1997 and 1998. Further, an unaudited pro forma statement of operations for the three months ended March 31, 1998 is not presented because MW was acquired effective January 1, 1998 and the acquisition of CS was not material.

                       MIAMI COMPUTER SUPPLY CORPORATION
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                                                       AS ADJUSTED
                                   THE       ACQUIRED      ACQUISITION    PRO FORMA      OFFERING        FOR THE
                                 COMPANY    ENTITIES(1)    ADJUSTMENTS     COMBINED   ADJUSTMENTS(6)    OFFERING
                                ----------  -----------   -------------   ----------  --------------   -----------
                                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales.....................  $  107,487   $  102,262   $       --      $  209,749    $       --     $   209,749
                                ----------  -----------   -------------   ----------  --------------   -----------
Cost of sales.................      88,190       78,868           --         167,058            --         167,058
Selling, general and
  administrative expenses.....      15,441       21,215          801(2)       37,457            --          37,457
                                ----------  -----------   -------------   ----------  --------------   -----------
Total operating expenses......     103,631      100,083          801         204,515            --         204,515
                                ----------  -----------   -------------   ----------  --------------   -----------
Operating income..............       3,856        2,179         (801)          5,234            --           5,234
Interest expense..............        (180)        (519)      (1,342)(3)      (2,041)        2,041              --
Other income..................          43          407           --             450            --             450
                                ----------  -----------   -------------   ----------  --------------   -----------
Income before income taxes....       3,719        2,067       (2,143)          3,643         2,041           5,684
Provision for income taxes....       1,507          510         (218)(4)       1,799           827           2,626
                                ----------  -----------   -------------   ----------  --------------   -----------
Net income....................  $    2,212   $    1,557   $   (1,925)     $    1,844    $    1,214     $     3,058
                                ----------  -----------   -------------   ----------  --------------   -----------
                                ----------  -----------   -------------   ----------  --------------   -----------
Earnings per share of common
  stock-basic.................  $     0.39                                $     0.23                   $      0.31
                                ----------                                ----------                   -----------
                                ----------                                ----------                   -----------
Earnings per share of common
  stock-diluted...............  $     0.39                                $     0.23                   $      0.30
                                ----------                                ----------                   -----------
                                ----------                                ----------                   -----------
Average common shares
  outstanding-basic...........   5,671,833                 2,271,885(5)    7,943,718     2,069,608(7)   10,013,326
                                ----------                -------------   ----------  --------------   -----------
                                ----------                -------------   ----------  --------------   -----------
Average common shares
  outstanding-diluted.........   5,722,440                 2,271,885(5)    7,994,325     2,069,608(7)   10,063,933
                                ----------                -------------   ----------  --------------   -----------
                                ----------                -------------   ----------  --------------   -----------

------------------------

(1) Includes the results of operations of the acquired entities from January 1, 1997 to the date of their respective acquisition by the Company. Because TBS and MW were acquired effective December 31, 1997 and January 1, 1998, respectively, amounts related to these two entities are for the year ended December 31, 1997.

(2) Reflects the additional amortization of goodwill arising from the acquisitions over an estimated useful life of 40 years.

(3) Reflects additional interest expense arising from the acquisitions based on the Company's use of its Credit Facility to fund the cash portion of the purchase price of the respective acquisitions at 8.0% per annum.

(4) Adjusts estimated income taxes to reflect the Company's income tax rate of 40.5% on the income of the acquired entities, along with the tax benefit of increased interest expense, at an estimated effective rate of 40.5%. There is no tax benefit for goodwill amortization based upon the tax structure of the acquisitions.

(5) Reflects the impact of the additional shares issued pursuant to the acquisitions and the resultant impact on average common shares outstanding.

(6) Reflects the use of proceeds of the Common Stock covered by the Offering to reduce debt and related interest expense, net of the applicable income taxes.

(7) Adjusts average common shares outstanding for the number of shares, net of related offering expenses, covered by the Offering required to retire the Company's indebtedness on a pro forma basis. The amount of shares issued is based upon the closing price of the Company's Common Stock as quoted on Nasdaq on May 22, 1998. Although pro forma data for the three month period ended March 31, 1998 is not presented, the effect on earnings per share of common stock arising from the planned use of proceeds is not material to the three month period then ended.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF THE COMPANY INCLUDED ELSEWHERE HEREIN. THE FOLLOWING INFORMATION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE CERTAIN RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND EVENTS MAY DIFFER SIGNIFICANTLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

GENERAL

    The Company is a leading distributor of computer and office automation supplies and accessories, projection presentation products and video conferencing equipment throughout the United States and in certain foreign countries. The Company distributes over 1,800 core products primarily to middle market and smaller businesses and, to a lesser extent, to governmental, educational and institutional customers.

    The Company's net sales increased from $29.0 million in fiscal year 1993 to $107.5 million in fiscal year 1997, a compound annual growth rate of 38.8%. Over the same period, earnings per share increased from $0.06 to $0.39, a compound annual growth rate of 59.3%. Net sales and earnings per share were $55.2 million and $0.14, respectively, for the quarter ended March 31, 1998. The Company's growth in sales is due primarily to the acquisition of nine regional computer and office automation supply companies and two projection presentation products companies over the past seven years, eight of which were acquired between April 1997 and March 1998. These eight acquisitions accounted for $19.7 million of the Company's $107.5 million in net sales for the year ended December 31, 1997 and for $33.2 million of the Company's $55.2 million in net sales for the three months ended March 31, 1998.

    The Company, in the normal course of its business, continues to identify, evaluate and hold preliminary discussions with potential acquisition candidates. Except for confidentiality agreements and/or non-binding letters of intent by and between the Company and one or more computer supply or projection presentation products distributors relating to the acquisition of the assets and liabilities, or the stock, of such other distributors which may be entered into from time to time, there are, as of the date of this Prospectus, no definitive agreements, arrangements or understandings between the Company and any other party relating thereto. There can be no assurance that any future acquisition can or will be negotiated or consummated on terms favorable to the Company, or at all.

RESULTS OF OPERATIONS

    The following table presents certain information concerning the Company's results of operations for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.

                                            YEAR ENDED DECEMBER 31,                                THREE MONTHS ENDED MARCH 31,
                   --------------------------------------------------------------------------  -------------------------------------
                             1995                      1996                     1997                     1997               1998
                   ------------------------  ------------------------  ----------------------  ------------------------  -----------
                     AMOUNT       PERCENT      AMOUNT       PERCENT     AMOUNT      PERCENT      AMOUNT       PERCENT      AMOUNT
                   -----------  -----------  -----------  -----------  ---------  -----------  -----------  -----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Net sales........   $  43,321        100.0%   $  63,428        100.0%  $ 107,487       100.0%   $  20,226        100.0%   $  55,164
Cost of sales....      34,642         80.0       52,061         82.1      88,190        82.0       16,745         82.8       42,653
                   -----------       -----   -----------       -----   ---------       -----   -----------       -----   -----------
Gross profit.....       8,679         20.0       11,367         17.9      19,297        18.0        3,481         17.2       12,511
Selling, general
  and
  administrative
  expenses.......       7,125         16.4        8,891         14.0      15,441        14.4        2,717         13.4       10,263
Non-cash
  compensation
  expense........          --           --          280          0.4          --          --           --           --           --
                   -----------       -----   -----------       -----   ---------       -----   -----------       -----   -----------
Operating
  income.........       1,554          3.6        2,196          3.5       3,856         3.6          764          3.8        2,248
Interest
  expense........        (274)        (0.6)        (312)        (0.5)       (180)       (0.2)          (1)          --         (426)
Other income
  (expense)......          22           --          (11)          --          43          --           12           --          124
                   -----------       -----   -----------       -----   ---------       -----   -----------       -----   -----------
Income before
  income taxes...       1,302          3.0        1,873          3.0       3,719         3.4          775          3.8        1,946
Provision for
  income taxes...         509          1.2          756          1.2       1,507         1.4          314          1.5          860
                   -----------       -----   -----------       -----   ---------       -----   -----------       -----   -----------
Net income.......   $     793          1.8%   $   1,117          1.8%  $   2,212         2.0%   $     461          2.3%   $   1,086
                   -----------       -----   -----------       -----   ---------       -----   -----------       -----   -----------
                   -----------       -----   -----------       -----   ---------       -----   -----------       -----   -----------


                     PERCENT
                   -----------

Net sales........       100.0%
Cost of sales....        77.3
                        -----
Gross profit.....        22.7
Selling, general
  and
  administrative
  expenses.......        18.6
Non-cash
  compensation
  expense........          --
                        -----
Operating
  income.........         4.1
Interest
  expense........        (0.8)
Other income
  (expense)......         0.2
                        -----
Income before
  income taxes...         3.5
Provision for
  income taxes...         1.5
                        -----
Net income.......         2.0%
                        -----
                        -----

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO MARCH 31, 1997

    NET SALES. Net sales for the three months ended March 31, 1998 increased by $34.9 million, or 172.7%, to $55.2 million from $20.2 million for the three months ended March 31, 1997. Of the increase, $1.8 million was a result of increased sales to the Company's current customer base and $33.2 million of the increase resulted from the entities acquired in fiscal years 1997 and 1998.

    GROSS PROFIT. Gross profit for the three months ended March 31, 1998 increased by $9.0 million, or 259.4%, to $12.5 million from $3.5 million for the three months ended March 31, 1997. Gross profit as a percentage of net sales for the three months ended March 31, 1998 was 22.7% compared to 17.2% for the three months ended March 31, 1997. The increase in the gross profit percentage was due primarily to the result of the higher margins of MW, which was acquired effective January 1, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the three months ended March 31, 1998 increased by $7.5 million to $10.3 million from $2.7 million for the three months ended March 31, 1997. The majority of the increase resulted from the eight acquisitions the Company has completed since March 31, 1997. As a percentage of net sales, selling, general and administrative expenses were 18.6% for the three months ended March 31, 1998 compared to 13.4% for the three months ended March 31, 1997. This increase as a percentage of sales results primarily from the results of MW, which has a higher selling, general and administrative expense percentage, while maintaining a higher gross profit percentage.

    OPERATING INCOME. Operating income for the three months ended March 31, 1998 increased by $1.5 million to $2.2 million from $0.8 million for the three months ended March 31, 1997 for the reasons stated above. Operating margin increased to 4.1% in 1998 compared to 3.8% in 1997.

    INTEREST EXPENSE. Interest expense for the three months ended March 31, 1998 increased by $425,409 to $426,280 from $871 for the three months ended March 31, 1997, due primarily to the increased level of indebtedness during 1998, in order to fund business combinations and growth in working capital. See "--Credit Facility."

    PROVISION FOR INCOME TAXES. The provision for income taxes for the three months ended March 31, 1998 increased $546,168 to $860,000 from $313,832 for the three months ended March 31, 1997. The Company's effective tax rate was 44.2% for the three months ended March 31, 1998 and 40.5% for the three months ended March 31, 1997. Increased amortization of goodwill, most of which is not deductible for tax purposes, was the reason for the higher tax rate during the 1998 quarter.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    NET SALES. Net sales for the year ended December 31, 1997 increased by $44.1 million, or 69.5%, to $107.5 million from $63.4 million for the year ended December 31, 1996. Of this net sales increase, 44.0% was attributable to the Company's acquisitions in fiscal year 1997, 35.3% was attributable to the Company's acquisition of DDP in May 1996 and the remaining 20.7% increase was primarily a result of increased sales penetration, product offerings to existing customers and expanding the sales force.

    GROSS PROFIT. Gross profit for the year ended December 31, 1997 increased by $7.9 million, or 69.8%, to $19.3 million from $11.4 million for the year ended December 31, 1996. Gross profit as a percentage of net sales for the year ended December 31, 1997 was 18.0% compared to 17.9% for the year ended December 31, 1996. Margins improved in 1997 as a result of the Company's acquisition program. Even though DDP has lower margins than the other businesses of the Company, the improvements in margin were offset by a full year of DDP's operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended December 31, 1997 increased by $6.5 million, or 73.7%, to $15.4 million from $8.9 million for the year ended December 31, 1996. Approximately 54.3% of this increase was due to the acquisitions in fiscal year 1997, 13.0% of this increase was due to the acquisition of DDP in May 1996 and approximately 32.7% of this increase was due to increased salary, bonus, commission and rent expenses. As a percentage of net sales, selling, general and administrative expenses were 14.4% for the year ended December 31, 1997 compared to 14.0% for the year ended December 31, 1996. The 0.4% increase was due primarily to increased selling, general and administrative expenses resulting from the acquired entities.

    OPERATING INCOME. Operating income for the year ended December 31, 1997 was $3.9 million as compared to $2.2 million for the year ended December 31, 1996, an increase of $1.7 million, or 75.6%. This increase was primarily due to increased sales volume and the acquisitions that the Company completed in fiscal year 1997.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 1997 decreased $131,954 to $180,373 from $312,327 for the year ended December 31, 1996, due primarily to the decreased level of average indebtedness in fiscal year 1997, made possible from the Company's sale of stock through the Company's initial public offering in November 1996. See "--Credit Facility."

    PROVISION FOR INCOME TAXES. Provision for income taxes for the year ended December 31, 1997 increased by $751,327 to $1,507,020 from $755,693 for the year ended December 31, 1996. The Company's effective tax rate was 40.5% for the year ended December 31, 1997 compared to 40.3% for the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales for the year ended December 31, 1996 increased by $20.1 million, or 46.4%, to $63.4 million from $43.3 million for the year ended December 31, 1995. Of this net sales increase, 64.6% was attributable to the Company's acquisition of DDP in May 1996, while 5.2% of the increase was primarily a result of increased sales of projection presentation products. The remaining increase was primarily a result of increased sales penetration and product offerings to existing customers. DDP's sales for the three months ended December 31, 1996 were higher than normal due to several one time sales transactions totaling $1.7 million.

    GROSS PROFIT. Gross profit for the year ended December 31, 1996 increased by $2.7 million, or 31.0%, to $11.4 million from $8.7 million for the year ended December 31, 1995. Gross profit as a percentage of net sales for the year ended December 31, 1996 was 17.9% compared to 20.0% for the year ended December 31, 1995. The decrease in the gross profit percentage was due primarily to the acquisition of DDP which has lower operating gross margins, primarily due to DDP's sales to other computer supply dealers and export business.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the year ended December 31, 1996 increased by $1.8 million, or 24.8%, to $8.9 million from $7.1 million for the year ended December 31, 1995. Approximately 38.5% of this increase was due to increased salary, bonus and profit sharing expenses and approximately 20.9% was due to increased commissions expense resulting from the Company's increased sales volume. As a percentage of net sales, selling, general and administrative expenses were 14.0% for the year ended December 31, 1996 compared to 16.4% for the year ended December 31, 1995. The decrease as a percentage of sales relates to spreading the fixed portion of these costs over a larger sales base.

    NON-CASH COMPENSATION EXPENSE. Non-cash compensation expense for the year ended December 31, 1996 was $0.3 million. This compensation expense related to stock awards granted to the three selling stockholders of DDP. See Note 10 to the Consolidated Financial Statements.

    OPERATING INCOME. Operating income for the year ended December 31, 1996 was $2.2 million as compared to $1.6 million for the year ended December 31, 1995, an increase of $0.6 million or 41.3%. This increase was primarily due to increased sales volume, the acquisition of DDP and improved operating efficiencies.

    INTEREST EXPENSE. Interest expense for the year ended December 31, 1996 increased $38,250 to $312,327 from $274,077 for the year ended December 31, 1995. This increase was due primarily to the higher level of indebtedness during fiscal year 1996. See "--Credit Facility."

    PROVISION FOR INCOME TAXES. Provision for income taxes for the year ended December 31, 1996 increased by $0.2 million to $0.8 million from $0.5 million for the year ended December 31, 1995. The Company's effective tax rate was 40.3% for the year ended December 31, 1996 compared to 39.1% for the year ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash flows used in operating activities totaled $4.0 million for the first three months of fiscal year 1998 compared to $1.4 million used by operating activities during the first three months of fiscal year 1997. The change in net cash flows from operating activities in the first three months of fiscal year 1998, compared to the first three months of fiscal year 1997, was due primarily to an increase in accounts receivable and inventories and a reduction of trade accounts payable. Working capital approximated $30.9 million at March 31, 1998 and $8.2 million at December 31, 1997 because the Company's new borrowing arrangements do not require repayment of the debt until December 29, 2000.

    Net cash used in investing activities was $14.5 million for the three months ended March 31, 1998 versus $0.1 million for the three months ended March 31, 1997. The net cash used in investing activities primarily reflected the acquisitions completed during the quarter. Net cash provided by financing activities totaled $17.7 million for the three months ended March 31, 1998 compared with $0.8 million for the three months ended March 31, 1997. This increase was due primarily to increased borrowing levels.

    Net cash flows used in operating activities were $0.3 million and $1.3 million for the years ended December 31, 1997 and 1996, respectively. For the year ended December 31, 1995, net cash flows used by operating activities were $0.1 million. Cash flows used in operations in fiscal years 1997 and 1996 related to the Company's expansion and the resultant increases in receivables and inventories. Working capital amounted to $8.2 million at December 31, 1997 compared to $10.2 million at December 31, 1996; the Company's use of a short term line of credit for acquisitions was the primary reason for this decline.

    Capital expenditures for the three months ended March 31, 1998 of $0.6 million and capital expenditures for the year ended December 31, 1997 of $0.6 million were used primarily to upgrade and enhance computer systems.

    For fiscal year 1998, the Company expects capital expenditures of approximately $2.5 million to be used for upgrading and enhancing the Company's MIS. Actual capital expenditures for fiscal year 1998 may be greater than budgeted amounts depending on the level of acquisition activity and other factors.

    The Company believes that its cash on hand and borrowing capacity under the Credit Facility will be sufficient to fund its ongoing operations and budgeted capital expenditures for the next twelve months, although actual capital needs may change, particularly in connection with acquisitions which the Company may make in the future. The Company's long-term requirements, including capital expenditures and acquisitions, are expected to be financed by a combination of internally generated funds, additional borrowings and other sources of external financing (including possible public or private debt or equity offerings) as needed.

CREDIT FACILITY

    During 1997, the Company's outstanding indebtedness consisted primarily of borrowings under a $15.0 million secured term and revolving credit facility provided by National City Bank, Dayton, Ohio (the "Bank").

    On January 8, 1998, the Company entered into a new credit facility with the Bank, Key Corporate Capital, Inc. and PNC Bank, N.A. for a secured general revolving line of credit of $50.0 million. Loans under the Credit Facility may be incurred by the Company from time to time to finance "permitted acquisitions" and may be made at the Bank's prime rate (as defined) or at the defined published eurodollar rate plus a "eurodollar margin" that ranges from 150 to 225 basis points based on certain indebtedness ratios of the Company. Borrowings under the Credit Facility are secured by substantially all of the assets and property of the Company and its subsidiaries, including accounts receivable, equipment and inventory. The loan commitment terminates on the earlier of the maturity date (December 29, 2000) or the date on which a "change in control" (as defined) of the Company occurs. The Company may voluntarily prepay any advance without penalty or premium at any time or from time to time.

    The Credit Facility contains restrictive covenants which may have an adverse effect on the Company's operations in the future. The Company has covenanted that, among other things, it will not: (i) change the nature of its business;
(ii) liquidate or dissolve its affairs, merge, consolidate or acquire the property or assets of any person, other than permitted acquisitions that comply with the financial covenants of the Credit Facility, certain intercompany mergers, permitted investments, permitted dispositions, certain capital expenditures and leases; (iii) permit the incurrence of any lien on the Company's property and assets; (iv) incur other indebtedness, except for certain capital leases up to $3.0 million, certain guaranties and existing indebtedness;
(v) pay cash dividends or repurchase its capital stock; (vi) violate certain financial covenants; or (vii) engage in certain other transactions.

INFLATION

    Certain of the Company's product offerings, particularly paper products, have been and are expected to continue to be subject to significant price fluctuations due to inflationary and other market conditions. The Company is generally able to pass such increased costs on to its customers through price increases, although the Company may not be able to adjust its prices immediately. In general, the Company does not believe that inflation has had a material effect on its results of operations in recent years.

YEAR 2000

    The Company is aware of the issues associated with the programming code in existing computer systems as the millennium approaches. The Year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

    The Company is utilizing internal resources and outside consultants to upgrade the Company's software for Year 2000 compliance. The Company's AS/400 hardware and operating system are already compliant. The Company is in the process of selecting and installing new software in response to the Company's expansion and acquisition program which will be Year 2000 compliant.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (the "Statement") which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. The Statement also establishes standards for related disclosures about products and services, geographic area and major customers. The Statement requires that enterprises report financial and descriptive information about its reportable operating segments for annual periods beginning after December 15, 1997. The Company is currently assessing the effects of SFAS No. 131 but does not expect the standard to have a significant impact on the Company's financial condition or results of operations.

                                    BUSINESS

OVERVIEW

    The Company is a leading distributor of computer and office automation supplies and accessories, projection presentation products and video conferencing equipment throughout the United States and in certain foreign countries. The Company distributes over 1,800 core products to approximately 25,000 customers comprised primarily of small to medium-size businesses and, to a lesser extent, governmental, educational and institutional customers.

    The Company sells primarily nationally-known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Canon, Lexmark, and Imation for computer and office automation supplies; Sharp, Epson and Proxima for projection presentation products; and the Intel Team Station for video conferencing products. The Company's products include consumable supplies such as laser toner, copier toner, facsimile machine supplies, ink jet cartridges, printer ribbons, diskettes, computer tape cartridges and accessories, paper, computer projection presentation hardware and video conferencing hardware and software. The Company's products are used in, or in conjunction with, a broad range of computer and office automation products such as mainframe, mini, personal, laptop and LAN computers, laser and ink jet printers, photocopiers, fax machines and data storage products.

    The Company sells its products primarily through its 215 person direct sales force, as opposed to through catalogue sales or retail outlets as is common in its industry. The Company compensates its sales force primarily on a commission basis, based on a percentage of the gross margin generated for the Company. This compensation system provides the opportunity for individual sales representatives to earn substantial incomes and has allowed the Company to attract a highly professional and driven sales force. The direct sales force model allows the Company to offer a high level of customer service to its customer base, including detailed product advice, post-sale support and customized account histories and billing. The Company's typical customers are small to medium size corporate end-users that rely on distributors, such as the Company, to provide a high level of value-added service. No single customer accounted for more than 6.4% of the Company's fiscal year 1997 net sales or 1.8% of net sales for the quarter ended March 31, 1998.

    The Company's net sales increased from $29.0 million in fiscal year 1993 to $107.5 million in fiscal year 1997, a compound annual growth rate of 38.8%. Over the same period, earnings per share increased from $0.06 to $0.39, a compound annual growth rate of 59.7%. Net sales and earnings per share were $55.2 million and $0.14, respectively, for the quarter ended March 31, 1998. The Company's growth in net as resulted from to a combination of strong internal growth and the successful completion of numerous accretive acquisitions.

    Internal sales growth has primarily resulted from the high level of customer service that the Company attributes to its experienced, knowledgeable and motivated sales force and to the Company's automated procedures that facilitate the fulfillment of customer orders accurately and on an overnight basis. The Company's internal growth has also been supported by recruitment of sales personnel in new geographic markets.

    Since 1991, the Company has acquired nine regional computer and office automation supply companies and two projection presentation products companies, eight of which were acquired between April 1997 and March 1998. These eight acquisitions accounted for $19.7 million of the Company's $107.5 million in net sales for the year ended December 31, 1997 and for $33.2 million of the Company's $55.2 million in net sales for the three months ended March 31, 1998.

    The Company believes it is currently the largest independent computer and office automation supply and projection presentation products distributor in the United States and the only company currently focusing on acquiring companies exclusively in this industry. The Company intends to continue to increase net sales through the acquisition of other computer and office automation supply and projection presentation products companies, by continuing to offer exceptional customer service and by expanding into new geographic markets.

THE COMPUTER SUPPLY AND PRESENTATION PRODUCTS INDUSTRY

    The Company estimates that in 1997 the retail computer and office automation supply market in the United States totaled approximately $28.4 billion. Industry sources estimate that the U.S. market for computer and office automation supplies will grow at a compound annual rate of approximately 6.0% to 8.0% over the next two years. The Company believes that the current size and growth potential of the industry are attributable to: (i) increasing automation of the workplace as evidenced by the widespread use of PCs and computer networks, (ii) a decline in the unit prices of computer hardware and peripherals making them more affordable to small and medium-size businesses and to individuals, and
(iii) the advent and growth of high quality printers that require more consumable supplies than older, less sophisticated printers.

    In recent years, printer manufacturers have lowered prices in order to establish a large installed base. The Company believes that the greater availability of affordable printers will further increase the demand for consumable computer supplies. Industry sources indicate that a customer that purchases a printer may spend, over the life of the printer, twice as much on consumable goods as the cost of the printer.

    Industry sources estimate that the retail market for projection presentation products was approximately $1.0 billion in 1997 and is expected to grow at a rate of approximately 30.0% in 1998. The Company believes industry growth is currently driven by improved business presentation and graphics software that results in increased use of projection presentation hardware. While advances in technology continue to result in lower prices in this market, projection presentation products are priced at retail in the range of $2,500 to $30,000 and currently provide for gross margins higher than other products sold by the Company.

    The Company believes that the computer and office automation supply segment of its business is not generally subject to the risk of rapid technological advance and product obsolescence associated with the computer hardware or office equipment industries. In general, the demand for computer and office automation supplies is not dependent on new computer hardware or office equipment sales in any particular year, but rather reflects the installed base of equipment already in use. As a result, the consumable needs for any particular computer or office equipment will generally continue for an extended period of time, even after the manufacture of the particular computer or office equipment has been discontinued. Nevertheless, the Company attempts to insulate itself from the risk of technological obsolescence faced by original equipment manufacturers by
(i) distributing a wide range of brand-name products, (ii) carrying primarily consumable supplies for computer or office equipment that the Company believes has a substantial installed base, and (iii) entering into agreements with major suppliers that allow the Company to return slow-moving inventory. See "--Inventory Management."

    The Company believes that the role of distributors in the computer and office automation supply and projection presentation products industry has increased in importance in recent years as demand for these products has increased dramatically and the number of products to choose from and the issues of compatibility of products have proliferated. The Company serves the needs of customers through its knowledgeable sales and customer service personnel and timely and accurate order fulfillment.

THE COMPANY'S MARKET

    While the Company operates in all business segments of the computer and office automation supply and projection presentation products distribution industry, its primary market is small and medium-size businesses and, to a lesser extent, large businesses, governments and institutions.

    The small business segment consists of businesses having 50 or fewer white-collar employees. This segment has traditionally been served by small independent retailers located in close proximity to the customer and that sell generally at manufacturers' suggested list prices. More recently, the segment has been targeted by the retail office products superstores and direct mail order companies that seek large market share by offering lower prices and a wide product selection.

    The medium-size business segment consists of a broad range of product users having 50 to 500 white-collar employees. This segment historically has been serviced by traditional contract stationers and full-service office products distributors, and to a lesser extent by small local retailers and direct mail order companies. The Company believes that such competitors do not provide all of the services that small and medium size businesses need or desire, such as customized account histories, customized billing, customized packing and shipping, and the technical expertise of a knowledgeable sales force. The Company provides these services to customers in the normal course of its business.

    The large business segment of the market consists of businesses, governments and institutions having more than 500 white-collar employees. This segment historically has been served by traditional contract stationers and full service office products distributors. These customers, many of whom have multiple locations, seek competitively priced products, a high level of value-added service, account relationship management and other information services. Although many of these organizations have a centralized purchasing function for office and computer supplies, the Company has found through experience that certain purchasing authority is decentralized. As a result, the Company's sales force attempts to visit not only the central purchasing manager, but also the computer network manager, the PC coordinator, the facilities manager and the office manager at such businesses, each of whom may have different computer supply needs and purchasing or budgetary authority.

    Historically, the corporate computer supply and office automation distribution segment has consisted of numerous contract stationers and computer supply companies, most of which operate in only one metropolitan area and have annual sales of less than $15.0 million. However, the computer and office automation and projection presentation products distribution industry is rapidly consolidating and the Company believes that many small companies will be unable to effectively compete, will be acquired by larger companies or will be closed. Based upon annual sales, the Company believes it is the largest independent computer and office automation and projection presentation products distribution company in the United States.

BUSINESS STRATEGY

    The Company's objective is to enhance its position as a leading distributor of computer and office automation supplies and projection presentation products, and to continue to increase net sales and net income through effective implementation of its operating and growth strategies.

    OPERATING STRATEGIES

    - PROVIDE SUPERIOR CUSTOMER SERVICE. Customer service is at the core of the Company's operating philosophy. The Company provides its customers with high quality service and support through: its knowledgeable and motivated sales force, database and software capabilities that allow sales personnel real-time access to account histories and product pricing information, accurate and efficient delivery programs that fulfill most orders on an overnight basis, and effective post-sale service and product return programs.

    - OFFER BROAD PRODUCT SELECTION AT COMPETITIVE PRICES. The Company distributes over 23,500 different computer and office automation supplies and related products at competitive price points. The Company maintains a wide selection of name-brand products in stock to be shipped on a same day basis and delivered overnight.

    - CAPITALIZE ON INDUSTRY FOCUS. The Company has focused solely on the computer supply and office automation and projection presentation products industry and believes it has grown to be the largest such independent company in the industry. The Company believes its industry specialization provides an advantage over many of the Company's competitors, who are either substantially smaller businesses or who serve multiple or broader markets. The Company's niche focus allows the Company to effectively evaluate industry trends and opportunities, provide specialized customer service, establish and maintain advantageous vendor relationships and evaluate and capitalize on acquisition opportunities.

    - DEVELOP AND MAINTAIN STRONG VENDOR RELATIONSHIPS. The Company's size and position in the industry permit it to negotiate attractive pricing and volume discounts from vendors. These discounts enable the Company to maintain its gross margin and also give the Company a competitive advantage, since such discounts are generally unavailable to smaller competitors. The Company believes that continued growth will strengthen its vendor relationships.

    - INCREASE PROFITABILITY THROUGH WELL MANAGED GROWTH. The Company has successfully completed eleven acquisitions and generated substantial internal growth while concurrently achieving increases in earnings per share. The Company's success has resulted from the careful selection and management of acquisitions, effective selling strategies and effective management of operating costs.

    - UTILIZE TECHNOLOGY TO IMPROVE OPERATIONS. The Company has continuously upgraded its MIS and telecommunications systems to support its growth and expansion. The Company anticipates that it will install new financial, inventory control and distribution software in fiscal year 1998.

    GROWTH STRATEGIES

    - PURSUE COMPLEMENTARY, ACCRETIVE ACQUISITIONS. The Company believes that the domestic and certain foreign computer supply and projection presentation markets are highly fragmented and consist primarily of relatively smaller companies that sell within limited geographical areas. The Company believes that a significant consolidation opportunity exists and the Company intends to continue its aggressive program of consummating accretive acquisitions with companies in this industry.

    - INCREASE SALES TO EXISTING CUSTOMERS. The Company intends to increase sales to existing customers by emphasizing vertical marketing, cross-selling and add-on sales in order to increase the average order size. This effort will be supported by providing sales personnel with additional information about customer needs, customer purchasing patterns and product pricing options at the time of the sales call through the use of the Company's MIS.

    - INCREASE REVENUES THROUGH SALES TO NEW CUSTOMERS IN EXPANDED GEOGRAPHIC MARKETS. The Company intends to develop relationships with new customers in geographic locations not currently served by the Company by increasing the size of its sales force and by providing its sales representatives with greater training, support and sales leads relevant to the opening of new customer accounts.

ACQUISITIONS

    Since fiscal year 1991, the Company has acquired nine regional computer and office automation supply companies and two projection presentation products companies, eight of which were acquired between April 1997 and March 1998.

    The following table sets forth certain information concerning the businesses acquired by the Company since inception:

                                                                        APPROXIMATE NET SALES
                                                                       OF ACQUIRED BUSINESS IN
                                                                        FISCAL YEAR PRIOR TO         PRIMARY
          NAME OF BUSINESS ACQUIRED             DATE OF ACQUISITION     ACQUISITION ($000)(1)    GEOGRAPHIC AREA
---------------------------------------------  ----------------------  -----------------------  -----------------
Datron Computer Products, Inc................  May 1, 1993                    $   2,500         Northeast U.S.

Paper Rolls and Computer Supplies, Inc.......  July 1, 1994                       3,200         Midwest U.S.

Diversified Data Products, Inc...............  May 30, 1996                      13,300         Midwest U.S.

Imperial Data Supply Corporation.............  April 30, 1997                     6,400         Northwest U.S.

Data Associates, Inc.........................  July 1, 1997                       5,900         Southeast U.S.

Force 4 D.P. Supplies, Inc...................  July 15, 1997                     11,400         Northwest U.S.

NTI Data Products, Inc.......................  October 7, 1997                    5,600         Northeast U.S.

Britco, Inc..................................  December 5, 1997                  15,700         Southwest U.S.

TBS Printware Corporation....................  December 31, 1997                 21,800         Western U.S.

Minnesota Western/Creative Office Products,
  Inc........................................  January 15, 1998                  49,300         Western U.S.

Computer Showcase, Inc.......................  March 3, 1998                      6,000         Southeast U.S.

------------------------

(1) The information presented is solely for the purposes of illustrating the relative size of the companies acquired and (except for Britco and TBS) is based on the unaudited financial statements of such companies.

    The Company intends to continue to implement its aggressive strategy of acquiring computer supply and office automation and projection presentation products companies. The typical acquisition candidate of the Company has a middle-market corporate end-user customer base in a major metropolitan area and sales of between $5.0 and $75.0 million. Management believes that attractive acquisition opportunities exist due to the need of these companies to affiliate with larger organizations in order to remain competitive. The Company's broad supplier relationships, cross-selling opportunities, expanded product line and in-house technical support enable such companies to realize additional net sales and higher gross margins after the acquisition.

    Although other larger, better-financed companies are currently engaged in the rapid consolidation of the office supply industry, and to a lesser extent, of computer supply distributors, the Company believes that it can continue to effectively compete for acquisitions it its market. The Company believes its competitive advantages are related to the Company's existing relationships with many of its potential acquisition targets, the Company's ability to offer such targets growth potential and operating support, and an acquisition philosophy that is attractive to acquisition candidates. The acquisition philosophy of the Company is to retain management and the sales force of the target and not to undertake employee terminations or compensation adjustments. The Company also provides its sales representatives with significant autonomy. The Company believes that it is the only company currently focusing on acquiring exclusively computer and office automation supply and projection presentation products distribution companies.

    The Company's acquisitions are typically funded with a combination of cash and Common Stock. The cash portion of the purchase consideration is generally borrowed by the Company under the Credit Facility, or, to a lesser extent, generated from operations. The Company intends to file a registration statement
with the Commission as soon as practicable to register up to       shares of
Common Stock for use in future acquisitions. See "Risk Factors--Financing for Acquisitions; Additional Dilution," "-- Financing for Acquisitions--Leverage" and "--Need for Additional Financing to Implement Acquisition Strategy" for additional information relating to the financing of such acquisitions.

    The Company, in the normal course of its business, continues to identify, evaluate and hold preliminary discussions with potential acquisition candidates. Except for confidentiality agreements and/or non-binding letters of intent by and between the Company and one or more computer supply or projection presentation products distributors relating to the acquisition of the assets and liabilities, or the stock, of such other distributors which may be entered into from time to time, there are, as of the date of this Prospectus, no definitive agreements, arrangements or understandings between the Company and any other party relating thereto. There can be no assurance that any future acquisition can or will be negotiated or consummated on terms favorable to the Company, or at all.

PRODUCTS

    The Company distributes an aggregate of over 23,500 computer and office automation supplies and related products and more than 1,800 core products out of inventory. The Company regularly updates its product line to reflect advances in technology and to avoid product obsolescence. The Company's major product categories may generally be classified as follows:

    NON-IMPACT PRINTER SUPPLIES. Non-impact printer supplies include toner cartridges, ink jet cartridges, optical photo conductor kits and copier and fax supplies. Non-impact printers, such as laser printers, copiers and fax machines, are rapidly growing in popularity and have a wide range of applications. Sales of non-impact printer supplies accounted for approximately 55.8% and 36.0%, respectively, of the Company's total net sales for its fiscal year 1997 and for the three months ended March 31, 1998.

    IMPACT PRINTER SUPPLIES. Impact printer supplies include printwheels, ribbons, elements, fonts and other consumable supplies used in impact printers, ranging from electronic typewriters to high speed dot matrix printers. While new technology is moving toward non-impact printing, a substantial installed base of impact printers still exists and requires consumable computer supplies. Sales of impact printer supplies accounted for approximately 6.6% and 4.4%, respectively, of the Company's total net sales for its fiscal year 1997 and for the three months ended March 31, 1998.

    MAGNETIC MEDIA PRODUCTS. Magnetic media products include computer tapes, data cartridges, diskettes, optical disks, recordable compact disks and other products which store or record computer information. These products are used in a variety of computers ranging from notebook and personal computers to large mainframe computer systems. Sales of magnetic media products accounted for approximately 11.0% and 8.8%, respectively, of the Company's total net sales for its fiscal year 1997 and for the three months ended March 31, 1998.

    PROJECTION PRESENTATION PRODUCTS. Projection presentation products sold by the Company include overhead projectors, LCD projection panels, LCD portable projectors, laser pointers, projection screens and other projection presentation accessories. Projection presentation products permit the large-scale, high resolution projection of computer generated slides for presentations to multi-person meetings. Sales of projection presentation products accounted for approximately 8.0% and 28.9%, respectively, of the Company's total net sales for its fiscal year 1997 and for the three months ended March 31, 1998.

    ACCESSORIES AND OTHER PRODUCTS. Accessories sold by the Company include cleaning supplies, hardware peripherals, disk and data cartridge storage, point of sale and bar code supplies, racks, surge protection devices and workstation accessories. The Company also sells a limited number of other products such as paper, transparencies, banking supplies and selected business machines. Sales of accessories and other products accounted for approximately 18.6% and 21.9%, respectively, of the Company's total net sales for its fiscal year 1997 and for the three months ended March 31, 1998.

SUPPLIERS

    The Company's computer supply and office automation products are manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Canon, Lexmark and Imation. The Company's projection presentation products are manufactured by three major original equipment manufacturers, Sharp, Epson and Proxima. Approximately 51.9% and 64.0%, respectively, of the Company's total net sales were derived from products supplied by the Company's ten largest original equipment manufacturers for its fiscal year 1997 and for the three months ended March 31, 1998. The sales of products supplied by Hewlett-Packard, Canon and Lexmark accounted for approximately 14.6%, 12.4% and 7.8%, respectively, of total net sales for fiscal year 1997.

    The Company has entered into written distribution agreements with a majority of the major suppliers of the products it distributes including Hewlett-Packard, Lexmark, Imation, Sharp, Epson and Proxima. As is customary in the industry, these agreements generally provide non-exclusive distribution rights, have one year renewable terms, are terminable by either party at any time (with or without cause) and require notice of certain events such as a change in control of the Company. The Company considers its relationship with its major suppliers to be good and has recently renewed its direct purchasing agreements with Hewlett-Packard and several other suppliers. The Company is also discussing expanded direct purchasing arrangements with several major suppliers that would provide the Company with a broader product line and increased customer base. There can be no assurance, however, that a material change in the Company's relationship with one or more of its major suppliers will not occur and if it does occur, that it will not have a material adverse effect on the Company's business. See "Risk Factors--Dependence on Certain Key Suppliers."

    Certain of the Company's major suppliers offer rebate programs under which, subject to the Company purchasing certain predetermined amounts of product, the Company receives rebates of the dollar volume of total rebate program purchases. The Company also takes advantage of several other programs offered by substantially all of its suppliers. These programs include price protection plans under which the Company receives credits against future purchases if the supplier lowers prices on previously purchased inventory and stock rotation, or stock balancing privileges, under which the Company can return slow moving inventory in exchange for other products.

    Although the Company purchases most of its products directly from authorized U.S. manufacturers, the Company also purchases products from foreign and other domestic sources, such as wholesalers and selected dealers. Approximately 41.6% and 17.1%, respectively, of the Company's total net sales were derived from the sale of products purchased from sources other than the direct manufacturer for its fiscal year 1997 and for the three months ended March 31, 1998. The Company purchases products from these sources to maintain its gross margin and provide its customers with competitive prices. To avoid purchasing imported and secondary sourced products produced by unauthorized manufacturers, the Company has established various procedures to identify unauthorized products. There can be no assurance, however, that the Company will be completely successful in such efforts or that such imported and secondary source products will continue to be available.

SALES AND MARKETING

    The Company sells its products to approximately 25,000 small and medium-size companies, government and institutional customers, and, to a lesser extent, computer supply dealers. The Company's typical customer is a small or medium size corporate end-user who relies on distributors, such as the Company, that provide a high level of value-added service. No single customer accounted for more than 6.4% or

1.8%, respectively, of the Company's sales for its fiscal year 1997 and for the three months ended March 31, 1998. The Company's international sales accounted for approximately 3.0% and 1.1%, respectively, of the Company's total net sales for its fiscal year 1997 and for the three months ended March 31, 1998.

    The Company's sales force provides national sales coverage and, as of March 31, 1998, consisted of 215 full-time sales representatives that work out of the Company's headquarters in Dayton, Ohio and from its 48 other sales offices, located in numerous geographic locations throughout the United States. The Company relies on its direct sales force to initiate sales contacts, follow up on leads provided by manufacturers and to engage in face-to-face contact with its customers to solicit orders and provide service. The Company also employs a telemarketing staff which focuses on federal government and other corporate customers.

    The Company's sales representatives have the ability to quote a competitive price to the customer within a range that maintains an acceptable margin for the Company. In addition, the sales force works with the Company's customers to simplify and reduce the cost of the product procurement process by providing customized facsimile order forms, EDI processing and customized billing and shipping.

    The Company believes that its ability to maintain and grow its customer and net sales base will depend, in part, on its ability to maintain a high level of customer satisfaction, as well as competitive prices. The Company believes that its customers typically purchase computer supply and office automation products based on an established long-term business relationship with their primary suppliers. The Company establishes and maintains its relationships with customers by assigning a sales and an in-house customer service representative to most customers. Sales representatives have frequent contact with their customers and are responsible for increasing account penetration and providing customer service. Sales representatives also are responsible for marketing efforts directed to prospective customers and for responding to all bid and/or contract requests for their existing and prospective customers. Sales representatives are compensated almost exclusively on a commission basis based on the gross margin of the sales consummated and also receive Company benefits such as incentive recognition trips if quotas are met. This compensation system provides the opportunity for individual sales representatives to earn substantial incomes and has allowed the Company to attract a highly professional and driven sales force. The direct sales force model allows the Company to offer a high level of customer service to its customer base, including detailed product advice, post-sale support and customized account histories and billing. In order to maintain relationships, the Company ensures its sales force is highly knowledgeable about its products through the use of training programs and cross promotion. The Company also endeavors to locate and supply "difficult to find" items for its customers and to provide post-sale technical support. The Company believes that its personalized marketing strategy offers it a competitive advantage in responding to the needs of each customer.

    In order to ensure that the sales force is performing to its potential, the Company and each individual salesperson annually reviews and sets sales goals. The Company regularly monitors the performance of its sales staff by reviewing sales and margin profitability. The Company pre-screens qualified applicants, emphasizes continual training and sets realistic sales goals.

DISTRIBUTION

    The Company's primary sales and distribution center is located in Dayton, Ohio. The Company operates thirteen smaller regional sales and distribution centers located in Rochester, New York, Louisville, Kentucky, Chicago, Illinois, Salt Lake City, Utah, Ann Arbor, Michigan, Spokane, Washington, Atlanta, Georgia, Portland, Oregon, Houston, Texas, Berkeley, California, Fremont, California and Leeds, England. The Company also maintains a limited inventory of frequently ordered products in 35 of its other sales offices in order to facilitate same day delivery. This distribution network allows the Company to ship products to every state in the United States and to its international customers on a timely basis.

    The Company believes that the automation achieved through its MIS has resulted in: (i) more efficient management of its inventory; (ii) a consistent picking accuracy rate of approximately 99.5%, that has reduced shipping errors and the associated costs of returned merchandise; (iii) significant savings as a result of customized packaging which takes advantage of weight discounts and provides for less frequent deliveries; and (iv) improved customer service which includes order acceptance times as late as 7:00 p.m. Eastern Time.

    The Company ships its products primarily with United Parcel Service ("UPS") or Roadway Package Systems ("RPS"). The Company's arrangements with UPS and RPS enable it to offer to its customers a competitive shipping rate and next business day delivery to most areas within the United States. When the Company ships packages with UPS or RPS, it will label the package with a UPS or RPS bar code for tracking purposes, enabling the Company to track a customer's package from the time it is put on the courier's vehicle until delivery. Some of the Company's products are shipped from the manufacturer directly to the Company's customers.

INVENTORY MANAGEMENT

    The Company manages its inventory by maintaining sufficient quantities of the most frequently ordered products to achieve high order fill rates while at the same time attempting to maximize inventory turns. Items not maintained in inventory are drop-shipped (i.e., shipped from the manufacturer's loading dock) directly to the Company's customers. While the Company sells more than 23,500 stock keeping units ("SKUs") or items of merchandise, approximately 1,800 SKUs account for approximately 70.0% of the Company's net sales. Consequently, the Company continually attempts to identify slow moving inventory by use of its computer software applications and removes those SKUs whenever possible in order to maximize inventory turns. Inventory balances will fluctuate as the Company adds new product lines, when it makes large purchases from suppliers to take advantage of attractive terms and when certain inventory items are deleted. Inventory turns on an annual basis remained consistent at 12 times for the years ended December 31, 1996 and 1997.

    The Company permits its customers to return defective products (most of which are then returned by the Company to the manufacturer) and incorrect shipments for credit against other purchases. To date, the Company's net expense for returns of the Company's consumable supply products has not been material. To reduce the risk of loss to the Company due to manufacturer price reductions and slow moving or obsolete inventory, the Company's agreements with certain manufacturers, including most of its major suppliers, contain provisions which permit "stock balancing" and, subject to certain restrictions, price protection. See "--Suppliers."

FACILITIES

    The Company's principal executive offices are located in Dayton, Ohio. The Company leases all of its office and warehouse space for use in the ordinary course of business. The leases expire at various times through 2006 and some of the Company's leases contain options to renew. The Company expects that it will be able to renew leases expiring in 1998 at rents which are substantially similar to current rent payments on a square footage basis.

    The Company's material leased properties are its warehouse locations which are described in the table below:

                                                                             LEASE
                                                                  ----------------------------
LOCATION                                                          SQUARE FEET  EXPIRATION DATE
----------------------------------------------------------------  -----------  ---------------
Ann Arbor, Michigan.............................................       5,500        1998
Atlanta, Georgia................................................       7,789        2000
Berkeley, California............................................      36,000        2004
Dayton, Ohio....................................................      30,000        2006
Fremont, California.............................................       1,850        2001
Houston, Texas..................................................       9,140        1998
Leeds, England..................................................         500       monthly
Louisville, Kentucky............................................       7,500        2004
Norcross, Georgia...............................................       3,810        1998
Portland, Oregon................................................       6,000        1998
Rochester, New York.............................................      12,032        2000
Seattle, Washington.............................................       1,100        2000
Spokane, Washington.............................................      15,000        1999
Spokane, Washington.............................................       5,070        2000
Tustin, California..............................................      16,300        2002

MANAGEMENT INFORMATION SYSTEMS

    Between January 1, 1992 and March 31, 1998, the Company invested approximately $1.5 million in hardware, software and programming upgrades to its MIS, which is run from an IBM AS/400 computer located at its Dayton, Ohio headquarters, and has automated a large number of key business functions using on-line, real time systems. These on-line systems provide management with real time information concerning sales, inventory levels, customer payments and other operations which are essential for the Company to operate as a low cost, high efficiency distributor. Each of the Company's offices have either a direct, full-time dedicated link to the Company's in-house computer system, or may obtain such access through the Internet. The Company maintains seven full-time computer programmers to administer and upgrade the Company's software capability. The "down time" for the Company's computer system has been negligible to date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

EMPLOYEES

    As of March 31, 1998, the Company had 490 full-time employees and 13 part-time employees, of which 243 were in executive and administrative positions, including accounting, marketing, purchasing, credit and management information systems, 215 were in sales and 45 were in warehousing and related functions. None of the Company's employees are represented by a labor union, and the Company has never suffered an interruption of business as a result of a labor dispute. The Company considers its relations with its employees to be excellent.

COMPETITION

    The Company believes that most, if not all, of its customers maintain several sources of supply for their product requirements. Accordingly, the Company competes with major full-service office products distributors, other national and regional computer supply distributors, office products superstores, direct mail order companies, and to a lesser extent, non-specialized retailers. Certain of the Company's competitors, such as office products superstores and major full-service office products distributors, are larger and have substantially greater financial and other resources and purchasing power than the Company. Competition in the Company's industry is generally based on price, breadth of product lines, product and credit availability, a knowledgeable sales force, delivery time and the level and quality of customer service. The Company believes that the computer supply industry will become more consolidated in the future and thereby more competitive. Increasing competition will result in greater price discounting which will continue to have a negative impact on the industry's gross margins.

    The Company believes its competitive advantage over other distributors includes its ability to efficiently maintain a wide selection of name-brand products in stock ready to be shipped on a same day basis and delivered overnight, to efficiently distribute its products, to provide innovative and high quality value-added customer service programs and to respond to changing customer demand and product development.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state and local laws, regulations and ordinances that: govern activities or operations that may have adverse environmental effects, such as discharges to air and water as well as handling and disposal practices for solid and hazardous wastes or impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances.

    The Company currently is not aware of any environmental conditions relating to present or past waste generation at or from its facilities or operations, that would be likely to have a material adverse effect on the financial condition or results of operations of the Company. However, there can be no assurance that environmental liabilities in the future will not have a material adverse effect on the financial condition or results of operations of the Company.

LEGAL PROCEEDINGS

    The Company is a party to commercial litigation from time to time. As of the date of this Prospectus, the Company believes there is no litigation that is material to the Company or its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Board of Directors currently consists of five members all of whom are elected annually. The following table sets forth the name, age and position of the directors and executive officers of the Company.

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Anthony W. Liberati....................          65   Chairman of the Board and Director
Michael E. Peppel......................          31   President and Chief Executive Officer and Director
Robert G. Hecht........................          57   Vice Chairman of the Board and Director
Harry F. Radcliffe.....................          47   Treasurer and Director
Thomas C. Winstel......................          51   Secretary and Vice President--Presentation Products and Director
Roger E. Turvy.........................          58   Vice President--Product Sales and Development
John C. Huffman, III...................          40   Vice President--National Sales Manager
Mary A. Stewart........................          41   Vice President--Operations
Ira H. Stanley.........................          46   Vice President--Finance

    ANTHONY W. LIBERATI. Mr. Liberati has been Chairman of the Board since May 1996, when LLC, of which he is the Manager--President and Chief Executive Officer and a member, acquired a majority interest in the Company. Commencing in 1982 and until his retirement in August 1995, Mr. Liberati was employed by the Edward J. DeBartolo Corporation, Youngstown, Ohio (the "DeBartolo Corporation"), the nation's largest shopping center developer and the owner of the San Francisco 49ers professional football team. At the time of his retirement, Mr. Liberati was the Chief Operating Officer of the DeBartolo Corporation. Prior to his appointment as the Chief Operating Officer, he was the DeBartolo Corporation's Chief Financial Officer for ten years. Mr. Liberati is a director of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and First Fidelity Bancorp, Irvine, California, a privately held thrift and loan holding company and is a former member of the Board of Directors of DeBartolo Realty Corporation, Youngstown, Ohio, which was a New York Stock Exchange-traded real estate investment trust until its merger into Simon Property Group, Inc. in November 1996. He is a current member of the Board of Directors of Imperial Land Company, Pittsburgh, Pennsylvania, a privately held land-bank company, Quality Aggregates, Inc., Pittsburgh, Pennsylvania, a privately held materials supply company, and Pennsylvania Capital Bank, Pittsburgh, Pennsylvania, a privately held Pennsylvania commercial bank. He attended Duquesne University, Pittsburgh, Pennsylvania.

    MICHAEL E. PEPPEL. Mr. Peppel joined the Company in May 1996 and served as the Company's Chief Financial Officer from May 1996 to December 1997. He was elected President and Chief Executive Officer of the Company as of January 1, 1998 and was elected to the Board of Directors as of February 24, 1998. Mr. Peppel is a member of the Company's Executive Management Committee, a committee composed of management which deals with Company operating issues. Mr. Peppel is also an officer and member of LLC. From November 1990 to May 1996, he was a director and Chief Financial Officer of Diversified Data Products, Inc. which was acquired by LLC and contributed to the Company in May 1996. From April 1987 to October 1990, he was the money desk manager for the DeBartolo Corporation, Youngstown, Ohio. Mr. Peppel received his degree in economics and finance from the University of Notre Dame.

    ROBERT G. HECHT. Mr. Hecht became a Director of the Company in May 1996 and is also a member of LLC, a stockholder of the Company. Mr. Hecht is the Chief Executive Officer of Trumbull Corporation, a privately held highway construction company, President of Allegheny Asphalt Manufacturing, Inc., a privately held material supply company, is the Executive Vice President for P.J. Dick Incorporated, a privately held construction company and is the Executive Vice President of Lindy Paving, Inc., a privately held paving company, all of which are located in Pittsburgh, Pennsylvania. Mr. Hecht is also a director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the American Stock Exchange. Mr. Hecht received his Juris Doctor degree from the University of Pittsburgh, Pittsburgh, Pennsylvania and his undergraduate degree in engineering from the U.S. Naval Academy. Mr. Hecht is the Co-Chairman of the Washington County Southwestern Pennsylvania Growth Alliance and a member of the Board of Directors of the Children's Home of Pittsburgh.

    HARRY F. RADCLIFFE. Mr. Radcliffe, an officer and member of LLC, was elected as a Director in May 1996. He has been the President and Chief Executive Officer of Fort Pitt Capital Management, Pittsburgh, Pennsylvania, a private investment management company, since September 1995 and was the President and Chief Executive Officer of First Home Bancorp, Inc., a privately-held savings institution holding company until its sale in April 1996. He is a director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the American Stock Exchange, of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and First Fidelity Bancorp, Irvine, California, a privately held thrift and loan holding company. From 1989 to 1993, Mr. Radcliffe was the President and Chief Executive Officer of First South Savings Association, a Pennsylvania-chartered stock savings association located in Pittsburgh, Pennsylvania. Mr. Radcliffe received his degree in economics from Ohio Wesleyan University.

    THOMAS C. WINSTEL. Mr. Winstel co-founded the Company in 1981 and has been a Director, the Company's Secretary, and a Vice President of the Company since that time. Mr. Winstel has been the corporate Secretary of the Company since May 1996. Mr. Winstel is a member of the Company's Executive Management Committee. Mr. Winstel received his marketing degree from the University of Dayton, Ohio.

    ROGER E. TURVY. Mr. Turvy joined the Company in 1981 and has been the Vice President--Product Sales and Development since that time. Mr. Turvy is a member of the Company's Executive Management Committee. Mr. Turvy received his degree in mathematics and business from Miami University, Oxford, Ohio and his MBA from Ohio State University. Mr. Turvy is the brother-in-law of Albert L. Schwarz, who retired effective January 1, 1998.

    JOHN C. HUFFMAN, III. Mr. Huffman joined the Company in 1981 and is the Company's Vice President--National Sales Manager. He is a member of the Company's Executive Management Committee. Mr. Huffman was the General Manager of the Company from 1985 to 1987, the Dayton Sales Manager from 1987 to 1989 and has been the National Sales Manager since 1989. Mr. Huffman received his degree in business management from Wright State University, Fairborn, Ohio.

    MARY A. STEWART. Ms. Stewart joined the Company in 1989 as a staff accountant and is currently the Company's Vice President--Operations. From 1991 to May 1996, Ms. Stewart served the Company as Controller. She is a member of the Company's Executive Management Committee.

    IRA H. STANLEY. Mr. Stanley joined the Company as Vice President--Finance on April 1, 1998. Prior thereto, from 1990 to March 1998, Mr. Stanley was the Vice President of Finance and Treasurer of Gosiger, Inc., a privately held importer and distributor of machine tools, located in Dayton, Ohio. Mr. Stanley's position prior thereto was as Corporate Controller of Price Brothers Company, a manufacturer and distributor of construction products, located in Dayton, Ohio. Mr. Stanley received his MBA from the University of Dayton, Dayton, Ohio, and his undergraduate degree in business from Wright State University, Dayton, Ohio. He is a member of the Company's Executive Management Committee.

THE BOARD OF DIRECTORS

    The Articles and Code of Regulations of the Company provide that the Board may, by resolution of a majority of the continuing directors (as defined by the Articles) then in office, divide the Board into two or three classes as nearly equal in number as possible, each class having not less than three directors, with one class to be elected annually for a term of two or three years, respectively. Such "staggering" of the terms of the members of the Board of Directors could make it easier for incumbent Board members to retain their status and make it more difficult for stockholders to replace the entire Board of Directors at one meeting of stockholders. For certain other terms and conditions in the Articles and the Code of Regulations which also may have an antitakeover effect, see "Restrictions on Acquisition of the Company." Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

COMMITTEES OF THE BOARD

    The Board of Directors has an Executive Committee, Compensation Committee and Audit Committee. The Executive Committee is composed of all members of the Board of Directors and has the authority to act as the Board of Directors when the Board is not in session. Actions of the Executive Committee may be taken upon the affirmative vote of any three of the five directors provided that of the three directors who are so acting, one must be a non-employee director. Executive Committee decisions must be ratified by the Board of Directors at its next regularly scheduled meeting. The Compensation Committee, currently comprised of Messrs. Liberati, Hecht and Radcliffe, has the authority to approve salaries and bonuses and other compensation matters for executive officers of the Company and reviews and approves employee health and benefit plans. The Audit Committee, currently comprised of Messrs. Liberati, Hecht and Radcliffe, has the authority to recommend the appointment of the Company's independent accountants and review the results and scope of audits, internal accounting controls and tax and other accounting-related matters.

DIRECTOR COMPENSATION

    The Board of Directors currently meets monthly and is required to meet not less than quarterly. Non-employee directors currently receive a retainer of $2,500 per quarter, $1,000 per Board meeting attended and $250 per committee meeting attended for serving on the Board or any committee of the Board, and are reimbursed for their out-of-pocket expenses arising from attendance at Board or committee meetings. They also participate in the Non-employee Directors Stock Option Plan. See "--Employee Benefit Plans--Non-employee Directors Stock Option Plan." Directors who are also employees receive no compensation for attending such meetings other than their stated compensation.

SUMMARY COMPENSATION TABLE

    The following table sets forth a summary of certain information concerning the compensation paid by the Company for services rendered in all capacities during the years ended December 31, 1997, 1996 and 1995 to the President and to each of the three most highly compensated executive officers (other than the President) of the Company (the "Named Executive Officers").

                                                            ANNUAL COMPENSATION         SECURITIES
                                                     ---------------------------------  UNDERLYING      ALL OTHER
NAME AND POSITION                                      YEAR     SALARY(1)    BONUS(2)   OPTIONS(#)   COMPENSATION(3)
---------------------------------------------------  ---------  ----------  ----------  -----------  ----------------

Albert L. Schwarz(1) ..............................       1997  $  180,000  $  180,000          --      $   16,349
  President                                               1996     110,235     239,536      38,250          25,651
                                                          1995     102,000     164,579          --          19,650

Michael E. Peppel(1) ..............................       1997     130,452     130,452          --          14,295
  Vice President--Chief Financial Officer                 1996      46,669     146,578      67,500           4,218

Thomas C. Winstel .................................       1997     211,510          --          --          15,014
  Vice President--Presentation Products                   1996     194,011          --      22,500          20,293
                                                          1995     172,215      23,520          --          16,650

John C. Huffman, III ..............................       1997     128,400      47,319          --          13,297
  Vice President--National Sales Manager                  1996     118,800       9,063          --          20,361
                                                          1995      92,000      13,975          --          15,825

                                                 (FOOTNOTES APPEAR ON NEXT PAGE)

(CONTINUED FROM PRIOR PAGE)

------------------------

(1) Effective January 1, 1998, Michael E. Peppel became the Company's President and Chief Executive Officer upon the resignation of Albert L. Schwarz for personal/health reasons, effective that date. See "--Employment Contracts."

(2) Bonuses shown for the fiscal years 1995 and 1996 were paid during fiscal years 1996 and 1997, respectively, and bonuses for fiscal year 1997 were paid during fiscal years 1997 and 1998. The fiscal year 1997 bonuses paid to Messrs. Schwarz, Peppel, Winstel and Huffman were based on their employment agreements. For fiscal years 1995 and 1996, Mr. Schwarz's bonuses were based upon his prior employment agreement with the Company pursuant to which he received 10.0% of the total sum of (i) the pre-tax net income, (ii) other officers' bonus expenses, and (iii) the accrued profit sharing expense. Mr. Winstel's fiscal year 1995 bonus was determined by the President (Mr. Schwarz) of the Company. Mr. Huffman's fiscal year 1995 bonus was based upon attaining business plan margin goals. Messrs. Schwarz's, Winstel's and Huffman's previous employment agreements were terminated on May 30, 1996. See "Employment Contracts."

(3) All Other Compensation includes director's fees (for fiscal year 1995 and through the second quarter of 1996) and expense reimbursement, car allowance, premiums for split dollar life insurance coverage, sporting event tickets, annual medical examination expenses, taxable relocation, temporary housing and/or other executive or employee benefits. There was no stock option plan in effect during fiscal year 1995 or the years prior thereto.

EMPLOYMENT CONTRACTS

    On May 30, 1996, in conjunction with the acquisition of the controlling interest in the Company by LLC, the Company entered into employment contracts with Messrs. Schwarz, Peppel, Winstel, Huffman, and certain other employees, which agreements are substantially similar except for compensation provisions. Each such agreement terminates on December 31, 1999 unless sooner terminated for death, physical or mental incapacity or cause (which is defined as the uncured refusal to perform, or substantial neglect of, or an intentional failure to perform, a material portion of the Named Executive Officer's duties, willful misconduct, breach of a fiduciary duty involving personal gain, a material breach of the employment agreement, or a felony conviction), or terminated by the Named Executive Officer for the failure of the Company to provide the resources necessary to the fulfillment of his responsibilities, the express direction by the Board of Directors to have the Named Executive Officer perform any illegal action, the threatened or actual insolvency of the Company or the failure of the Company to perform its obligations to the Named Executive Officer under the employment agreement. Mr. Peppel's agreement was amended by resolution of the Board of Directors as to his salary only as of January, 1998. Mr. Schwarz's agreement was terminated effective January 1, 1998.

    In addition to, or in lieu of, a base salary, each such Named Executive Officer is entitled to a bonus, or commission, as follows: (i) for fiscal year 1997 only, Mr. Schwarz received a bonus of 10.0% of pre-tax profits before employee profit sharing or any other bonuses, which did not exceed the amount of his base salary; (ii) Mr. Peppel is entitled to a bonus equal to 9.0% of the pre-tax profits of the Company before employee profit sharing or any other bonuses, which cash bonus will not exceed the amount of his base salary; (iii) Mr. Winstel will receive a monthly commission in the amount of 40.0% of the Gross Margin (as defined below) of all sales to certain accounts set forth in Mr. Winstel's agreement plus the sum of $3,000 plus 5.0% of the Gross Margin on sales of all presentation products, which commission will be paid only when the amount of commission exceeds his monthly base salary and will be paid in lieu of a monthly base salary; and (iv) Mr. Huffman will be paid a bonus of 0.5% of Gross Margin over $9.0 million in any calendar year. "Gross Margin" is defined by the employment agreements to mean the difference of the aggregate unit sales price of products and the aggregate actual cost of the products to the Company.

    In addition, for fiscal year 1997, each of the Named Executive Officers utilized a Company automobile for Company business having a retail value of up to $35,000, for which the Company pays rent, insurance, repairs, gas, oil and fees, of up to $1,200 per month.

    The Named Executive Officers are granted up to six weeks vacation annually and are entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock options, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors. Moreover, the Named Executive Officers are eligible to participate in and may be covered by all plans effective generally for executives of the Company with respect to life, accident or health insurance, hospitalization, disability and other benefits. The Company will pay or reimburse the Named Executive Officers for all reasonable out-of-pocket expenses incurred or paid by him in connection with the performance of his duties under the agreement. The contracts also provide for the indemnification of the Named Executive Officers to the extent permitted by the Company's Articles, Code of Regulations and applicable law, and the valuation and purchase of the Executive's shares of Common Stock of the Company if he is terminated for cause prior to December 31, 1999 and the Common Stock is not, at the time of termination, publicly traded.

    In consideration of the above, each of the Named Executive Officers also has agreed, during the term of the agreement and for 12 months after the termination of the agreement, not to compete with the Company in any area which is within a 100-mile radius of any existing office of the Company. All disputes are to be resolved using alternative dispute resolution procedures (such as arbitration) rather than litigation.

    The Company has, in the past, entered into employment and non-competition agreements with the senior management of the companies it has acquired and may do so in the future.

    On December 23, 1997, the Company entered into a Severance Agreement with Albert L. Schwarz, then the President and a director of the Company. Pursuant to the Severance Agreement, Mr. Schwarz retired from his position as President and resigned as a member of the Board as of January 1, 1998. His Employment Agreement, Split Dollar Life Insurance Agreement and Stock Option Agreement were terminated. The Company accelerated the vesting of certain stock options so that the number immediately exercisable at January 1, 1998 would be 38,250 (all other granted options were cancelled) and agreed to use its best efforts to continue health insurance benefits for Mr. Schwarz and his spouse until he reaches 65 years of age. The Company agreed to indemnify Mr. Schwarz as a former director and officer and both parties agreed to release the other from or for claims during Mr. Schwarz's time of employment. The Company will pay Mr. Schwarz $20,000 per month from January 1, 1998 through December 31, 1999 and Mr. Schwarz has agreed not to compete with the Company and to serve as a consultant to assist and advise the Company in matters of transition and defense of the Company's interest. During the transition period, management will consult with Mr. Schwarz in matters of transition, defense of the Company's interest, acquisitions, vendor relationships and other strategic matters.

EMPLOYEE BENEFIT PLANS

    1996 STOCK OPTION PLAN. Effective September 19, 1996, the Board of Directors of the Company adopted the 1996 Stock Option Plan (the "Stock Option Plan") which was approved by the stockholders of the Company by the unanimous written consent of the stockholders as of October 25, 1996. The Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and to reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code, as amended (the "Code"). The Company reserved 375,000 shares of Common Stock for issuance pursuant to the exercise of options ("Options") granted under the Stock Option Plan, subject to adjustment. The Stock Option Plan is administered and interpreted by a committee of the Board of Directors ("Option Committee") composed of non-employee directors. Unless sooner terminated, the Stock Option Plan will be in effect until September 19, 2006, ten years from the date of the adoption of the Stock Option Plan by the Board of Directors. Options become vested and exercisable in the manner specified by the Option Committee and all Options will become fully vested and exercisable in the event of a change in control of the Company, as defined in the Stock Option Plan.

    Under current provisions of the Code, the federal income tax treatment of incentive stock options is as follows. An optionee who meets certain holding period requirements will not recognize income at the time the Option is granted or at the time the Option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise.

    In fiscal year 1997, no Options to purchase shares of Company Common Stock were granted to the Named Executive Officers and Options to purchase an aggregate of 9,900 shares of Common Stock were granted to three non-executive employees of the Company. In January 1998, the remaining options in the Stock Option Plan were granted to certain employees of the Company and its subsidiaries. On January 15, 1998, Options to purchase 70,500 and 4,500 shares of Common Stock at an exercise price of $9.17 per share were granted to Michael
E. Peppel and John C. Huffman, III, respectively. As of the date of this Prospectus, the Stock Option Plan had no shares reserved for which Options had not been granted and thus no additional Options may currently be granted under this Stock Option Plan.

    1998 STOCK OPTION PLAN. The Board of Directors adopted, and on April 29, 1998, the Company's stockholders approved the 1998 Stock Option Plan which is designed to attract and retain qualified officers and other employees, provide officers and other employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward officers and other employees for outstanding performance. The 1998 Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options") and non-qualified or compensatory stock options (together, the "1998 Options").

    The 1998 Stock Option Plan is administered and interpreted by the Option Committee, which is composed of non-employee directors. Under the 1998 Stock Option Plan, the Option Committee will determine, among other things, which officers and other employees will be granted 1998 Options, the performance goals which must be met to receive 1998 Options, the number of shares subject to each 1998 Options, the exercise price of the 1998 Option, whether such options may be exercised by delivering other shares of Common Stock or other consideration and when such options become exercisable. The per share exercise price of incentive stock options is required by the Code to be at least equal to the fair market value of a share of Common Stock on the date the option is granted. Compensatory or non-qualified 1998 Options may have an exercise price no less than 85.0% of the fair market value of a share of Common Stock on the date of grant.

    The 1998 Options become vested and exercisable in the manner specified by the Option Committee and all options will become fully vested and exercisable in the event of a change in control of the Company, as defined in the 1998 Stock Option Plan. Each 1998 Option or portion thereof will be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant or three months after the date on which the optionee's employment terminates, unless extended by the Option Committee to a period not to exceed five years from such termination.

    A total of 750,000 shares of Common Stock has been reserved for issuance pursuant to the 1998 Stock Option Plan, subject to adjustment to reflect certain increases or decreases in the total number of shares of the Common Stock outstanding. Unless sooner terminated, the 1998 Stock Option Plan shall continue in effect for a period of ten years from the effective date, which is January 28, 1998, the date the 1998 Stock Option Plan was adopted by the Board and became effective by its terms. The Board of Directors may at any time terminate or amend the 1998 Stock Option Plan with respect to any shares of Common Stock as to which options have not been granted, subject to any required stockholder approval.

    Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory or non-qualified stock options is different. With respect to incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory or non-qualified stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee.

    So long as an option is granted at fair market value on the date of grant, neither the grant nor the exercise of an incentive stock option or a compensatory or non-qualified stock option under the 1998 Stock Option Plan currently requires any charge against earnings under generally accepted accounting principles. If a non-qualified option has an exercise price of less than fair market value, the Company would be required to accrue a charge of compensation. In certain circumstances, shares issuable pursuant to outstanding options under the 1998 Stock Option Plan might be considered outstanding for purposes of calculating diluted earnings per share.

    No 1998 Options to purchase shares of Common Stock have been granted to date under the 1998 Stock Option Plan.

    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. The Company's Non-employee Directors Stock Option Plan (the "Directors Plan") provides for automatic grants of non-qualified stock options on the date of each annual meeting of stockholders, commencing with the 1997 annual stockholders meeting, to each non-employee director of the Company, so long as shares of Common Stock remain available under the Directors Plan. The Directors Plan calls for the grant of options covering 22,500 shares of Common Stock to each person who was then a non-employee director at the first annual meeting of stockholders following the closing of the Company's initial public offering, which options will vest in 7,500 share increments. The first increment vested immediately, the second increment vested on April 29, 1998 and the last increment will vest on the date of the annual meeting of stockholders in 1999, except that all such options shall become immediately vested if the Company engages in a Business Combination, as defined by the Articles. Commencing on the date of the 1998 annual meeting of stockholders, and on the date of each such meeting thereafter, each person who is a non-employee director, other than the non-employee directors who received the 22,500 share grants at the 1997 annual meeting, will be automatically granted a non-qualified stock option to purchase 7,500 shares of the Common Stock, not to exceed 22,500 shares for any director. All of the options granted thereunder, except for the options granted on the date of the 1997 annual meeting, shall become immediately exercisable in full on the date of grant. The exercise price of each option is the fair market value of the Common Stock on the date of grant. Each option expires upon the earlier of ten years after grant or one year after the death of the recipient director. A total of 150,000 shares of Common Stock has been reserved for future grants of options under the Directors Plan. In 1997, 67,500 options were granted under the Directors Plan; none of such options have been exercised.

    STOCK OPTION VALUES. As of December 31, 1997, the following number of options were outstanding to the following executive officers of the Company with an exercise price equal to $5.67 per share: 38,250 to Mr. Schwarz, 67,500 to Mr. Peppel and 22,500 to Mr. Winstel. Except for Mr. Schwarz, these options are subject to a three year vesting schedule which provides that one-third of such options will vest annually beginning on November 15, 1997.

                   AGGREGATE OPTION EXERCISES IN FISCAL YEAR
                    1997 AND DECEMBER 31, 1997 OPTION VALUES

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                      SHARES ACQUIRED   VALUE       DECEMBER 31, 1997(#)         DECEMBER 31, 1997($)(1)
                                        ON EXERCISE    REALIZED  ---------------------------   ---------------------------
                NAME                        (#)          ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------  ---------------  --------  -----------   -------------   -----------   -------------
Michael E. Peppel(2)................               --  $     --    22,500         45,000         $88,110        $176,220

Albert L. Schwarz...................               --        --    38,250             --         149,787             --

Thomas C. Winstel...................               --        --     7,500         15,000          29,370         58,740

John C. Huffman, III(3).............               --        --        --             --              --             --

------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 1997, as quoted by Nasdaq, and the exercise price of the options.

(2) Does not include options granted in January 1998 to Mr. Peppel for 70,500 shares of Common Stock at an exercise price of $9.17.

(3) Does not include options granted in January 1998 to Mr. Huffman for 4,500 shares of Common Stock at an exercise price of $9.17.

OTHER EMPLOYEE BENEFIT PLANS

    SPLIT DOLLAR LIFE INSURANCE AGREEMENTS. In December 1995, the Company entered into "split dollar" life insurance agreements, which were amended on May 30, 1996 in conjunction with the acquisition of control of the Company by LLC (the "Split Dollar Agreements"), with Messrs. Schwarz, Winstel, Turvy and another employee of the Company (the "Insureds") pursuant to which the Company purchased, and currently pays the premiums on, and the income tax gross-up at a 40.0% tax rate for, term life insurance policies in the face amounts of $1,550,000, $2,300,000, $1,600,000 and $1,050,000, respectively. While the
Company is the owner of the policies, the Split Dollar Agreements state that the beneficiaries of the Insureds will be entitled to receive the face value of the policies upon the death of the Insureds, less the policies' cash value, which, at December 31, 1997, approximated $194,554, $134,082, $172,328 and $137,056, respectively. The Insureds have the right to purchase the policies from the Company when they reach age 65 for their then cash surrender values. (Mr. Schwarz, pursuant to his Severance Agreement, purchased his policy on January 23, 1998, for its cash value of $195,928). The cost to the Company for the premiums for fiscal year 1997 was $40,000 for Mr. Schwarz, $30,000 for Mr. Winstel, $30,000 for Mr. Turvy and $30,000 for the other employee. The Split Dollar Agreements will terminate during the Insureds' lifetimes upon: (i) the total cessation of the Company's business, (ii) the bankruptcy, receivership or dissolution of the Company, or (iii) written notice by the Insureds at any time.

    EMPLOYEE BENEFIT PLANS. The Company has a 401(k) plan (the "401(k) Plan") for all employees, age 21 or older, with one year of service. The 401(k) Plan is a contributory defined contribution plan which is intended to qualify under
Section 401(k) of the Code. Participants may contribute to the 401(k) Plan by salary reduction up to 20.0% of annual compensation for the year. The Company may, in its discretion, determine each year to make a matching contribution out of current or accumulated pre-tax profit equal to up to 50.0% of the amount deferred by the employee, with a maximum contribution of 1.5% of the employee's compensation. An employee's contributions to the 401(k) Plan vest immediately while all employer matching contributions are vested after three years for employees whose employment began in 1998 or thereafter. For all employees employed prior to January 1, 1998, both the employee and employer contributions vest immediately. Contributions by the Company to the 401(k) Plan were $93,452 for the year ended December 31, 1997.

    All Company employees (excluding officers, sales personnel of the Company and employees of the Company's subsidiaries) who have been employed for the calendar year and through the date of distribution (March 15 of the following year) are eligible to participate in the Company's profit sharing plan (the "Profit Sharing Plan") which sets aside 3.0% of the Company's (not including its subsidiaries) pre-tax income for distribution under a set formula. The Company recorded an expense of $46,332 for the Profit Sharing Plan in 1997.

    Effective February 24, 1998, the Company's Board of Directors adopted the 1998 Employee Payroll Deduction Stock Purchase Plan (the "Stock Purchase Plan") pursuant to which employees of the Company have the opportunity to purchase shares of Common Stock on a regular basis. The purpose of the Stock Purchase Plan is to contribute to the Company's growth and profitability by allowing employees to purchase Common Stock which will provide them with an incentive to work towards the success of the Company. The Stock Purchase Plan provides that an employee participating in the Stock Purchase Plan (a "Participant") may authorize the deduction from his or her compensation an amount per semi-monthly payroll period for the purchase of shares of Common Stock. In connection with such deductions, the Company, each month, will make a contribution equal to ten percent (10%) of each Participant's authorized payroll deduction ("Company Contribution"). Each Participant's account will be credited by an independent agent of the Company with the number of shares (rounded down to the nearest whole number) of Common Stock purchased based upon such Participant's authorized payroll deduction plus the Company Contribution divided by the prevailing market price of the Common Stock on the last trading day of the month. The Common Stock purchasable under the Stock Purchase Plan may be shares of authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources for use under the Stock Purchase Plan. The maximum number of shares which may be issued over the term of the Stock Purchase Plan is 450,000, which number is subject to the anti-dilution provisions of the Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors reviews the compensation and benefits for the Company's employees and recommends to the Board adjustments in such compensation. During fiscal year 1997, the members of the Compensation Committee were Messrs. Harry F. Radcliffe (Chairman), Anthony
W. Liberati and Robert G. Hecht.

    None of the executive officers of the Company currently serves on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions. Except for the granting of options under the Directors Plan, no transactions effecting the members of the Compensation Committee, or their affiliates, occurred during fiscal year 1997.

                              CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS

    LEASE AGREEMENTS. The Company has entered into a lease with Draft Partnership ("Lessor") for a 30,000 square foot office and warehouse building in Dayton, Ohio. The general partners of Draft Partnership are James F. Rowland (owning a 50.0% partnership interest), and Messrs. Schwarz, Winstel and Turvy, each of whom own a 12.5% partnership interest. The lease is for a term of ten years commencing on November 1, 1996 for a base monthly rental of $23,799. The Company is responsible for paying all taxes, public liability insurance but not fire and property damage insurance, and all utilities on the leased premises. Provided that the Company is not in default under the lease, it has the option to renew the term of the lease for two successive terms of five years each, commencing on the expiration of the initial term. The Lessor has agreed to maintain the exterior of the building, all structural components and the parking lot, while the Company has agreed to maintain the interior, including glass, mechanical, electrical, plumbing, heating and air conditioning, as well as grounds maintenance. In addition, the Company has indemnified the Lessor against any claims which may arise out of the Company's occupancy of the leased premises or any act of the Company or its employees, agents, invitees or licensees.

    Management of the Company believes that the terms and conditions of such lease are no less favorable than those that could be obtained from a non-affiliated third party in the local real estate market for similar office/warehouse structures and, although the Company has not obtained a third party opinion regarding the fairness of the above-described transaction, the Company believes that the rental and other payments under the lease are at or below current comparable rates in the local market.

    In October 1994, MW entered into a ten year lease for its corporate hedquarters, and in October 1996, MW entered into a five and one half year lease for its southern California offices, both of which were with Messrs. Gilson, Pereira and Goodman. The leases require monthly rental payments of $15,000 and $17,000, respectively. Begining in year 2000 of the corporate headquarters lease and October 1997 for the southern California office space lease, annual rent increases are scheduled based on the consumer price index. MW is responsible for the payment of all property expenses, insurance and taxes under both lease agreements.

    In fiscal year 1997, the Company purchased inventory in an amount equal to $237,000 from Cranel, Inc., Columbus, Ohio, a computer supply wholesaler. The brother of John C. Huffman, III, Vice President--National Sales Manager of the Company, is a sales representative for Cranel, Inc. The purchase price for the inventory was determined through arm's length negotiations. Management believes that the terms of the purchases were at least as favorable to the Company as could have been obtained in an arm's length transaction with an unaffiliated third party.

    PRIOR TRANSACTIONS. In connection with the acquisition of control of the Company in May 1996, LLC purchased 70.0% of the issued and outstanding shares of voting and non-voting common stock of the Company for $8.0 million in cash and notes (which notes were paid in November 1996) or $3.19 per share. Messrs. Liberati, Hecht, Radcliffe, Peppel, and two employees of DDP and the FBR Fund (of which an affiliate of FBR serves as general partner and of which principals and employees of FBR own limited partnership interests) and a partnership composed of certain members of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to the Company) were members of LLC. The stockholders of the Company who sold shares to LLC included Messrs. Schwarz, Winstel, Turvy, Huffman and a family limited partnership affiliated with Mr. Schwarz.

    LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS. The Company has adopted provisions in its Articles that eliminate to the fullest extent permissible under Ohio law the liability of its directors to the Company or its stockholders for monetary damages except to the extent that it is proved by clear and convincing evidence that the director took or failed to take action, and that such action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Company or was undertaken with reckless disregard for the best interests of the Company. This limitation of liability provision is designed to ensure that the ability of the Company's directors to exercise their best business judgment in managing the Company's affairs, subject to their continuing fiduciary duties to the Company and its stockholders, is not unreasonably impeded by exposure to potentially high personal costs or other uncertainties of litigation.

    The Articles also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, employee or agent of the Company. Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding; if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to a criminal action, if he had no reasonable cause to believe his conduct was unlawful. The indemnification provisions also permit the Company to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Company's Board of Directors, provided that the indemnified person provides an undertaking to repay the Company if it is ultimately proved by clear and convincing evidence in court that his action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company and to reasonably cooperate with the Company concerning the action, suit or proceeding. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, it is the published opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At the present time, there is no pending litigation or proceedings involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not presently aware of any other threatened litigation or proceeding which may result in a claim for such indemnification.

    The rights of indemnification provided in the Company's Articles are not exclusive of any other rights which may be available under the Articles or Code of Regulations of the Company, any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. The Company maintains director and officer liability insurance coverage.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of            , 1998, certain information
as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5.0% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) the President and the three most highly compensated executive officers of the Company (other than the President), and (iv) all directors and executive officers of the Company as a group.

                                                                 SHARES
                    NAME OF BENEFICIAL                        BENEFICIALLY        PERCENT OF       PERCENT OF COMMON
                    OWNER OR NUMBER OF                         OWNED AS OF       COMMON STOCK            STOCK
                     PERSONS IN GROUP                           , 1998(1)      BEFORE OFFERING     AFTER OFFERING(2)
----------------------------------------------------------  -----------------  ----------------  ---------------------
Value Partners, Ltd.(3)...................................       1,225,690           14.88%

Anthony W. Liberati(4)(5).................................         244,345            2.97

Albert L. Schwarz(6)......................................          64,650            0.78

Robert G. Hecht(4)(7).....................................         247,345            3.00

Harry F. Radcliffe(4)(8)..................................         244,345            2.97

Thomas C. Winstel(4)(9)...................................         298,590            3.62

Michael E. Peppel(4)(10)..................................         282,531            3.43

John C. Huffman, III(4)...................................          30,937            0.38

H. Clark Gilson as Trustee of the Gilson Trust(11)........         440,851            5.35

Ruy J. Pereira as Trustee of the Pereira Trust(11)........         440,851            5.35

Larry R. Goodman as Trustee of the Goodman Trust(11)......         440,851            5.35

The Schwarz Family Limited Partnership(12)................         231,450            2.81

All directors and executive officers as a group
  (9 persons)(13).........................................       1,518,718           18.44%

------------------------

 (1) A person is deemed to be the beneficial owner of securities that can be
     acquired by such person within 60 days from            , 1998, upon the
     exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are
     exercisable within 60 days from            , 1998 have been exercised.
     Unless otherwise noted, the Company believes that all persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them.

 (2) Assumes that the persons listed in the table do not purchase any shares of Common Stock in the Offering.

 (3) The business address for Value Partners, Ltd. is 2200 Ross Avenue, Suite 4660 West, Dallas, Texas 75201. Includes 43,803 shares owned by the general partner of the general partner of Value Partners, Ltd.

 (4) This person's business address is 4750 Hempstead Station Drive, Dayton, Ohio 45429.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

    (CONTINUED FROM PRIOR PAGE)

 (5) Includes options to purchase 15,000 shares of Company Common Stock, which are immediately exercisable but does not include options to purchase 7,500 shares of Company Common Stock which will become exercisable on the date of the 1999 Annual Meeting in accordance with the Directors Plan. Mr. Liberati is the Manager--President and Chief Executive Officer of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose and direct the disposition of, the shares of Company Common Stock owned by LLC. The number of shares set forth in the table does not include the 388,519 shares of Common Stock owned by LLC; but if included, Mr. Liberati would be deemed to be the beneficial owner of 632,864, or 7.68%,
     of the issued and outstanding Common Stock as of            , 1998.

 (6) Does not include the shares owned by the Schwarz Family Limited Partnership. The general partner of the Schwarz Family Partnership is the Albert L. Schwarz Family Trust, of which Mr. Schwarz is the sole trustee and members of his immediate family are the beneficiaries. See footnote
     (12), below. Mr. Schwarz is a limited partner of Schwarz Family Limited Partnership. Includes options to purchase 38,250 shares of Common Stock granted to Mr. Schwarz pursuant to the Stock Option Plan, all of which shares are presently exercisable. Mr. Schwarz resigned as a director and President of the Company as of January 1, 1998. See "Management Compensation--Employment Contracts."

 (7) Includes 3,000 shares held in a custodial account for two minor children both of whom share the same household with Mr. Hecht, who disclaims beneficial ownership of such shares. Includes options to purchase 15,000 shares of Company Common Stock which are immediately exercisable but does not include options to purchase 7,500 shares of Company Common Stock which will become exercisable on April 29, 1999 in accordance with the Directors Plan. Mr. Hecht is a member, but not an officer, of LLC. The number of shares set forth in the table does not include the 388,519 shares of Common Stock owned by LLC.

 (8) Includes 6,750 shares held by Mr. Radcliffe's three children. Also includes options to purchase 15,000 shares of Company Common Stock which are immediately exercisable but does not include options to purchase 7,500 shares of Company Common Stock which will become exercisable on the date of the 1999 Annual Meeting in accordance with the Directors Plan. Mr. Radcliffe is the Manager--Secretary of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose and direct the disposition of, the shares of the Common Stock owned by LLC. The number of shares set forth in the table does not include the 388,519 shares of Common Stock by LLC; but if included, Mr. Radcliffe would be deemed to be the beneficial owner of 632,864, or 7.68%, of the issued and outstanding
     Common Stock as of            , 1998.

 (9) Does not include options to purchase 15,000 shares of Common Stock granted to Mr. Winstel pursuant to the Stock Option Plan as of November 15, 1996, of which 7,500 shares become exercisable on November 15, 1998 and 1999. Includes options to purchase 7,500 shares of Company Common Stock which became exercisable on November 15, 1997 pursuant to the Stock Option Plan.

(10) Includes 4,500 shares held as custodian for Mr. Peppel's two minor children. Does not include options to purchase 45,000 shares of Common Stock granted to Mr. Peppel pursuant to the Stock Option Plan as of November 15, 1996, of which 22,500 shares become exercisable on November 15, 1998 and 1999 or options to purchase 70,500 shares granted to Mr. Peppel pursuant to the Stock Option Plan as of January 15, 1998, exercisable in three equal annual installments beginning December 31, 1998. Includes options to purchase 22,500 shares of Common Stock which became exercisable on November 15, 1997 pursuant to the Stock Option Plan. Mr. Peppel is the Manager-Treasurer of LLC and, as such, may be deemed to have the power to vote or direct the voting of, and to dispose or direct the disposition of, the shares of Company Common Stock owned by LLC. The number of shares set forth in the table does not include the 388,519 shares of Common Stock owned by LLC; but if included, Mr. Peppel would be deemed to be the beneficial owner of 671,050, or 8.15%, of the issued and outstanding
     Common Stock as of            , 1998.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

    (CONTINUED FROM PRIOR PAGE)

(11) The business address for the Gilson Trust, the Pereira Trust and the Goodman Trust is 921 Parker Street, Berkeley, California 94710.

(12) Does not include shares of Common Stock owned individually by Albert L. Schwarz, who is the trustee of the Schwarz Family Trust, an inter vivos revocable Ohio trust, which is the general partner of the Schwarz Family Limited Partnership, an Ohio limited partnership. The address for the Schwarz Family Limited Partnership is 453 Rolling Timber Trail, Kettering, Ohio 45429.

(13) Does not include the 388,519 shares of Common Stock owned by LLC.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company is authorized to issue 30,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share. As of March 31, 1998, there were 8,123,964 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

    The following summary description of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the description of the Company's capital stock contained in the Company's Articles, a copy of which has been filed with the Commission. Reference is made to the Articles for a detailed description of the provisions summarized below.

COMMON STOCK

    Subject to the prior rights of the holders of any shares of Preferred Stock that may be outstanding, the Company may pay dividends on the Common Stock as declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors. Except as provided in any resolution or resolutions adopted by the Board of Directors establishing any series of Preferred Stock, the holders of Common Stock possess exclusive voting rights in the Company. Each holder of shares of Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. No holder of the capital stock of the Company shall be permitted to cumulate his votes in the election of directors. Subject to the prior rights of the holders of any shares of Preferred Stock that may be outstanding, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock would generally be entitled to receive pro rata, after payment of all debts and liabilities of the Company, all remaining assets of the Company available for distribution. Holders of the Common Stock do not have any preemptive rights with respect to any shares of capital stock of the Company. In addition, the Common Stock is not subject to any redemption provisions.

PREFERRED STOCK

    The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The Preferred Stock may be issued in distinctly designated series, may be convertible into Common Stock and may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of Preferred Stock could adversely affect the voting and other rights of holders of Common Stock.

    The authorized but unissued shares of Preferred Stock and the authorized but unissued and unreserved shares of Common Stock are available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as otherwise required to approve a transaction in which the additional authorized shares of Preferred Stock would be issued or as may be required by the National Association of Securities Dealers, Inc. (the "NASD") to maintain the quotation of the Common Stock on the Nasdaq National Market, no stockholder approval would be required for the issuance of these shares. The issuance of Common or Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. Except for the Offering, and in connection with future acquisitions of computer and office automation supply and projection presentation products companies, the Company has no current plans to issue any shares of Common or Preferred Stock.

TRANSFER AGENT

    The transfer agent for the Common Stock is the Registrar and Transfer Company, Cranford, New Jersey.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

AMENDED AND RESTATED ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND OTHER
  PROVISIONS

    GENERAL. The following discussion is a general summary of certain provisions of the Articles and Code of Regulations relating to nominations and stockholder proposals, special meetings of stockholders, business combinations and amendments to the Articles and Code of Regulations, which may be deemed to have an anti-takeover effect. The following description of certain of the provisions of the Articles and Code of Regulations of the Company is necessarily general and reference should be made in each case to such Articles and Code of Regulations, each of which is set forth as an exhibit to the Company's Registration Statement filed with the Commission. See "Additional Information." Capitalized terms not otherwise defined shall have the meanings set forth in the Articles and Code of Regulations.

    NOMINATIONS AND STOCKHOLDER PROPOSALS. The Articles govern nominations for election to the Board of Directors, and require that all nominations for election to the Board of Directors, other than those made by the Board, be made by a stockholder who has complied with the notice provisions in that section. The Articles further provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. Business may be brought before the meeting by or at the direction of the Board of Directors or otherwise must be properly brought before the meeting by a stockholder. Each such notice must be reviewed by the Company by a date certain and must include specified matters set forth in the Articles, including information relating to the proposal or the nominee or nominees and to the stockholder who has made the nomination or proposal and any stockholder known to be supporting such nomination or proposal. These procedures will provide incumbent directors advance notice of a dissident slate of nominees for director or of a business proposal which may not be favored by the Board, and will make it easier for the Board to solicit proxies resisting such nominees or business proposal. These procedures may make it easier for the incumbent directors to retain their status as directors or to defeat a stockholder proposal, even when certain stockholders view the dissident nominations or business proposal as in the best interests of the Company or its stockholders. This provision may be advantageous to incumbent management and may discourage takeover attempts.

    SPECIAL MEETINGS OF STOCKHOLDERS. The Articles also provide that special meetings of the Company's stockholders may only be called by the Chairman of the Board, the President or a majority of the Whole Board of Directors and a majority of the Continuing Directors (as defined), or by holders of not less than 50.0% of all votes entitled to be cast on any issue proposed to be considered at such special meeting. The provisions in the Articles accordingly effectively require a majority vote of the stockholders or enable the Chairman of the Board, the President or a majority of the Whole Board of Directors and a majority of the Continuing Directors to determine if it is appropriate for the Company to incur the expense of a special meeting in order to present a proposal to stockholders.

    BUSINESS COMBINATIONS. The Articles govern any proposed "Business Combination" (defined generally to include certain sales, purchases, exchanges, leases, transfers, dispositions or acquisitions of assets, mergers or consolidations, or certain reclassifications of securities of the Company) between the Company, on the one hand, and a Related Person, on the other hand. A "Related Person" is defined generally to include any person, partnership, corporation, group or other entity (other than the Company or LLC) which is the Beneficial Owner (as defined) of 10.0% or more of the shares of the Company entitled to vote ("Voting Shares") generally in an election of directors (i.e., control). If certain specified conditions set forth in the Articles are not met, the Company may not become a party to any Business Combination without the prior affirmative vote at a meeting of the Company's stockholders by the holders of at least 80.0% of the Voting Shares, voting separately as a class, and by an Independent Majority of Stockholders, which is defined to mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned (as defined), directly or indirectly, by a Related Person. If such approval were obtained, the specified conditions would not have to be met. Such conditions also would not have to be met if the Board of Directors approved the Business Combination at times and by votes specified in the Articles.

    These provisions are intended to provide minimum safeguards for stockholders who do not accept a takeover attempt and continue to hold their shares after the attempt succeeds and the control of the Company is acquired by a Related Person. The requirement of an 80.0% stockholder vote probably means that a Business Combination which fails to meet the minimum price and other conditions might not be accomplished against the opposition of the incumbent Board of Directors, members of which, along with the executive officers of the Company and LLC, will
beneficially own       shares or   % of the Common Stock after the Offering,
which includes shares of Common Stock which may be immediately acquired upon the vesting of outstanding stock options. See "Principal Stockholders."

    The provisions would not restrict another company which merely desired to exercise control over the Company and did not intend to effect a subsequent Business Combination. Moreover, these provisions may not apply to an attempted combination with a person not a Related Person. On the other hand, if another company obtaining control over the Company were not willing to meet the price and other conditions of the Articles, the holders of just over one-fifth of the outstanding Voting Shares could block a Business Combination supported by the remaining stockholders. The result is that Business Combinations favored by a majority of stockholders might not be approved. This provision might also discourage a tender offer for the Company's stock because of the resulting need either to observe the minimum price requirements or to obtain an 80.0% stockholder vote as a precondition to any subsequent Business Combination. This might have the effect of preventing temporary fluctuations in the market price of the stock of the Company which could result from actual or rumored takeover attempts.

    AMENDMENT OF ARTICLES AND CODE OF REGULATIONS. The Company's Articles provide that any amendment of the Articles must be first approved by a majority of the Board of Directors and thereafter by the holders of two-thirds of the shares of the Company entitled to vote in an election of directors, but the approval of 75.0% of the shares of the Company entitled to vote in an election of directors is required for any amendment relating to pre-emptive rights, directors, indemnification, meetings of stockholders, and amendments to the Articles. In addition, the Company's Articles further provide that the provisions relating to Business Combinations may not be changed, amended or repealed without the affirmative vote of the holders of at least 80.0% of the Voting Shares and by an Independent Majority of Stockholders (as such terms are defined). However, any such change, amendment or repeal to the provisions relating to Business Combinations which is approved by two-thirds of the Whole Board of Directors and a majority of the Continuing Directors, as defined, is not subject to the 80.0% approval requirements.

    The Articles also state that the Code of Regulations of the Company may be adopted, altered, amended or repealed by the affirmative vote of a majority of the stockholders of the Company at any regular or special meeting of the stockholders called for that purpose.

    OHIO GENERAL CORPORATION LAW. The General Corporation Law of the State of Ohio, the state in which the Company is incorporated and maintains its principal executive office, contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. All information set forth below regarding the OGCL is necessarily general in nature and reference should be made to the OGCL for more specific, detailed information.

    CONTROL SHARE ACQUISITION. Because the Articles are silent on this matter, the OGCL regarding stockholder review of control share acquisitions will apply to the Company. A "control share acquisition" is defined as the acquisition, directly or indirectly, by any person of shares of an Ohio corporation having fifty or more stockholders (an "Ohio Public Company") that, when added to all other shares of the corporation in respect of which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after such acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of the corporation in the election of directors within any of the following ranges of voting power: (i) one fifth or more, but less than one third; (ii) one third or more, but less than a majority; or (iii) a majority or more. No person may make a control share acquisition unless: (i) the stockholders of the corporation by a majority vote (excluding the shares held by the person proposing the control share acquisition), at a special meeting held for such purpose, vote to authorize such acquisition, and (ii) such acquisition is consummated no later than 360 days following such stockholder authorization. The special meeting of stockholders must be preceded by the filing by the person proposing the control share acquisition of a statement which details the proposed acquisition and notice of the special meeting.

    CONTROL BIDS. No person may make a control bid for the Common Stock of the Company pursuant to a tender offer or a request or invitation for tenders until such person has filed with the Ohio Division of Securities (the "Division") and the Company a control bid information statement. A "control bid" is defined by the OGCL as the purchase or offer to purchase any equity security of a company located in Ohio, which has more than 10.0% of its record equity security holders who are residents of such state, from a resident of Ohio where, after such purchase, the offeror would own more than 10.0% of any class of the issued and outstanding equity securities of such issuer. Within three calendar days of the filing of the control bid information statement, the Division may summarily suspend the continuation of the control bid if the Division determines that the information given in the information statement does not provide full disclosure to offerees of all material information relating to the control bid. A hearing will be scheduled on such suspension. In addition, no offeror may make a control bid that is not made to all holders residing in Ohio, or that is not made to such holders on the same terms as the control bid made to holders residing outside of the state of Ohio. Further, no offeror may acquire from any resident of Ohio any equity security within two years following the last acquisition of any security of the same class pursuant to a control bid by such offeror unless the resident is afforded, at the time of the later acquisition, a reasonable opportunity to dispose of the security to the offeror upon substantially the same terms as those provided in the earlier control bid.

    DISGORGEMENT. For the purpose of preventing manipulative practices by a person who makes a proposal, or publicly discloses the intention or possibility of making a proposal, to acquire control of the Company, the OGCL states that any profit in excess of $250,000 realized, directly or indirectly, from the disposition of any equity securities of the Company by a person who, within 18 months before the disposition, directly or indirectly, alone or in concert with others, made a proposal, or publicly disclosed the intention or possibility of making a proposal, to acquire control of the Company, inures to the Company and is recoverable by the Company by an action brought within two years after the date of the disposition of such securities.

    ANTI-TAKEOVER EFFECTS. The Board of Directors believes that the foregoing provisions in the Articles of the Company are prudent and, together with applicable state law, will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by the Board of Directors of the Company. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its current and future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and where the transaction is in the best interests of all stockholders.

    Despite the Board of Directors' belief as to the benefits to the Company's stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages. The Board of Directors of the Company is not aware of any present effort that might be made to acquire control of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The Company's Articles authorizes the issuance of 35,000,000 shares of capital stock, consisting of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Upon completion of the Offering, there will be shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option).

    The          shares of Common Stock to be sold in the Offering
(          shares if the Underwriters' over-allotment option is exercised in full) will be available to the public without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The Company, certain of its affiliates, its executive officers and directors, and the FBR Fund have agreed not to offer, sell or contract to sell or otherwise dispose of Common Stock (or Common Stock underlying vested options) without the prior consent of the Underwriters for a period of 180 days following the conclusion of the Offering (the "lock-up period"). See "Underwriting."

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell, within any three month period, a number of shares which does not exceed the greater of 1.0% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose share are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements.

    In connection with the acquisitions of computer supply and projection presentation products companies in fiscal year 1997 and in 1998 to the date of this Prospectus, the Company has issued 2,818,483 shares of Common Stock which are subject to restrictions on resale. Of that amount 2,638,215 shares will not be subject to such restrictions after October 1, 1998 and the remaining 180,268 shares will not be subject to such restrictions after November 28, 1998. The Company has agreed to register 1,777,820 of such shares and upon the effective date of that registration statement, subsequent to the restrictive periods, those shares will also be freely tradeable. The remaining shares will be eligible for resale pursuant to the provisions of Rule 144.

    At the request of the FBR Fund, the Company intends to file a registration statement with the Commission in order to register the resale of an aggregate of 278,119 shares of Common Stock by the FBR Fund. At the expiration of the lock-up period, the FBR Fund may sell all or a portion of the shares included in the registration statement to the public without restriction, at the discretion of the FBR Fund. The Company has agreed to maintain the effectiveness of the registration statement for nine months following the effective date of the registration statement. The FBR Fund has informed the Company that it has no present intent to sell the shares of Common Stock which have been registered.

    There are currently outstanding options held by officers and directors to purchase 234,300 shares of Common Stock.

    In 1998, the Company reserved an additional 750,000 shares of Common Stock for future option grants.

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through FBR, William Blair & Company, L.L.C. and Morgan Keegan & Company, Inc., as their representatives (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the offering price less the underwriting discount set forth on the cover page of this Prospectus.

                                UNDERWRITER                                    NUMBER OF SHARES
---------------------------------------------------------------------------  ---------------------
Friedman, Billings, Ramsey & Co., Inc......................................
William Blair & Company, L.L.C.............................................
Morgan Keegan & Company, Inc...............................................
  Total....................................................................

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares offered hereby (other than those covered by the over-allotment option described below), if any of such shares are purchased.

    The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $    per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to certain other dealers. After the initial offering, the offering price and other selling terms may be changed by the Representatives. The Company has agreed to pay the Underwriters an expense allowance equal to 100.0% of the Underwriters' out-of-pocket expenses in excess of $75,000 up to a maximum of $75,000, 100.0% of such expenses in excess of $187,500 up to a maximum of $37,500, and 50.0% of such expenses in excess of $225,000.

    The Company has granted to the Underwriters an option, exercisable not later
than 30 days after the date of this Prospectus, to purchase up to   additional
shares of Common Stock at the offering price less the underwriting discount set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of
Common Stock to be purchased by it shown in the above table bears to    , and
the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same
terms as those on which the    shares are being offered.

    The Company, its executive officers and directors, certain affiliates of the Company, and the FBR Fund have agreed not to offer, sell or contract to sell or otherwise dispose of any shares of Common Stock without the prior consent of the Underwriters for a period of 180 days following the conclusion of the Offering.

    The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act.

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions pursuant to which the Representatives may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and in such case the Representatives may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the

Underwriters' over-allotment option referred to above. In addition, the Representatives on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby they may reclaim from an Underwriter (or dealer participating in the Offering), for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid might also affect the price of the Common Stock to the extent that it could discourage resales of the security. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for or purchase shares of Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30.0% of its average daily trading volume in the Common Stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    As of , 1998, the FBR Fund, in which an affiliate of FBR serves as general partner and principals and employees of FBR own limited partnership interests, was the beneficial owner of 278,119 shares of the Common Stock, representing 3.4% of all Common Stock issued and outstanding.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Jenkens & Gilchrist, P.C., Washington, D.C. As of the date of this Prospectus, a general partnership composed of certain members of Elias, Matz, Tiernan & Herrick L.L.P. beneficially owned 20.4% of LLC and certain members of such firm owned approximately 240,540 shares of Company Common Stock.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, the financial statements of MW as of October 31, 1996 and September 30, 1997 and for each of the two years in the period ended October 31, 1996 and for the eleven month period ended September 30, 1997, the financial statements of TBS as of January 3, 1997 and September 30, 1997 and for the year ended January 3, 1997 and for the nine months ended September 30, 1997, and the financial statements of Britco as of April 30, 1997 and for the year then ended, all of which are included in this Prospectus, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov. The Common Stock is authorized for quotation on Nasdaq and, accordingly, such materials and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form
S-1 (No. 333-      )(together with any amendments thereto, the "Registration
Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and financial statements, notes and schedules filed as a part thereof, which may be inspected and copied at the public reference facilities of the Commission at the address as set forth above. Statements contained in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete and, in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

                         INDEX TO FINANCIAL STATEMENTS

MIAMI COMPUTER SUPPLY CORPORATION
Report of Independent Accountants....................................................  F-2
Consolidated Balance Sheet as of December 31, 1996 and 1997 and March 31, 1998
  (unaudited)........................................................................  F-3
Consolidated Statement of Operations for the years ended December 31, 1995, 1996 and
  1997 and the three months ended March 31, 1997 and 1998 (unaudited)................  F-4
Consolidated Statement of Cash Flows for the years ended December 31, 1995, 1996 and
  1997 and the three months ended March 31, 1997 and 1998 (unaudited)................  F-5
Notes to Consolidated Financial Statements...........................................  F-6

MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.
Report of Independent Accountants....................................................  F-20
Balance Sheet as of October 31, 1996 and September 30, 1997..........................  F-21
Statement of Income and Retained Earnings for the years ended October 31, 1995 and
  1996 and the eleven months ended September 30, 1997................................  F-22
Statement of Cash Flows for the years ended October 31, 1995 and 1996 and the eleven months ended September 30, 1997....................................................  F-23
Notes to Financial Statements........................................................  F-24

TBS PRINTWARE CORPORATION
Report of Independent Accountants....................................................  F-30
Balance Sheet as of January 3, 1997 and September 30, 1997...........................  F-31
Statement of Operations for the year ended January 3, 1997 and the nine months ended
  September 30, 1996 (unaudited) and 1997............................................  F-32
Statement of Changes in Shareholders' Equity for the year ended January 3, 1997 and the nine months ended September 30, 1997...........................................  F-33
Statement of Cash Flows for the year ended January 3, 1997 and the nine months ended
  September 30, 1996 (unaudited) and 1997............................................  F-34
Notes to Financial Statements........................................................  F-35

BRITCO, INC.
Report of Independent Accountants....................................................  F-41
Balance Sheet at April 30, 1997 and July 31, 1997 (unaudited)........................  F-42
Statement of Income and Retained Earnings for the year ended April 30, 1997 and the three months ended July 31, 1996 and 1997 (unaudited)..............................  F-43
Statement of Cash Flows for the year ended April 30, 1997 and the three months ended
  July 31, 1996 and 1997 (unaudited).................................................  F-44
Notes to Financial Statements........................................................  F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board Of Directors And Stockholders Of Miami Computer Supply Corporation

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and cash flows present fairly, in all material respects, the financial position of Miami Computer Supply Corporation and its subsidiaries at December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Cincinnati, Ohio
February 23, 1998
except for Note 2
--Earnings per share,
which is as of
April 24, 1998.

                       MIAMI COMPUTER SUPPLY CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                               1996           1997
                                                                           -------------  -------------    MARCH 31,
                                                                                                             1998
                                                                                                         -------------
                                                                                                          (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents..............................................  $     780,875  $   1,662,420  $     829,693
  Accounts receivable (Note 4)...........................................      8,636,657     21,490,282     30,131,123
  Inventories............................................................      5,894,838      9,111,620     17,658,480
  Prepaid expenses.......................................................        396,450        314,060        592,910
  Deferred income taxes (Note 8).........................................         35,496        275,206        244,159
                                                                           -------------  -------------  -------------
        Total current assets.............................................     15,744,316     32,853,588     49,456,365

Property and equipment--net of accumulated depreciation (Note 6).........      1,016,164      1,885,131      4,102,168

Other assets:
  Deposits...............................................................         28,302         44,442        222,527
  Cash surrender value officers' life insurance..........................        571,986        729,303        535,721
  Intangible assets--net of accumulated amortization of $422,960,
    $650,387 and $878,837 at December 31, 1996, December 31, 1997 and
    March 31, 1998 (Note 3)..............................................        414,440     14,408,481     38,362,152
                                                                           -------------  -------------  -------------
Total assets.............................................................  $  17,775,208  $  49,920,945  $  92,678,933
                                                                           -------------  -------------  -------------
                                                                           -------------  -------------  -------------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line-of-credit (Note 5)................................................  $          --  $   8,040,313  $          --
  Accounts payable--trade................................................      4,308,785     11,338,272     13,196,885
  Accrued expenses, payroll and income taxes.............................      1,188,708      2,440,737      5,055,594
  Notes payable relating to business combinations (Note 3)...............             --      2,791,000             --
  Current portion of long-term debt (Note 5).............................         35,567         55,467        302,823
                                                                           -------------  -------------  -------------
        Total current liabilities........................................      5,533,060     24,665,789     18,555,302
Long-term debt (Note 5)..................................................         64,696        112,615     33,757,942
Other long-term liabilities..............................................         43,160             --             --
Deferred income taxes (Note 8)...........................................         61,249        111,644         54,987
                                                                           -------------  -------------  -------------
        Total liabilities................................................      5,702,165     24,890,048     52,368,231
                                                                           -------------  -------------  -------------
Commitments and contingencies (Note 14)..................................             --             --             --
Stockholders' equity (Note 10):
  Preferred stock, no par value, 5,000,000 shares authorized, none
    outstanding..........................................................             --             --             --
  Common stock, no par value; 30,000,000 shares authorized, 5,307,000,
    6,621,164 and 8,123,964 shares outstanding at December 31, 1996,
    December 31, 1997 and
    March 31, 1998.......................................................             --             --             --
  Additional paid-in capital.............................................      8,349,249     19,095,494     33,289,370
  Retained earnings......................................................      3,738,794      5,950,403      7,036,332
                                                                           -------------  -------------  -------------
                                                                              12,088,043     25,045,897     40,325,702
  Less--Treasury stock, at cost (shares 1800)............................         15,000         15,000         15,000
                                                                           -------------  -------------  -------------
        Total stockholders' equity.......................................     12,073,043     25,030,897     40,310,702
                                                                           -------------  -------------  -------------
Total liabilities and stockholders' equity...............................  $  17,775,208  $  49,920,945  $  92,678,933
                                                                           -------------  -------------  -------------
                                                                           -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                       MIAMI COMPUTER SUPPLY CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                        THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,              MARCH 31,
                                 -----------------------------------  ----------------------
                                    1995        1996        1997         1997        1998
                                 ----------  ----------  -----------  ----------  ----------
                                                                      (UNAUDITED) (UNAUDITED)
Net sales......................  $43,320,922 $63,427,728 $107,486,652 $20,226,020 $55,164,405
Cost of sales..................  34,641,904  52,061,042   88,190,214  16,745,304  42,653,199
                                 ----------  ----------  -----------  ----------  ----------
  Gross profit.................   8,679,018  11,366,686   19,296,438   3,480,716  12,511,206
Selling, general and
  administrative expenses......   7,124,661   8,891,122   15,440,937   2,717,073  10,263,217
Non-cash compensation
  expense......................          --     279,726           --          --          --
                                 ----------  ----------  -----------  ----------  ----------
Operating income...............   1,554,357   2,195,838    3,855,501     763,643   2,247,989
Interest expense...............    (274,077)   (312,327)    (180,373)       (871)   (426,280)
Other income (expense).........      21,722     (10,587)      43,501      12,121     124,220
                                 ----------  ----------  -----------  ----------  ----------
Income before income taxes.....   1,302,002   1,872,924    3,718,629     774,893   1,945,929
Provision for income taxes
  (Note 8).....................     509,129     755,693    1,507,020     313,832     860,000
                                 ----------  ----------  -----------  ----------  ----------
  Net income...................  $  792,873  $1,117,231  $ 2,211,609  $  461,061  $1,085,929
                                 ----------  ----------  -----------  ----------  ----------
                                 ----------  ----------  -----------  ----------  ----------
Earnings per share of common
  stock (basic and diluted)....  $     0.22  $     0.29  $      0.39  $     0.09  $     0.14
                                 ----------  ----------  -----------  ----------  ----------
                                 ----------  ----------  -----------  ----------  ----------
Weighted average number of
  common shares
  outstanding--basic...........   3,582,000   3,798,599    5,671,833   5,307,000   7,779,377
                                 ----------  ----------  -----------  ----------  ----------
                                 ----------  ----------  -----------  ----------  ----------
Weighted average number of
  common shares
  outstanding--diluted.........   3,582,000   3,814,139    5,722,440   5,341,850   7,941,116
                                 ----------  ----------  -----------  ----------  ----------
                                 ----------  ----------  -----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                       MIAMI COMPUTER SUPPLY CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       THREE MONTHS ENDED MARCH
                                                       YEAR ENDED DECEMBER 31,                   31,
                                                -------------------------------------  ------------------------
                                                   1995         1996         1997         1997         1998
                                                -----------  -----------  -----------  -----------  -----------
                                                                                       (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income..................................  $   792,873  $ 1,117,231  $ 2,211,609   $ 461,061   $ 1,085,929
  Adjustments to reconcile net income to cash
    provided by (used in) operating
    activities:
    Depreciation and amortization.............      292,211      328,500      544,602     107,481       537,425
    Non-cash compensation.....................           --      279,726           --          --            --
    Non-cash compensation to former
      Diversified Data Products, Inc.
      owners..................................           --       58,694           --          --            --
    Deferred income taxes.....................       (6,876)      32,118      (21,815)         --            --
    Changes in assets and liabilities net of
      effects of business combinations
        Accounts receivable...................     (146,935)  (2,637,195)  (4,350,759)   (709,207)   (2,930,577)
        Inventories...........................     (611,499)  (1,594,372)    (228,215)   (561,455)   (1,278,746)
        Prepaid expenses, other assets and
          deposits............................       (2,147)    (272,889)     221,434     259,462      (240,970)
        Accounts payable--trade...............     (371,359)   1,341,503    1,177,561    (910,358)   (2,500,178)
        Accrued expenses, payroll and income
          taxes...............................      (63,425)      63,986      157,898       1,588     1,313,204
                                                -----------  -----------  -----------  -----------  -----------
Cash used in operating activities.............     (117,157)  (1,282,698)    (287,685) (1,351,428)   (4,013,913)
                                                -----------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Capital expenditures........................     (228,866)    (511,851)    (578,981)    (59,787)     (624,612)
  Investment in cash surrender value officers'
    life
    insurance.................................     (160,899)    (152,207)    (157,317)         --       193,582
  Business combinations.......................           --           --   (4,284,658)         --   (14,364,211)
  Cash included in business combinations......           --      109,467    1,008,349          --       259,349
                                                -----------  -----------  -----------  -----------  -----------
Cash used in investing activities.............     (389,765)    (554,591)  (4,012,607)    (59,787)  (14,535,892)
                                                -----------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from initial public offering.......           --    7,794,298           --          --            --
  Borrowings under line-of-credit.............   12,707,419   13,578,915   19,077,975     839,421    25,414,687
  Payments under line-of-credit...............  (12,108,613) (18,610,382) (11,037,662)         --            --
  Payment of debt acquired in business
    combinations..............................           --           --   (2,883,135)         --    (5,256,704)
  Payment of notes payable relating to
    business
    combinations..............................           --           --           --          --    (2,791,000)
  Increase (decrease) in long-term debt.......     (187,065)    (146,567)      24,659      (8,998)      350,095
  Other.......................................           --           --           --     (30,120)           --
                                                -----------  -----------  -----------  -----------  -----------
Cash provided by financing activities.........      411,741    2,616,264    5,181,837     800,303    17,717,078
                                                -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash and cash
  equivalents.................................      (95,181)     778,975      881,545    (610,912)     (832,727)
Cash and cash equivalents--beginning of
  year........................................       97,081        1,900      780,875     780,875     1,662,420
                                                -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents--end of year........  $     1,900  $   780,875  $ 1,662,420   $ 169,963   $   829,693
                                                -----------  -----------  -----------  -----------  -----------
                                                -----------  -----------  -----------  -----------  -----------
Supplemental cash flow information:
  Interest paid...............................  $   263,846  $   325,355  $   208,531   $     871   $   426,280
  Income taxes paid...........................      578,501    1,006,896    1,485,077      99,257       411,239
  Common stock issued in business
    combinations..............................           --           --   10,746,245          --    14,193,876
  Debt issued in business combinations........           --           --    2,791,000          --            --

  The accompanying notes are an integral part of these consolidated financial statements.

                       MIAMI COMPUTER SUPPLY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND OPERATIONS

    Miami Computer Supply Corporation (the "Company") sells a wide variety of computer supplies and presentation products to corporate customers, governmental agencies, universities, hospitals and, to a lesser extent, computer supply dealers throughout the United States. Its primary sales products include laser printer supplies, printer cartridges, ribbons, presentation products and paper. The Company maintains 62 sales offices throughout the United States and one in Europe. The Company's sales and operating results in Europe are not material.

    Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's customer base. Management establishes policies with respect to credit risks and monitors compliance with those policies.

    Effective May 30, 1996, Pittsburgh Investment Group LLC ("LLC") acquired 70 percent of the outstanding shares of the Company for $4.0 million in cash and $4.0 million in promissory notes. Concurrent with this acquisition, LLC also acquired from third parties 100 percent of the outstanding common stock of Diversified Data Products, Inc., a Michigan corporation ("DDP") and contributed its stock in DDP to the Company. As a result, DDP, a computer supply and office automation distributor, became a wholly-owned subsidiary of the Company on May 30, 1996.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CONSOLIDATION

    All subsidiaries of the Company are wholly-owned and are included in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

    Revenues from the sale of products are recognized upon passage of title to the customer which generally coincides with shipment.

INVENTORIES

    Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method. Inventories consist primarily of products held for resale.

FOREIGN CURRENCY TRANSACTIONS

    For the Company's subsidiary located in the United Kingdom, the functional currency is the U.S. dollar. Forward foreign currency contracts are used to manage currency risks relating to existing assets or liabilities and purchase commitments denominated in a foreign currency. Gains or losses are recognized at

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the time the asset, liability or purchase commitment are closed. Net contract values are included in receivables or payables as appropriate.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods were used by the Company in estimating its fair value disclosures for financial instruments:

        CASH AND DEPOSITS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE--The carrying amounts reported in the balance sheet approximate fair value.

        FOREIGN CURRENCY EXCHANGE CONTRACTS--The fair value of the Company's foreign exchange contracts is estimated based on quoted market prices of comparable contracts.

        SHORT- AND LONG-TERM DEBT--The carrying amounts of the Company's borrowings approximate their fair value by virtue of the variable interest rates associated with these instruments.

PROPERTY, EQUIPMENT AND CAPITAL LEASES

    Property, equipment and capital leases are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. Depreciation and amortization periods are as follows:

                                                                            ESTIMATED USEFUL
                                                                                 LIVES
                                                                          --------------------
Furniture and fixtures..................................................       5 to 7 years
Equipment...............................................................       3 to 7 years
Leasehold improvements..................................................       3 to 5 years
Transportation equipment................................................            5 years

    The cost of properties retired or otherwise disposed of, together with the accumulated depreciation provided thereon, is eliminated from the accounts. Any net gain or loss is recognized in income.

INTANGIBLE ASSETS

    The Company assesses impairment of assets on an annual basis using a discounted cash flow approach. If appropriate, impairment would be recognized based upon the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed Of."

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    Income taxes are recognized during the year in which transactions enter into the determination of financial statement income. Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.

INSURANCE

    The Company maintains life insurance policies on certain key and former employees which are recorded at the net cash surrender value. While the Company is the owner, the agreements state that the beneficiaries of the insureds will be entitled to receive the face value of the policies upon the death of the insureds, less the policies' cash value.

EARNINGS PER SHARE

    Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding plus all dilutive potential common shares outstanding during the period. Dilutive common shares are determined using the treasury stock method. All share and per share data have been restated to reflect a three for two stock split which became effective on April 24, 1998.

ADVERTISING COSTS

    Costs of advertising are expensed as incurred.

NOTE 3. ACQUISITIONS

    The Company is engaged in an active acquisition program. During 1997, the Company acquired six (6) separate entities (Imperial Data Supply Corporation, Data Associates, Inc., Force 4 D.P. Supplies, Inc., NTI Data Products, Inc., Britco, Inc. and TBS Printware Corporation) all in purchase business combinations. None of the acquired entities, each of which is engaged in providing computer supply products, were individually significant to the Company's consolidated financial statements. Earnings of each of the acquired entities have been recorded by the Company beginning with the respective acquisition dates. The aggregate purchase price of the acquired entities of $17,821,903 was comprised of cash, 1,314,164 shares of the Company's common stock with a fair value of $10,746,245, notes payable due to sellers aggregating $2,791,000 due in January, 1998, and related out of pocket expenses totaling $787,158. One acquisition calls for contingent consideration of up to $2,200,000 if certain operating results occur within the thirty-three month period following the acquisition. The acquisition price has been allocated to the estimated fair

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 3. ACQUISITIONS (CONTINUED)
value of the assets acquired and the liabilities assumed, with the residual being allocated to intangible assets (goodwill) which is being amortized over a forty year life, as summarized in the following table:

Cash...........................................................................  $   1,008,349
Accounts receivable............................................................      8,502,866
Inventories....................................................................      2,988,567
Deferred income taxes..........................................................        167,500
Property and equipment.........................................................        657,161
Other assets...................................................................        155,184
Payables and accruals..........................................................     (6,946,057)
Debt...........................................................................     (2,883,135)
Goodwill.......................................................................     14,171,468
                                                                                 -------------
    Purchase price.............................................................  $  17,821,903
                                                                                 -------------
                                                                                 -------------

    Effective January 1, 1998, the Company completed its acquisition of Minnesota Western/Creative Office Products, Inc. ("MW") in a purchase business combination. MW is engaged in designing, selling and distributing audio visual equipment and supplies. The purchase price totaled $24,664,311 and was comprised of cash, 1,322,555 shares of the Company's common stock with a fair value of $12,343,842 and related out of pocket expenses totaling $320,469. The purchase price was allocated to the estimated fair values of the assets acquired and liabilities assumed with the residual being allocated to intangible assets (goodwill) which is being amortized over a forty year life.

    The following table illustrates the unaudited pro forma balance sheet of the Company assuming the MW transaction had occurred on December 31, 1997:

Cash...........................................................................  $   1,662,570
Accounts receivable............................................................     26,496,094
Inventories....................................................................     15,888,297
Other current assets...........................................................        655,577
                                                                                 -------------
  Total current assets.........................................................     44,702,538
Property and equipment.........................................................      3,724,524
Intangible and other assets....................................................     36,684,329
                                                                                 -------------
  Total assets.................................................................  $  85,111,391
                                                                                 -------------
                                                                                 -------------

Accounts payable...............................................................  $  14,469,570
Accrued liabilities............................................................      3,411,309
Other current liabilities......................................................     16,791,716
                                                                                 -------------
  Total current liabilities....................................................     34,672,595
Long-term debt.................................................................     12,631,944
Other long-term liabilities....................................................        111,644
                                                                                 -------------
  Total liabilities............................................................     47,416,183
Stockholders' equity...........................................................     37,695,208
                                                                                 -------------
Total liabilities and stockholders' equity.....................................  $  85,111,391
                                                                                 -------------
                                                                                 -------------

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 3. ACQUISITIONS (CONTINUED)
    Effective May 30, 1996, LLC contributed its stock in DDP to the Company. The acquisition of DDP by the Company was accounted for using the purchase method of accounting and accordingly the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed as of May 30, 1996.

    In connection with the acquisition of DDP, LLC issued a loan to certain former stockholders in an amount of $250,000. This amount was subject to repayment based upon DDP generating specified income levels for the period May 30, 1996 to December 31, 1996. DDP generated such income levels for this period, and accordingly the loan was forgiven. The value of the assets acquired was adjusted to reflect this additional consideration.

    The purchase price of DDP was allocated as follows:

Cash............................................................................  $    109,467
Accounts receivable.............................................................     1,152,626
Inventories.....................................................................     1,327,685
Other assets....................................................................        79,484
Goodwill........................................................................       250,000
                                                                                  ------------
Purchase price..................................................................  $  2,919,262
                                                                                  ------------
                                                                                  ------------

    Goodwill recorded in connection with this acquisition is being amortized on a straight-line basis over 40 years.

    The following unaudited pro forma financial information reflects the effect of the acquisitions described in the preceding paragraphs assuming each acquisition had occurred at the beginning of the period shown:

                                                                  YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                                    1996            1997
                                                               --------------  --------------
Net sales....................................................  $  175,574,294  $  209,748,819
                                                               --------------  --------------
                                                               --------------  --------------
Net income...................................................  $      211,409  $    1,843,623
                                                               --------------  --------------
                                                               --------------  --------------
Earnings per share of common stock (basic and diluted).......  $         0.03  $         0.23
                                                               --------------  --------------
                                                               --------------  --------------

    The purchase allocation of the acquisitions completed in 1997 and 1998 are subject to finalization of pre-existing contingencies and other purchase accounting adjustments, none of which are expected to be material.

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 4. ACCOUNTS RECEIVABLE

                                                                          DECEMBER 31,
                                                                   ---------------------------
                                                                       1996          1997
                                                                   ------------  -------------
Trade customers..................................................  $  8,146,735  $  20,450,402
Rebates due from suppliers.......................................       230,383        980,249
Other............................................................       271,611        280,582
Less--allowance for doubtful accounts............................       (12,072)      (220,951)
                                                                   ------------  -------------
                                                                   $  8,636,657  $  21,490,282
                                                                   ------------  -------------
                                                                   ------------  -------------

NOTE 5. BORROWING ARRANGEMENTS

    The following is a summary of the Company's borrowings:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1996         1997
                                                                      ----------  ------------
Short-term debt:
  Line-of-credit....................................................  $       --  $  8,040,313
                                                                      ----------  ------------
                                                                      ----------  ------------

Long-term debt:
  Agreement dated January 27, 1993, maturing on January 26, 1997;
    interest rate 10.25%............................................  $      477  $         --
  Capitalized lease obligations (See Note 9)........................      99,786       168,082
Less--current portion...............................................     (35,567)      (55,467)
                                                                      ----------  ------------
Total long-term debt................................................  $   64,696  $    112,615
                                                                      ----------  ------------
                                                                      ----------  ------------

    The Company's line-of-credit ("Credit Facility") allowed borrowings up to $15,000,000. The Credit Facility was originally scheduled to mature on September 11, 1998, but was replaced by a new lending agreement described below. The agreement which the Company utilized during 1997 provided for borrowings up to an amount determined pursuant to a borrowing base formula which included various categories of collateral. The interest rate for the Credit Facility was based upon either the LIBOR rate plus 2 percent (7.75% at December 31, 1997) or the prime rate (8.50% at December 31, 1997). The Credit Facility contained covenants to maintain a minimum tangible net worth (as defined by the agreement) and certain interest coverage ratios. At December 31, 1997, the available and unused portion of the Credit Facility was $6,959,687.

    On January 9, 1998, the Company revised its Credit Facility. The new Credit Facility is a $50.0 million secured Credit Facility provided by National City Bank of Dayton and two other banks. The Credit Facility consists of a $35.0 million revolving line of credit and a $15.0 million term loan arrangement, both at variable rates of interest. The Credit Facility contains restrictive covenants which include, among other restrictions: (i) the maintenance of certain financial ratios; (ii) restrictions on (a) the purchase or sale of assets, (b) any merger, sale or consolidation activity, (c) loans, investments and guarantees made by the Company, (d) lease and sale and leaseback transactions, and (e) capital expenditures; and (iii) certain limitations on the incurrence of other indebtedness. In addition, the Credit Facility prohibits the payment of dividends and certain repurchases of the Company's common stock. The Credit Facility is collateralized by substantially all of the Company's assets.

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 6. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Furniture and fixtures............................................  $    615,475  $    804,376
Equipment.........................................................     1,283,602     1,939,039
Leasehold improvements............................................        74,568       175,122
Transportation equipment..........................................       134,369       392,771
                                                                    ------------  ------------
                                                                       2,108,014     3,311,308
Less-accumulated depreciation.....................................     1,091,850     1,426,177
                                                                    ------------  ------------
                                                                    $  1,016,164  $  1,885,131
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 7. EMPLOYEE BENEFIT PLANS

    The Company's employee benefit plans are defined contribution plans and include employee savings plans and profit sharing plans. Savings plans cover substantially all employees and include Company matches to employee contributions limited to a percent of the employee's compensation. The profit sharing plan covers employees (excluding sales personnel, officers of the Company and employees of the Company's subsidiaries) who meet certain minimum employment requirements. Expenses under these plans were $99,935, $109,855 and $139,784 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 8. INCOME TAXES

    The provision (benefit) for taxes on income consists of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                            1995        1996         1997
                                                         ----------  ----------  ------------
Current:
  Federal..............................................  $  395,085  $  569,980  $  1,252,039
  State................................................     120,920     153,595       276,796
                                                         ----------  ----------  ------------
  Total................................................     516,005     723,575     1,528,835
                                                         ----------  ----------  ------------

Deferred:
  Federal..............................................      (6,296)     22,623       (21,351)
  State................................................        (580)      9,495          (464)
                                                         ----------  ----------  ------------
  Total................................................      (6,876)     32,118       (21,815)
                                                         ----------  ----------  ------------
Total tax provision....................................  $  509,129  $  755,693  $  1,507,020
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 8. INCOME TAXES (CONTINUED)
    Deferred tax and assets and liabilities comprise the following:

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                          1996        1997
                                                                       ----------  -----------
Deferred tax assets:
  Inventory..........................................................  $    4,420  $   145,903
  State tax accruals.................................................      29,240       30,784
  Intangibles........................................................      13,180           --
  Reserves and accruals not yet deductible...........................          --       85,139
  Other..............................................................      10,020       13,380
                                                                       ----------  -----------
  Total deferred tax assets..........................................      56,860      275,206
                                                                       ----------  -----------

Deferred tax liabilities:
  Fixed assets and depreciation......................................     (80,830)    (108,581)
  Intangibles........................................................          --       (2,472)
  Other..............................................................      (1,783)        (591)
                                                                       ----------  -----------
  Total deferred tax liabilities.....................................     (82,613)    (111,644)
                                                                       ----------  -----------
  Net deferred taxes.................................................  $  (25,753) $   163,562
                                                                       ----------  -----------
                                                                       ----------  -----------

    A reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                            1995        1996         1997
                                                         ----------  ----------  ------------
U.S. federal statutory rate applied to income before
  income taxes.........................................  $  442,681  $  636,794  $  1,264,334
State income taxes, net of federal income tax effect...      79,424     105,560       182,739
Permanent differences..................................      14,860      13,715        38,435
Adjustment to prior year tax accruals..................     (27,869)         --            --
Other..................................................          33        (376)       21,512
                                                         ----------  ----------  ------------
                                                         $  509,129  $  755,693  $  1,507,020
                                                         ----------  ----------  ------------
                                                         ----------  ----------  ------------

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 9. LEASES

    The Company leases office space (see Note 13) and certain automobiles under various operating and capital leases. Lease terms range from 1 to 10 years. Operating leases which expire are generally renewed or replaced by similar leases and renewal options. The total rental expense under operating leases amounted to $253,856, $370,845 and $796,863 for the years ended December 31, 1995, 1996 and 1997, respectively.

    Following is a summary of future minimum rental payments with respect to leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997:

                                                                     CAPITALIZED   OPERATING
YEAR ENDED DECEMBER 31,                                                LEASES        LEASES
-------------------------------------------------------------------  -----------  ------------
  1998.............................................................   $  68,576   $  1,044,178
  1999.............................................................      59,879        789,593
  2000.............................................................      62,382        648,785
  2001.............................................................          --        381,760
  2002.............................................................          --        318,460
  Later years......................................................          --      1,129,880
                                                                     -----------  ------------
Total minimum lease payments.......................................     190,837   $  4,312,656
                                                                                  ------------
                                                                                  ------------
Imputed interest...................................................      22,755
                                                                     -----------
Present value of minimum capitalized lease payments................     168,082
Current portion....................................................      55,467
                                                                     -----------
Long-term capitalized lease obligation.............................   $ 112,615
                                                                     -----------
                                                                     -----------

NOTE 10. STOCKHOLDERS' EQUITY

                                                                          ADDITIONAL
                                                              SHARES        PAID-IN       RETAINED     TREASURY
                                                            OUTSTANDING     CAPITAL       EARNINGS       STOCK
                                                            -----------  -------------  ------------  -----------
Balance, December 31, 1994................................   3,582,000    $    25,225   $  1,828,690  $   (15,000)
Net income................................................          --             --        792,873           --
                                                            -----------  -------------  ------------  -----------
Balance December 31, 1995.................................   3,582,000         25,225      2,621,563      (15,000)
Net income................................................          --             --      1,117,231           --
Compensation expense recognized...........................          --        279,726             --           --
Net proceeds from initial public offering.................   1,725,000      7,794,298             --           --
Additional consideration DDP acquisition
  (See Note 3)............................................          --        250,000             --           --
                                                            -----------  -------------  ------------  -----------
Balance, December 31, 1996................................   5,307,000      8,349,249      3,738,794      (15,000)
Shares issued in connection with 1997 acquisitions (See
  Note 3).................................................   1,314,164     10,746,245             --           --
Net income................................................          --             --      2,211,609           --
                                                            -----------  -------------  ------------  -----------
Balance, December 31, 1997................................   6,621,164    $19,095,494   $  5,950,403  $   (15,000)
                                                            -----------  -------------  ------------  -----------
                                                            -----------  -------------  ------------  -----------

    On November 15, 1996, the Company completed an initial public offering of 1,725,000 shares of common stock (including an underwriters' overallotment option of 225,000 shares) to the public at a price

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 10. STOCKHOLDERS' EQUITY (CONTINUED) of $5.67 per share. Net proceeds to the Company after deducting underwriting fees and expenses amounted to $7,794,298. The proceeds were used to repay outstanding indebtedness under the Credit Facility and for other corporate purposes.

    In conjunction with the purchase of DDP by LLC, LLC agreed to provide the three selling stockholders of DDP a stock incentive so long as such stockholders remain employees of the Company. LLC agreed to transfer a total of 87,780 shares of the Company's common stock owned by LLC to the employees over a three year period ending December 31, 1998. However, upon the initial public offering of the Company's common stock, all such shares vested. The market value of the stock award was recognized as compensation expense at the initial public offering date.

NOTE 11. STOCK OPTION PLANS

    1996 STOCK OPTION PLAN

    The 1996 Stock Option Plan, which was approved by the Board of Directors on September 19, 1996, authorizes the granting of options to purchase up to 375,000 shares of common stock to eligible officers and key management employees at not less than the market value on the date the options are granted. The option period may not exceed ten years from the date of grant.

    Under this Plan, options to purchase 166,500 shares of common stock at $5.67 per share and 9,900 shares of common stock at $6.09 were issued during 1996 and 1997, respectively. Options vest ratably over a three year period. No options under this Plan have been exercised.

    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

    The Non-employee Directors Stock Option Plan (the "Directors Plan") authorized the granting of options to purchase a total of 150,000 shares of common stock.

    The Directors Plan authorized the granting of options to purchase 22,500 shares of common stock to each director who is not an employee of the Company at the first annual meeting of shareholders following the Company's initial public offering at not less than the market value on the date the options are granted. During 1997, options to purchase 67,500 shares were issued at $6.83 per share. The option period may not exceed ten years from the date of grant. The options will vest ratably over a three year period. No options under this Plan have been exercised.

    Additionally, the Directors Plan authorized the granting of options to purchase 7,500 shares of common stock, not to exceed 22,500 shares, for any non-employee director elected subsequent to the first annual meeting of shareholders. Any options granted subsequent to the initial meeting of shareholders vest ratably over a three year period.

    ACCOUNTING FOR STOCK AWARDS AND STOCK OPTIONS

    In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. As permitted by the standard, the Company has elected to continue to follow existing accounting guidance, Accounting Principles Board Opinion No. 25 and related interpretations ("APB No. 25"), for stock based compensation. SFAS No. 123 requires companies electing to follow existing accounting rules to disclose the pro forma effect as if the fair value based method of accounting called for by SFAS No. 123 had been applied.

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 11. STOCK OPTION PLANS (CONTINUED)
    The weighted average fair value of stock options granted during 1996 was $2.63 and in 1997 was $3.72. The fair value of the options were estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants issued in 1996 and 1997, respectively: dividend yield of 0%, expected volatility of 50.0% and 53.7%; risk-free interest rate of 6.5% and 7.5%; and expected lives of four and five years. Had compensation cost for the Company's stock based compensation plans been determined based on the fair value at the grant dates consistent with the provisions of SFAS No. 123, the Company's net income and earnings per common share for 1997 would have been reduced to the pro forma amounts indicated below (amounts for 1996 are not material):

Net income--as reported.........................................................  $  2,211,609
                                                                                  ------------
                                                                                  ------------
Pro forma net income............................................................  $  2,091,193
                                                                                  ------------
                                                                                  ------------
Earnings per common share (basic and diluted)--as reported......................  $       0.39
                                                                                  ------------
                                                                                  ------------
Pro forma earnings per common share (basic and diluted).........................  $       0.37
                                                                                  ------------
                                                                                  ------------

NOTE 12. BASIC AND DILUTED EARNINGS PER COMMON SHARE

    The only dilutive securities of the Company relate to stock options. The computation of basic and diluted earnings per common share is shown below:

                                     1995                         1996                         1997
                          ---------------------------  ---------------------------  ---------------------------
                             INCOME        SHARES         INCOME        SHARES         INCOME        SHARES
                          (NUMERATOR)   (DENOMINATOR)  (NUMERATOR)   (DENOMINATOR)  (NUMERATOR)   (DENOMINATOR)
                          ------------  -------------  ------------  -------------  ------------  -------------
Income available to
  common stockholders...   $  792,873      3,582,000    $1,117,231      3,798,599    $2,211,609      5,671,833
                          ------------                 ------------                 ------------
                          ------------                 ------------                 ------------
Effect of dilutive
  securities............                          --                       15,540                       50,607
                                        -------------                -------------                -------------
Income available to
  common stock
  holders plus assumed
  conversion............   $  792,873      3,582,000    $1,117,231      3,814,139    $2,211,609      5,722,440
                          ------------  -------------  ------------  -------------  ------------  -------------
                          ------------  -------------  ------------  -------------  ------------  -------------
Basic earnings per
  common share..........   $     0.22                   $     0.29                   $     0.39
                          ------------                 ------------                 ------------
                          ------------                 ------------                 ------------
Diluted earnings per
  common share             $     0.22                   $     0.29                   $     0.39
                          ------------                 ------------                 ------------
                          ------------                 ------------                 ------------

    All stock options outstanding at December 31, 1996 and December 31, 1997 were included in the computation of diluted earnings per common share for the years ended December 31, 1996 and 1997. There were no stock options outstanding at December 31, 1995 to be included in the computation of diluted earnings per common share for the year ended December 31, 1995.

NOTE 13. TRANSACTIONS WITH RELATED PARTIES

    During 1996, the Company entered into a lease for a 30,000 square foot office and warehouse building in Dayton, Ohio. The lessors include two officers of the Company and two former officers of the Company who own, in the aggregate, a 50% equity interest in the lessor. The lease is for a term of ten years

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 13. TRANSACTIONS WITH RELATED PARTIES (CONTINUED) commencing on November 1, 1996 for a base monthly rental of $23,779, subject to a proportionate increase each year after July 1999 based on the increase in the consumer price index.

NOTE 14. COMMITMENTS AND CONTINGENCIES

    In the normal course of business the Company is subject to claims, both asserted and unasserted. Based on information presently available, management does not believe that any of these issues would have a material effect on the Company's financial position and results of operations.

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 15. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

    The following table sets forth selected quarterly financial data for 1996 and 1997.

1996                                                   1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
----------------------------------------------------  -------------  -------------  -------------  -------------
Net sales...........................................  $  12,555,983  $  13,691,476  $  17,822,544  $  19,357,725
Cost of sales.......................................     10,029,524     11,132,312     14,781,598     16,117,608
                                                      -------------  -------------  -------------  -------------
Gross profit........................................      2,526,459      2,559,164      3,040,946      3,240,117
Selling, general and administrative expenses........      1,880,514      2,152,924      2,307,844      2,549,840
Non-cash compensation expense.......................             --             --             --        279,726
                                                      -------------  -------------  -------------  -------------
Operating income....................................        645,945        406,240        733,102        410,551
Interest expense....................................        (66,938)       (75,649)      (100,588)       (69,152)
Other income (expense)..............................          7,938          3,176          6,884        (28,585)
                                                      -------------  -------------  -------------  -------------
Income before income taxes..........................        586,945        333,767        639,398        312,814
Provision for income taxes..........................        243,582        138,497        265,352        108,262
                                                      -------------  -------------  -------------  -------------
Net income..........................................  $     343,363  $     195,270  $     374,046  $     204,552
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Earnings per share of common stock (basic and
  diluted)*.........................................  $        0.10  $        0.05  $        0.10  $        0.05
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Weighted average number of common shares
  outstanding--basic................................      3,582,000      3,582,000      3,582,000      4,443,686
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Weighted average number of common shares
  outstanding--diluted..............................      3,582,000      3,582,000      3,582,000      4,459,226
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

1997                                                   1ST QUARTER    2ND QUARTER    3RD QUARTER    4TH QUARTER
----------------------------------------------------  -------------  -------------  -------------  -------------
Net sales...........................................  $  20,226,020  $  22,123,739  $  29,001,730  $  36,135,163
Cost of sales.......................................     16,745,304     18,262,704     23,608,006     29,574,200
                                                      -------------  -------------  -------------  -------------
Gross profit........................................      3,480,716      3,861,035      5,393,724      6,560,963
Selling, general and administrative expenses........      2,717,073      3,040,238      4,364,419      5,319,207
                                                      -------------  -------------  -------------  -------------
Operating income....................................        763,643        820,797      1,029,305      1,241,756
Interest expense....................................           (871)       (23,713)       (51,385)      (104,404)
Other income........................................         12,121         14,472          2,328         14,580
                                                      -------------  -------------  -------------  -------------
Income before income taxes..........................        774,893        811,556        980,248      1,151,932
Provision for income taxes..........................        313,832        328,680        406,803        457,705
                                                      -------------  -------------  -------------  -------------
Net income..........................................  $     461,061  $     482,876  $     573,445  $     694,227
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Earnings per share of common stock (basic and
  diluted)..........................................  $        0.09  $        0.09  $        0.10  $        0.11
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Weighted average number of common shares
  outstanding--basic................................      5,307,000      5,413,968      5,893,077      6,106,328
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------
Weighted average number of common shares
  outstanding--diluted..............................      5,341,850      5,446,659      5,923,013      6,178,239
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

------------------------

* Aggregated quarterly earnings per share amounts may not equal earnings per share amounts for the year due to the method of performing calculations.

                       MIAMI COMPUTER SUPPLY CORPORATION

NOTE 16. UNAUDITED DATA (SUBSEQUENT TO THE REPORT OF INDEPENDENT
       ACCOUNTANTS) FOR THE INTERIM PERIODS ENDED MARCH 31, 1997 AND 1998

    The accompanying unaudited consolidated financial statements as of and for the three months ended March 31, 1997 and 1998 have been prepared in accordance with Rule 10-01 of SEC Regulation S-X. Consequently, they do not include all the disclosures required under generally accepted accounting principles for complete financial statements. However, in the opinion of the management of the Company, the consolidated financial statements presented herein contain all adjustment (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries.

    In January 1998, the Company entered into a new $50.0 million lending arrangement (See Note 5) permitting the Company to borrow funds for a three year period. Accordingly, borrowings under the arrangement at March 31, 1998 are classified as long-term debt. The new borrowing arrangements were subsequently amended to remove the term portion of the borrowing arrangement and convert the entire borrowing arrangement to a $50.0 million revolving loan.

    The following unaudited pro forma information reflects the impact of the acquisitions described in Note 3 assuming they had occurred on January 1, 1997:

                                                                           THREE MONTHS ENDED
                                                                             MARCH 31, 1997
                                                                           -------------------
Net sales................................................................     $  49,091,229
                                                                           -------------------
                                                                           -------------------
Net income...............................................................     $     599,633
                                                                           -------------------
                                                                           -------------------
Earnings per share of common stock (basic and diluted)...................     $        0.08
                                                                           -------------------
                                                                           -------------------

    Effective March 1, 1998, the Company completed its acquisition of Computer Showcase, Inc. in a purchase business combination. Computer Showcase, Inc. is a distributor of visual presentation systems and products. This acquisition is not significant to the Company's consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Miami Computer Supply Corporation

    In our opinion, the accompanying balance sheet and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Minnesota Western/Creative Office Products, Inc. at October 31, 1996 and September 30, 1997 and the results of its operations and its cash flows for each of the two years in the period ended October 31, 1996 and for the eleven months ended September 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Cincinnati, Ohio
November 14, 1997

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

                                 BALANCE SHEET

                                                                                      OCTOBER 31,   SEPTEMBER 30,
                                                                                         1996           1997
                                                                                     -------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents........................................................  $     298,256  $         150
  Accounts receivable, net of allowance for doubtful accounts of $60,000 and
    $89,257 respectively (Note B)..................................................      5,302,095      7,035,720
  Inventories......................................................................      4,622,916      5,870,910
  Prepaid expenses and other current assets........................................         94,376        130,827
                                                                                     -------------  -------------
    Total current assets...........................................................     10,317,643     13,037,607
Property and equipment, net (Note C)...............................................      1,262,306      1,830,039
Other assets.......................................................................        144,956        300,336
                                                                                     -------------  -------------
    Total assets...................................................................  $  11,724,905  $  15,167,982
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note F).......................................  $     182,589  $     223,126
  Accounts payable.................................................................      4,017,628      4,819,959
  Customer deposits................................................................        353,527        463,880
  Line of credit (Note E)..........................................................      2,755,173      4,247,193
  Accrued expenses.................................................................        778,676        984,327
                                                                                     -------------  -------------
    Total current liabilities......................................................      8,087,593     10,738,485
Long-term debt, net of current portion (Note F)....................................        470,076        571,592
                                                                                     -------------  -------------
    Total liabilities..............................................................      8,557,669     11,310,077
                                                                                     -------------  -------------
Commitments and contingencies (Note J).............................................             --             --
Stockholders' equity:
  Common stock, par value $10 per share; 10,000 shares authorized; 1,050 shares
    issued and outstanding.........................................................         10,500         10,500
  Paid-in capital..................................................................         40,604         40,604
  Retained earnings................................................................      3,116,132      3,806,801
                                                                                     -------------  -------------
    Total stockholders' equity.....................................................      3,167,236      3,857,905
                                                                                     -------------  -------------
    Total liabilities and stockholders' equity.....................................  $  11,724,905  $  15,167,982
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                    YEAR ENDED OCTOBER 31,       ELEVEN MONTHS
                                                                 ----------------------------   ENDED SEPTEMBER
                                                                     1995           1996            30, 1997
                                                                 -------------  -------------  ------------------
Revenues.......................................................  $  33,200,744  $  40,065,289    $   45,964,006
Cost of revenues...............................................     23,187,101     27,381,581        31,994,661
                                                                 -------------  -------------  ------------------
Gross margin...................................................     10,013,643     12,683,708        13,969,345
Selling, general and administrative expenses...................      9,358,775     10,945,345        11,989,658
                                                                 -------------  -------------  ------------------
Income from operations.........................................        654,868      1,738,363         1,979,687

Other income and expenses
  Interest expense.............................................       (198,529)      (285,521)         (329,751)
  Other income.................................................         38,895         92,349           178,845
                                                                 -------------  -------------  ------------------
Income before income taxes.....................................        495,234      1,545,191         1,828,781
Income taxes (Note G)..........................................          9,800         23,700            34,900
                                                                 -------------  -------------  ------------------
Net income.....................................................        485,434      1,521,491         1,793,881
Retained earnings--beginning of period.........................      1,932,302      2,267,736         3,116,132
Distributions..................................................       (150,000)      (673,095)       (1,103,212)
                                                                 -------------  -------------  ------------------
Retained earnings--end of period...............................  $   2,267,736  $   3,116,132    $    3,806,801
                                                                 -------------  -------------  ------------------
                                                                 -------------  -------------  ------------------

   The accompanying notes are an integral part of these financial statements.

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

                            STATEMENT OF CASH FLOWS

                                                                                                 ELEVEN MONTHS
                                                                    YEAR ENDED OCTOBER 31,           ENDED
                                                                      1995          1996       SEPTEMBER 30, 1997
                                                                  ------------  -------------  ------------------
Cash flow from operating activities:
  Net income....................................................  $    485,434  $   1,521,491   $      1,793,881
  Adjustments to reconcile net income to net cash provided
    (used) by operating activities:
    Depreciation and amortization...............................       147,774        233,927            308,688
    (Increase) decrease in:
      Accounts receivable.......................................    (1,142,341)      (907,481)        (1,733,625)
      Inventory.................................................    (1,270,277)      (692,316)        (1,247,994)
      Prepaid expenses and other assets.........................        49,618        (41,134)          (191,831)
    (Decrease) increase in:
      Accounts payable..........................................       644,979        447,883            802,331
      Accrued expenses..........................................      (136,151)       271,888            205,651
      Customer deposits.........................................       307,926         45,601            110,353
                                                                  ------------  -------------  ------------------
Net cash (used) provided by operating activities................      (913,038)       879,859             47,454
                                                                  ------------  -------------  ------------------
Cash flows from investing activities:
  Purchase of property and equipment............................      (835,445)      (354,290)          (793,268)
                                                                  ------------  -------------  ------------------
Cash flows from financings activities:
  Proceeds from borrowings......................................     2,093,415     14,565,422         19,207,410
  Principal payments on borrowings..............................      (284,420)   (14,217,701)       (17,656,490)
  Stockholder distributions.....................................      (150,000)      (673,095)        (1,103,212)
                                                                  ------------  -------------  ------------------
Net cash provided (used) by financing activities................     1,658,995       (325,374)           447,708
                                                                  ------------  -------------  ------------------
Net (decrease) increase in cash.................................       (89,488)       200,195           (298,106)
Cash and cash equivalents, beginning of period..................       187,549         98,061            298,256
                                                                  ------------  -------------  ------------------
Cash and cash equivalents, end of period........................  $     98,061  $     298,256   $            150
                                                                  ------------  -------------  ------------------
                                                                  ------------  -------------  ------------------
Supplemental disclosures of cash flow information:
  Interest paid.................................................  $    198,529  $     285,521   $        329,751
  Income taxes paid.............................................  $     14,446  $      11,114   $         31,585

   The accompanying notes are an integral part of these financial statements.

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

    Minnesota Western/Creative Office Products, Inc. (the "Company") is primarily engaged in selling audio and visual equipment and supplies. The Company also provides audio/visual systems design. Substantially all of the Company's operations are in California and Washington.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and on deposit and highly liquid investments with maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

REVENUE RECOGNITION

    Substantially all revenues are recognized when products are shipped. Revenues related to systems design projects are recognized when predetermined benchmarks are achieved and the customer has agreed to the achievement of the benchmarks. Customer deposits represent advance payments from customers.

INVENTORIES

    Inventories consists primarily of purchased audio and visual merchandise. Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out basis.

INCOME TAXES

    The Company, with the consent of its shareholders, has elected S Corporation status. In lieu of federal income taxes, the shareholders are taxed on the Company's taxable income; therefore, no provision for federal income taxes has been included in the financial statements. California assesses tax to S Corporations at a reduced rate.

    Deferred California income taxes are provided for temporary differences arising from basis differences for financial reporting and tax purposes.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed on the straight-line method. Assets are depreciated over their estimated useful lives of five years for computer equipment, five to seven years for furniture and equipment and vehicles and five to ten years for leasehold improvements.

CONCENTRATION OF CREDIT RISK

    The Company sells to a wide variety of customers (with no customer comprising more than 3% of sales for any period) and conducts substantially all of its operations in California and Washington. The Company grants credit to its customers, substantially all of whom are commercial establishments located in the vicinity of the operating locations. The Company monitors its credit risk using policies and procedures considered adequate by management.

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reflected in the balance sheet for cash, accounts receivable and accounts payable approximate their respective fair values.

    The carrying value of the Company's line of credit and long-term debt approximates the fair value because of the variable nature of the interest rates on these obligations.

NOTE B--ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following:

                                                                   OCTOBER 31,   SEPTEMBER 30,
                                                                       1996          1997
                                                                   ------------  -------------
Accounts receivable--trade.......................................  $  5,188,097   $ 6,449,168
Amounts due from suppliers.......................................       173,998       675,809
Less: Allowance for doubtful accounts............................       (60,000)      (89,257)
                                                                   ------------  -------------
                                                                   $  5,302,095   $ 7,035,720
                                                                   ------------  -------------
                                                                   ------------  -------------

NOTE C--PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows:

                                                                   OCTOBER 31,   SEPTEMBER 30,
                                                                       1996          1997
                                                                   ------------  -------------
Furniture and equipment..........................................  $    276,154   $   515,659
Computer equipment...............................................       725,845     1,032,715
Vehicles.........................................................       147,487       235,642
Leasehold improvements...........................................       660,932       902,823
                                                                   ------------  -------------
                                                                      1,810,418     2,686,839
Less accumulated depreciation....................................      (548,112)     (856,800)
                                                                   ------------  -------------
                                                                   $  1,262,306   $ 1,830,039
                                                                   ------------  -------------
                                                                   ------------  -------------

NOTE D--OPERATING LEASES

    The Company leases corporate office and branch office space under operating leases at several locations in California as well as Seattle, Washington and Portland, Oregon. These leases have various terms ranging from one to five and one-half (5 1/2) years. The leases generally call for future rent increases

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

NOTE D--OPERATING LEASES (CONTINUED)
and a pass-through of certain property costs. The Company also leases a vehicle under an operating lease. As leases expire, the Company expects to renew or replace them in the ordinary course of business.

    Rent expense charged to operations the years ended October 31, 1995 and 1996 and for the eleven months ended September 30, 1997 was $217,731, $256,849 and $220,130, respectively.

    The following is a summary of noncancelable lease commitments to be charged to operations over the remaining terms of the leases exclusive of lease commitments to related parties which are disclosed in Note I:

One month ending October 31, 1997.................................................  $   14,266
Year ending October 31, 1998......................................................     126,169
Year ending October 31, 1999......................................................      36,356
Year ending October 31, 2000......................................................      36,480
Year ending October 31, 2001......................................................       9,419
Thereafter........................................................................          --

NOTE E--LINE OF CREDIT

    The Company has a line of credit which allows borrowings up to $5,700,000. The line of credit matures in March 1998. The line of credit is secured by accounts receivable, inventory and equipment. Interest is payable monthly and is calculated at the bank's prime rate plus one-quarter percent (0.25%). Availability under the line of credit is subject to set percentages of qualified accounts receivable and inventory. The line requires that the Company, among other things, maintain a ratio of debt to tangible net worth of not more than
3.5 : 1.0, current ratio of 1.0 to 1.0, depreciation and amortization coverage ratio of not less than 1.75 : 1.0 and net income. At September 30, 1997, the available and unused portion of the line of credit amounted to $1,452,807.

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

NOTE F--LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                        OCTOBER 31,  SEPTEMBER 30,
                                                                                           1996          1997
                                                                                        -----------  -------------

Notes payable to Wells Fargo Bank secured by accounts receivable, inventory and equipment. Payable in monthly installments of $11,486, including interest at the bank's prime rate plus one-quarter percent (8.75% at September 30, 1997). Due
  September 1999 and March 2001.......................................................   $ 464,262    $   371,652

Note payable to Wells Fargo Bank, secured by accounts receivable, inventory and equipment. Interest is payable monthly and is calculated at the bank's prime rate plus one-quarter percent (8.75% at September 30, 1997). Principal payments of $3,857
  are payable monthly. Due September 1999.............................................     138,872         96,445

Note payable to Wells Fargo Bank. Payable in monthly installments of $2,548 including
  interest at 9.7% per annum, due March 2002..........................................          --        146,001

Non-revolving commitment for advances up to $200,000 which may be converted to a term loan payable to Wells Fargo Bank on April 1, 1998. Secured by accounts receivable, inventory and equipment. Interest is payable monthly and is calculated at the bank's
  prime rate plus one-quarter percent (8.75% at September 30, 1997)...................      19,930         83,190

Notes payable, secured by vehicles payable in monthly installments of $3,873 including
  interest at 7.56% and 9.25% per annum. Due January 1999 through September 2000......      29,601         97,430
                                                                                        -----------  -------------

                                                                                           652,665        794,718

Less current portion..................................................................     182,589        223,126
                                                                                        -----------  -------------

                                                                                         $ 470,076    $   571,592
                                                                                        -----------  -------------
                                                                                        -----------  -------------

    For the notes payable to Wells Fargo Bank, the Company is subjected to the same debt covenant requirements as described in Note E.

    Maturities of long-term debt are as follows:

One month ending October 31, 1997.................................................  $   15,940
Year ending October 31, 1998......................................................     223,743
Year ending October 31, 1999......................................................     235,109
Year ending October 31, 2000......................................................     184,023
Year ending October 31, 2001......................................................      49,514
Year ending October 31, 2002......................................................      78,070
Thereafter........................................................................       8,319
                                                                                    ----------
                                                                                    $  794,718
                                                                                    ----------
                                                                                    ----------

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

NOTE G--INCOME TAXES

    The provision for income taxes reported in the statement of income is for California tax and is comprised of the following:

                                                                                ELEVEN MONTHS
                                                                                    ENDED
                                                      YEAR ENDED   OCTOBER 31,  SEPTEMBER 30,
                                                         1995         1996           1997
                                                      -----------  -----------  --------------
Current.............................................   $   9,000    $  24,000     $   34,900
Deferred............................................         800         (300)        --
                                                      -----------  -----------       -------
  Total tax provision...............................   $   9,800    $  23,700     $   34,900
                                                      -----------  -----------       -------
                                                      -----------  -----------       -------

    Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and tax reporting purposes. These temporary differences are determined in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. The major temporary differences are the allowance for bad debts used for book purposes, depreciation and inventory valuation.

NOTE H--401(K) SAVINGS PLAN

    Employees of the Company may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The Company matches 25% of the employee's contributions with a maximum contribution of 5.0% of the employee's compensation. The Company made matching contributions to the plan for the years ended October 31, 1995 and 1996 and for the eleven months ended September 30, 1997 of $45,281, $55,208 and $57,688, respectively.

NOTE I--RELATED PARTY TRANSACTIONS

    In October 1994, the Company entered into a ten year operating lease with the stockholders for its corporate headquarters, which the Company occupied in April 1995. In October 1996, the Company entered into a five and one-half
(5 1/2) year operating lease with the stockholders for new office space for the Company's southern California operations. The leases call for monthly rental payments of $15,000 and $17,000, respectively. Beginning in the year 2000 of the corporate headquarters lease and October 1997 for the southern California office space lease, annual rent increases are scheduled based upon the consumer price index. The Company pays for all expenses, insurance, and taxes under both lease agreements. Future minimum rental payments under these leases are:

One month ending October 31, 1997.................................................  $   32,000
Year ending October 31, 1998......................................................     384,000
Year ending October 31, 1999......................................................     384,000
Year ending October 31, 2000......................................................     384,000
Year ending October 31, 2001......................................................     384,000
Year ending October 31, 2002......................................................     265,000
Thereafter........................................................................     345,000

    The lease expense incurred on the leases with the stockholders for the years ended October 31, 1995 and 1996 and the eleven months ended September 30, 1997 was $212,656, $212,500 and $352,000, respectively.

                MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

NOTE J--COMMITMENTS AND CONTINGENCIES

    In the normal course of business the Company is subjected to certain claims and other legal actions. On the basis of information currently available, management does not believe the ultimate resolution of these matters will have a material effect on the financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Miami Computer Supply Corporation

    In our opinion, the accompanying balance sheet and the related statements of operations, cash flows and changes in shareholders' equity present fairly, in all material respects, the financial position of TBS Printware Corporation at January 3, 1997 and September 30, 1997 and the results of its operations and its cash flows for the year ended January 3, 1997 and the nine months ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

November 4, 1997
Cincinnati, Ohio

                           TBS PRINTWARE CORPORATION

                                 BALANCE SHEET

                                                                                        JANUARY 3,   SEPTEMBER 30,
                                                                                           1997          1997
                                                                                       ------------  -------------
                                                      ASSETS
Current assets:
  Cash...............................................................................  $         --   $    72,934
  Accounts receivable, net of allowance for doubtful accounts of $20,000 and $35,314,
    respectively.....................................................................     3,671,960     3,136,148
  Refundable income taxes............................................................        35,800            --
  Inventories (Note 4)...............................................................     1,137,413     1,773,082
  Prepaid expenses and deposits......................................................       147,789        91,378
  Deferred income tax assets (Note 9)................................................       131,469       140,614
                                                                                       ------------  -------------
    Total current assets.............................................................     5,124,431     5,214,156
Property and equipment, net (Note 5).................................................       458,917       351,461
                                                                                       ------------  -------------
    Total assets.....................................................................  $  5,583,348   $ 5,565,617
                                                                                       ------------  -------------
                                                                                       ------------  -------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft.....................................................................  $    770,129   $        --
  Line of credit borrowings (Note 6).................................................     1,007,244     1,359,354
  Accounts payable...................................................................     1,234,514     1,921,410
  Accrued payroll and related liabilities............................................       377,807        17,736
  Other accrued expenses.............................................................       586,243       537,830
  Current portion of long-term debt (Note 7).........................................        18,900        14,167
  Current portion of capital lease obligations (Note 8)..............................        15,871        17,084
                                                                                       ------------  -------------
    Total current liabilities........................................................     4,010,708     3,867,581
Long-term debt (Note 7)..............................................................         9,442            --
Capital lease obligations (Note 8)...................................................        97,377        85,292
Deferred income taxes (Note 9).......................................................        17,000           999
                                                                                       ------------  -------------
    Total liabilities................................................................     4,134,527     3,953,872
                                                                                       ------------  -------------
Shareholders' equity:
  Common stock, no par value, 500,000 shares authorized, 100,000 shares issued and
    outstanding......................................................................       100,000       100,000
  Additional paid in capital.........................................................     1,466,748     1,466,748
  Retained earnings (deficit)........................................................      (117,927)       44,997
                                                                                       ------------  -------------
    Total shareholders' equity.......................................................     1,448,821     1,611,745
                                                                                       ------------  -------------
    Total liabilities and shareholders' equity.......................................  $  5,583,348   $ 5,565,617
                                                                                       ------------  -------------
                                                                                       ------------  -------------

   The accompanying notes are an integral part of these financial statements.

                           TBS PRINTWARE CORPORATION

                            STATEMENT OF OPERATIONS

                                                                       NINE        NINE
                                                                      MONTHS      MONTHS
                                                        YEAR ENDED    ENDED       ENDED
                                                        JANUARY 3,  SEPTEMBER   SEPTEMBER
                                                           1997      30, 1996    30, 1997
                                                        ----------  ----------  ----------
                                                                    (UNAUDITED)
Net sales.............................................  $21,764,538 $15,778,250 $14,780,269
Cost of sales.........................................  19,711,510  14,150,890  12,953,345
                                                        ----------  ----------  ----------
                                                         2,053,028   1,627,360   1,826,924
                                                        ----------  ----------  ----------
Operating expenses:
  Selling, general and administrative.................   3,046,125   1,645,139   1,480,149
  Facility relocation expense.........................     383,937     172,237      27,718
                                                        ----------  ----------  ----------
    Total operating expenses..........................   3,430,062   1,817,376   1,507,867
                                                        ----------  ----------  ----------
Income (loss) before interest and other income........  (1,377,034)   (190,016)    319,057
Interest expense......................................     (95,247)    (69,371)    (72,239)
Other income, net.....................................       8,465      68,688      22,967
                                                        ----------  ----------  ----------
Income (loss) before income taxes.....................  (1,463,816)   (190,699)    269,785
Income tax (expense) benefit (Note 9).................      85,469    (294,015)   (106,861)
                                                        ----------  ----------  ----------
Net income (loss).....................................  $(1,378,347) $ (484,714) $  162,924
                                                        ----------  ----------  ----------
                                                        ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                           TBS PRINTWARE CORPORATION

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                   COMMON STOCK        ADDITIONAL     RETAINED
                                                              ----------------------    PAID-IN       EARNINGS
                                                                SHARES      VALUE       CAPITAL       (DEFICIT)
                                                              ----------  ----------  ------------  -------------
Balance at December 29, 1995................................     100,000  $  100,000  $    202,595  $   1,260,420

Net loss for the period.....................................          --          --            --     (1,378,347)

Capital contributed by shareholders.........................          --          --     1,264,153             --
                                                              ----------  ----------  ------------  -------------

Balance at January 3, 1997..................................     100,000     100,000     1,466,748       (117,927)

Net income for the period...................................          --          --            --        162,924
                                                              ----------  ----------  ------------  -------------

Balance at September 30, 1997...............................     100,000  $  100,000  $  1,466,748  $      44,997
                                                              ----------  ----------  ------------  -------------
                                                              ----------  ----------  ------------  -------------

   The accompanying notes are an integral part of these financial statements.

                           TBS PRINTWARE CORPORATION

                            STATEMENT OF CASH FLOWS

                                                                     NINE MONTHS  NINE MONTHS
                                                            YEAR        ENDED        ENDED
                                                           ENDED      SEPTEMBER    SEPTEMBER
                                                         JANUARY 3,      30,          30,
                                                            1997        1996         1997
                                                         ----------  -----------  -----------
                                                                     (UNAUDITED)
Cash flows from operating activities
  Net income (loss)....................................  $(1,378,347)  $(484,714)  $ 162,924
  Non-cash period expense (Note 12)....................   1,264,153     948,115           --
  Adjustment to reconcile net income
    to net cash flows from
    operating activities:
      Depreciation and amortization....................     172,267     147,476      111,668
      Deferred income taxes............................    (116,469)    297,862      (25,146)
  Changes in assets and liabilities:
      Accounts receivable..............................    (830,764) (2,011,490)     535,812
      Refundable income taxes..........................     (35,800)         --       35,800
      Inventory........................................     439,737     185,840     (635,669)
      Prepaid expenses and deposits....................     (51,031)    (32,002)      56,411
      Accounts payable.................................    (281,548)  1,812,925      686,896
      Accrued payroll and related liabilities..........      60,131    (297,289)    (360,071)
      Other accrued expenses...........................     257,980    (111,396)     (48,413)
                                                         ----------  -----------  -----------
      Net cash from operating activities...............    (499,691)    455,327      520,212
                                                         ----------  -----------  -----------
Cash flows from investing activities
  Purchase of equipment................................    (179,971)    (91,747)      (4,212)
                                                         ----------  -----------  -----------
Cash flows from financing activities
  Line of credit borrowings............................   4,514,782   2,600,000    6,616,019
  Line of credit repayments............................  (4,457,538) (2,475,000)  (6,263,909)
  Long-term debt principal repayments..................     (24,475)    (15,803)     (14,175)
  Capital lease obligation principal payments..........     (15,019)    (12,782)     (10,872)
                                                         ----------  -----------  -----------
      Net cash from financing activities...............      17,750      96,415      327,063
                                                         ----------  -----------  -----------
Net change in (bank overdraft) cash....................    (661,912)    459,995      843,063
                                                         ----------  -----------  -----------
(Bank overdraft) cash at beginning of period...........    (108,217)   (108,217)    (770,129)
                                                         ----------  -----------  -----------
(Bank overdraft) cash at end of period.................  $ (770,129)  $ 351,778    $  72,934
                                                         ----------  -----------  -----------
                                                         ----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                           TBS PRINTWARE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                     JANUARY 3, 1997 AND SEPTEMBER 30, 1997

1. THE COMPANY

    The Company distributes computer supplies and develops, manufacturers and markets printer ribbons, toner and developers for data processing peripheral equipment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR AND INTERIM FINANCIAL DATA

    The Company reports on a fifty-two or fifty-three week fiscal year ending on the Friday nearest December 31 of each year. The year ended January 3, 1997 included 53 weeks of operating activity.

    The unaudited financial statements for the nine months ended September 30, 1996 have been prepared in accordance with Rule 10-01 of SEC Regulation S-X. Consequently, these interim financial statements do not include all the disclosures required under generally accepted accounting principles. However, in the opinion of the management, the financial statements presented herein contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations and cash flows of the Company for the nine months ended September 30, 1996.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These affect the reported amounts of assets and liabilities and disclosures of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

INVENTORIES

    Inventories consist of printer ribbons, toner, developer and miscellaneous computer supplies and is stated at the lower of cost or fair market. Cost is determined using the first-in, first-out method of inventory valuation.

PROPERTY AND EQUIPMENT

    Property and equipment, including capital leases, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line basis. The provision for depreciation is based on the estimated useful lives of furniture and equipment (3-10 years). Capital leases and leasehold improvements are amortized over the life of the lease.

REVENUE RECOGNITION

    Revenue is recognized by the Company upon shipment of product.

INCOME TAXES

    The Company records income taxes using the liability method which requires the recognition of deferred tax assets and liabilities for the expected tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in tax law or rates are considered.

                           TBS PRINTWARE CORPORATION

                     JANUARY 3, 1997 AND SEPTEMBER 30, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

    Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for sales on credit. The Company maintains reserves for potential credit losses and such losses have been within management's expectations.

    In all material respects, the carrying value of the Company's financial instruments approximates its fair value. There are no off-balance sheet financial instruments.

3. RELATED PARTY TRANSACTIONS

    Affiliated companies of a shareholder of the Company provided the Company sales consulting services aggregating $292,000 and $32,400 for the year ended January 3, 1997 and for the nine months ended September 30, 1997, respectively. Other accrued expenses included $189,000 for such services at January 3, 1997 and September 30, 1997.

4. INVENTORIES

    Inventories consist of the following:

                                                                    JANUARY 3,   SEPTEMBER 30,
                                                                       1997          1997
                                                                   ------------  -------------
Raw Materials....................................................  $    181,386   $   138,545
Finished goods...................................................       956,027     1,634,537
                                                                   ------------  -------------
                                                                   $  1,137,413   $ 1,773,082
                                                                   ------------  -------------
                                                                   ------------  -------------

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                   JANUARY 3,    SEPTEMBER 30,
                                                                      1997           1997
                                                                  -------------  -------------
Furniture and equipment.........................................  $   1,412,557   $ 1,416,769
Leasehold improvements..........................................         34,296        34,296
Vehicles........................................................        153,302       153,302
                                                                  -------------  -------------
                                                                      1,600,155     1,604,367
Less: Accumulated depreciation and amortization.................     (1,141,238)   (1,252,906)
                                                                  -------------  -------------
                                                                  $     458,917   $   351,461
                                                                  -------------  -------------
                                                                  -------------  -------------

6. CREDIT FACILITY

    At September 30, 1997, the Company has a credit facility with a bank that provides the Company a $2,500,000 revolving loan. The credit agreement expires on June 1, 1999. Outstanding borrowings under

                           TBS PRINTWARE CORPORATION

                     JANUARY 3, 1997 AND SEPTEMBER 30, 1997

6. CREDIT FACILITY (CONTINUED)
the revolving loan were $1,007,244 and $1,359,354 at January 3, 1997 and September 30, 1997, respectively. In addition, the Company has a term loan with the bank (see Note 7).

    Borrowings under the revolving loan bear interest at the lesser of the bank's reference rate (8.25% at January 3, 1997 and 8.5% at September 30, 1997) or the bank's adjusted LIBOR rate plus 1.75% (7.25% at January 3, 1997 and 7.4063% - 7.4375% at September 30, 1997). The applicable interest rate is selected by the Company at the time of the borrowings and shall apply for the interest period, as defined in the agreement. At January 3, 1997, borrowings aggregating $700,000 were 7.25% and borrowings aggregating $307,244 were 8.25%. At September 30, 1997, borrowings aggregating $700,000 were 7.4063%, borrowings aggregating $300,000 were 7.4375% and borrowings aggregating $359,354 were 8.5%. All borrowings are collateralized by substantially all of the Company's assets.

    Under the terms of the credit facility the Company is required to maintain certain financial covenants. In addition, except as permitted by the bank, the Company may not declare or pay dividends, issue or acquire any of its capital stock, make capital expenditures in excess of $250,000 during any single year or incur additional indebtedness.

    Interest paid totaled $95,247 and $72,139 for the year ended January 3, 1997 and the nine months ended September 30, 1997, respectively.

7. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                     JANUARY 3,   SEPTEMBER 30,
                                                                        1997          1997
                                                                     -----------  -------------
Note payable to bank, interest at bank's reference rate plus .25%
  (8.5% at January 3, 1997 and 8.75% at September 30, 1997),
  collateralized by related equipment, monthly principal payments
  of $1,575 through July 1998......................................   $  28,342    $    14,167
Less current portion...............................................     (18,900)       (14,167)
                                                                     -----------  -------------
                                                                      $   9,442    $        --
                                                                     -----------  -------------
                                                                     -----------  -------------

8. LEASES

OPERATING LEASE

    During the year ended January 3, 1997, the Company relocated its corporate facility to a new location. The Company leases its new facility under an operating lease that expires in June 2001. The Company is required to pay its share of property taxes, insurance and maintenance costs. The Company also leases a regional facility under an operating lease that expires in December 2002. Rental expense for both the corporate and regional facilities was $250,791 and $111,070 for the year ended January 3, 1997 and the nine months ended September 30, 1997, respectively.

    The Company remains obligated for the corporate facility it occupied prior to its relocation. The Company subsequently subleased this space to another company in December 1996. Rental expense along

                           TBS PRINTWARE CORPORATION

                     JANUARY 3, 1997 AND SEPTEMBER 30, 1997

8. LEASES (CONTINUED)
with other costs to relocate the corporate facility was $398,215 and $285,658 during the year ended January 3, 1997 and the nine months ended September 30, 1997, respectively. Sublease rent was $14,278 and $257,940 for the year ended January 3, 1997 and the nine months ended September 30, 1997, respectively. The lease expired in November 1997.

CAPITAL LEASES

    The Company leases two vehicles under agreements accounted for as capital lease agreements. The leases expire January and March 2000. The Company is required to pay all costs related to ownership. Leased equipment is included in property and equipment as follows:

                                                                     JANUARY 3,  SEPTEMBER 30,
                                                                        1997         1997
                                                                     ----------  -------------
Vehicles...........................................................  $  140,975   $   140,975
Accumulated amortization...........................................     (30,326)      (43,754)
                                                                     ----------  -------------
                                                                     $  110,649   $    97,221
                                                                     ----------  -------------
                                                                     ----------  -------------

    FUTURE MINIMUM LEASE PAYMENTS

    The future minimum lease payments at September 30, 1997 are as follows:

                                                                       OPERATING
                                                                       LEASES NET
                                                            CAPITAL        OF
FISCAL YEAR                                                  LEASES     SUBLEASE     TOTAL
---------------------------------------------------------  ----------  ----------  ----------
1997.....................................................  $    6,785  $   28,250  $   35,035
1998.....................................................      27,139     124,508     151,647
1999.....................................................      27,139     133,078     160,217
2000.....................................................      62,382     133,078     195,460
2001.....................................................          --      70,939      70,939
2002.....................................................          --       8,800       8,800
                                                           ----------  ----------  ----------
                                                              123,445  $  498,653  $  622,098
                                                                       ----------  ----------
                                                                       ----------  ----------
Less imputed interest....................................      21,069
                                                           ----------
Present value of future minimum lease payments...........     102,376
Less current portion.....................................      17,084
                                                           ----------
                                                           $   85,292
                                                           ----------
                                                           ----------

                           TBS PRINTWARE CORPORATION

                     JANUARY 3, 1997 AND SEPTEMBER 30, 1997

9. INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                                                  NINE MONTHS
                                                                    YEAR ENDED       ENDED
                                                                    JANUARY 3,   SEPTEMBER 30,
                                                                       1997          1997
                                                                    -----------  -------------
Current liability:
  Federal.........................................................  $    25,000   $   101,831
  State...........................................................        6,000        30,176
                                                                    -----------  -------------
                                                                         31,000       132,007
                                                                    -----------  -------------

Deferred liability (benefit):
  Federal.........................................................      (98,998)      (19,314)
  State...........................................................      (17,471)       (5,832)
                                                                    -----------  -------------
                                                                       (116,469)      (25,146)
                                                                    -----------  -------------
                                                                    $   (85,469)  $   106,861
                                                                    -----------  -------------
                                                                    -----------  -------------

    The deferred income tax assets and liabilities are as follows:

                                                                     JANUARY 3,  SEPTEMBER 30,
                                                                        1997         1997
                                                                     ----------  -------------
Deferred income tax assets:
  Revenue recognition..............................................  $  101,948   $        --
  Reserves and accruals not currently deductible...................      58,679       148,533
  Other............................................................       3,842           (15)
                                                                     ----------  -------------
                                                                     $  164,469   $   148,518
                                                                     ----------  -------------
                                                                     ----------  -------------
Deferred income tax liabilities:
  Depreciation.....................................................  $   17,000   $       999
  Reserves and accruals currently deductible.......................      33,000         7,904
                                                                     ----------  -------------
                                                                     $   50,000   $     8,903
                                                                     ----------  -------------
                                                                     ----------  -------------

    The following table summarizes the difference between the income tax provision at expected statutory rates and the Company's provision for income taxes:

                                                                                  NINE MONTHS
                                                                    YEAR ENDED       ENDED
                                                                    JANUARY 3,   SEPTEMBER 30,
                                                                       1997          1997
                                                                    -----------  -------------
Income tax (benefit) at expected federal statutory rate...........  $  (497,697)  $    91,727
State income taxes, net of federal benefit........................       (7,570)       16,067
Lack of tax benefit on settlement with supplier (Note 12).........      429,815            --
Other.............................................................      (10,017)         (933)
                                                                    -----------  -------------
Provision (benefit) for income taxes..............................  $   (85,469)  $   106,861
                                                                    -----------  -------------
                                                                    -----------  -------------

                           TBS PRINTWARE CORPORATION

                     JANUARY 3, 1997 AND SEPTEMBER 30, 1997

9. INCOME TAXES (CONTINUED)
    Income taxes paid amounted to $57,935 and $10,602 for the year ended January 3, 1997 and for the nine months ended September 30, 1997, respectively.

10. EMPLOYEE BENEFITS

    The Company has a defined contribution 401(k) plan available to substantially all employees. Each participant may elect to defer up to 20% of his or her annual salary, subject to Internal Revenue Code limitations. The Company matches 50% of the participant's contribution up to the first 5% of the participant's compensation. Employee contributions are fully vested and Company contributions are 50% vested after the first year of service and are fully vested after two years of service. Company contributions were approximately $25,000 and $14,800 for the year ended January 3, 1997 and for the nine months ended September 30, 1997, respectively.

11. MAJOR CUSTOMER

    Net sales to one customer were approximately $4,900,000 and $3,200,000 for the year ended January 3, 1997 and for the nine months ended September 30, 1997, respectively. The receivable balance for sales to this customer were $709,323 and $992,611 at January 3, 1997 and September 30, 1997, respectively.

12. SETTLEMENT WITH SUPPLIER

    In 1997, the shareholders of the Company reached an agreement with a supplier regarding the supplier's assertion that the Company had underpaid the supplier for purchases of inventory during the fiscal years ended December 29, 1995 and January 3, 1997. The shareholders settled the matter by making a payment to the supplier of which $1,264,153 related to the fiscal year ended January 3, 1997. The payment has been reflected in the accompanying financial statements as a charge against cost of goods sold with an offsetting credit to additional paid-in capital.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Miami Computer Supply Corporation

    In our opinion, the accompanying balance sheet and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Britco, Inc. at April 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Cincinnati, Ohio
October 22, 1997

                                  BRITCO, INC.

                                 BALANCE SHEET

                                                                       APRIL 30,  JULY 31,
                                                                         1997       1997
                                                                       ---------  ---------
                                                                                  (UNAUDITED)

                                          ASSETS

Current assets:
  Cash and cash equivalents..........................................  $ 386,539  $ 383,716
  Accounts receivable net of allowance for doubtful accounts of
    $73,472 and $76,608, respectively................................  1,507,780  2,018,774
  Inventory..........................................................    412,335    448,088
  Prepaid expenses...................................................     14,662     16,482
  Other assets.......................................................    144,854     63,433
                                                                       ---------  ---------
    Total current assets.............................................  2,466,170  2,930,493
Property and equipment...............................................     12,844     11,938
                                                                       ---------  ---------
Total assets.........................................................  $2,479,014 $2,942,431
                                                                       ---------  ---------
                                                                       ---------  ---------

                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................................  $1,463,466 $1,914,851
  Accrued payroll and related liabilities............................     52,850     55,100
  Accrued income and other tax liabilities...........................    113,668    111,613
  Other accrued liabilities..........................................    184,656    141,545
                                                                       ---------  ---------
Total liabilities....................................................  1,814,640  2,223,109
                                                                       ---------  ---------
Shareholders' equity:
    Common stock, par value $1.00 per share, 10,000 shares
      authorized, issued and outstanding.............................     10,000     10,000
    Paid in capital..................................................      5,000      5,000
    Retained earnings................................................    649,374    704,322
                                                                       ---------  ---------
Total shareholders' equity...........................................    664,374    719,322
                                                                       ---------  ---------
Total liabilities and shareholders' equity...........................  $2,479,014 $2,942,431
                                                                       ---------  ---------
                                                                       ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                                  BRITCO, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                        THREE        THREE
                                                         YEAR ENDED    MONTHS       MONTHS
                                                         APRIL 30,   ENDED JULY   ENDED JULY
                                                            1997      31, 1996     31, 1997
                                                         ----------  -----------  -----------
                                                                     (UNAUDITED)
                                                                                  (UNAUDITED)
Net sales..............................................  $15,721,713  $3,468,595   $4,452,320
Cost of goods sold.....................................  13,705,034   2,973,936    3,857,070
                                                         ----------  -----------  -----------
Gross margin...........................................   2,016,679     494,659      595,250
Selling, general and administrative expenses...........   1,967,488     441,757      524,570
Other..................................................      (1,086)        942       (2,731)
                                                         ----------  -----------  -----------
Income before income taxes.............................      48,105      53,844       67,949
Income tax provision...................................      14,613      11,190       13,001
                                                         ----------  -----------  -----------
Net income.............................................      33,492      42,654       54,948
Retained earnings--beginning of period.................     615,882     615,882      649,374
                                                         ----------  -----------  -----------
Retained earnings--end of period.......................  $  649,374   $ 658,536    $ 704,322
                                                         ----------  -----------  -----------
                                                         ----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                                  BRITCO, INC.

                            STATEMENT OF CASH FLOWS

                                                               YEAR        THREE        THREE
                                                               ENDED      MONTHS       MONTHS
                                                             APRIL 30,  ENDED JULY   ENDED JULY
                                                               1997      31, 1996     31, 1997
                                                             ---------  -----------  -----------
                                                                        (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
Net income.................................................  $  33,492   $  42,654    $  54,948
Adjustments to reconcile net income to net cash flows from
  operating activities:
  Depreciation and amortization............................      3,624         905          906
  Deferred income taxes....................................    (58,492)         --           --
Changes in assets and liabilities:
  Accounts receivable......................................   (207,939)     54,057     (510,994)
  Inventory................................................     45,742     (50,238)     (35,753)
  Prepaid expenses and other assets........................    (71,821)    (20,933)      79,601
  Accounts payable.........................................    110,488     (25,464)     451,385
  Accrued liabilities......................................    117,475       7,323      (42,916)
                                                             ---------  -----------  -----------
Net cash flows from operating activities:..................    (27,431)      8,304       (2,823)
Cash flows from investing activities:
  Additions to property and equipment......................    (10,230)         --           --
                                                             ---------  -----------  -----------
Net change in cash and cash equivalents....................    (37,661)      8,304       (2,823)
Cash and cash equivalents at beginning of period...........    424,200     424,200      386,539
                                                             ---------  -----------  -----------
Cash and cash equivalents at end of period.................  $ 386,539   $ 432,504    $ 383,716
                                                             ---------  -----------  -----------
                                                             ---------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                                  BRITCO, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

    The Company is a distributor of office and computer supplies with operations in Houston and San Antonio, Texas. The Company provides office and computer products to a wide variety of customers and no one customer comprises more than 10% of sales.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    Cash equivalents substantially consist of highly liquid securities with maturity dates of 90 days or less.

    REVENUE RECOGNITION

    Revenue is recognized upon shipment of products.

    INVENTORY

    Inventory consists of office and computer supplies and is stated at the lower of cost or fair market value. Cost is determined using the average cost method of inventory valuation.

    PROPERTY AND EQUIPMENT

    Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method. The provision for depreciation is based on the estimated useful lives of equipment, furniture and fixtures (three to five years).

    INCOME TAXES

    The Company records income taxes using the liability method which requires the recognition of deferred tax assets and liabilities for the expected tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in tax law or rates are considered.

    CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

    Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers and monitors credit risk using policies and procedures which management considers adequate in the circumstances. The Company generally does not require collateral for sales on credit.

    In all material respects, the carrying value of the Company's financial instruments approximates the fair values.

    INTERIM FINANCIAL STATEMENTS

    The unaudited financial statements as of and for the three months ended July 31, 1996 and 1997 have been prepared in accordance with Rule 10-01 of SEC Regulation S-X. Consequently, these interim financial statements do not include all the disclosures required under generally accepted accounting principles. However, in the opinion of the management, the financial statements presented herein contain

                                  BRITCO, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods indicated.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These affect the reported amounts of assets, liabilities, revenues and expenses during the reporting periods. Actual results could differ from those estimated.

3. RELATED PARTY TRANSACTIONS

    For the year ended April 30, 1997, the Company sold, at cost, goods to affiliated companies of a shareholder of the Company aggregating $213,379. Receivables related to these sales were collected prior to April 30, 1997.

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                    APRIL 30,
                                                                                      1997
                                                                                   -----------
Furniture and equipment..........................................................  $    86,183
Leasehold improvements...........................................................       28,720
                                                                                   -----------
                                                                                       114,903
Less--Accumulated depreciation...................................................     (102,059)
                                                                                   -----------
                                                                                   $    12,844
                                                                                   -----------
                                                                                   -----------

    The Company operates from leased premises under operating leases expiring within the next twelve months. Accordingly, future lease commitments are not material. Management expects these leases will be renewed in the ordinary course of business. Rental expense for the year ended April 30, 1997 totalled approximately $64,000.

5. CREDIT FACILITY

    At April 30, 1997, the Company had an unused credit line with a bank for $500,000. Interest associated with this line of credit, if utilized, is at the bank's prime rate. No borrowings occurred on this line of credit during the year ended April 30, 1997.

                                  BRITCO, INC.

6. INCOME TAXES

    The provision (benefit) for income taxes consists of federal income taxes. State taxes are determined on a franchise basis. The provision (benefit) for income taxes is summarized below:

                                                                                    APRIL 30,
                                                                                       1997
                                                                                    ----------
Current...........................................................................  $   73,105
Deferred..........................................................................     (58,492)
                                                                                    ----------
Total.............................................................................  $   14,613
                                                                                    ----------
                                                                                    ----------

    The deferred income tax assets and liabilities are as follows:

                                                                                     APRIL 30,
                                                                                       1997
                                                                                     ---------
Deferred income tax assets:
  Reserves and accruals not currently deductible...................................  $  31,476
                                                                                     ---------
                                                                                     ---------
Deferred income tax liabilities:
  Depreciation.....................................................................  $   4,367
                                                                                     ---------
                                                                                     ---------

    Deferred tax assets and deferred tax liabilities are included in other assets and accrued income and other tax liabilities, respectively, in the accompanying balance sheet. The effective tax rate did not differ materially from the expected statutory rate. Income taxes paid amounted to $57,935 for the year ended April 30, 1997.

[INSIDE BACK COVER:]

        [Architect's color elevation drawing of the Company's office/warehouse facility in Dayton, Ohio.]

        [Drawing caption:] "Miami Computer Supply Corporation's corporate headquarters located in Dayton, Ohio."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     8
Use of Proceeds...........................................................    12
Price Range of Common Stock and Dividend Policy...........................    13
Capitalization............................................................    14
Selected Consolidated Financial Data......................................    15
Unaudited Pro Forma Financial Data........................................    17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations............................................................ .    19
Business..................................................................    25
Management................................................................    36
Certain Transactions......................................................    45
Principal Stockholders....................................................    47
Description of Capital Stock..............................................    50
Restrictions on Acquisition of the Company................................    51
Shares Eligible for Future Sale...........................................    54
Underwriting..............................................................    55
Legal Matters.............................................................    56
Independent Accountants...................................................    56
Available Information.....................................................    57
Additional Information....................................................    57
Index to Financial Statements.............................................   F-1

                                           SHARES

                                     [LOGO]

                             MIAMI COMPUTER SUPPLY
                                  CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 1998

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                            WILLIAM BLAIR & COMPANY

                                MORGAN KEEGAN &
                                 COMPANY, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following statement sets forth the estimated amount of expenses (other than underwriting discounts and commissions) to be borne by the Registrant in connection with the Offering.

SEC filing fees.................................................  $12,425.00
NASD fees.......................................................   4,712.00
Nasdaq 10b-17 fees..............................................  17,500.00
Printing, postage and mailing...................................        *
Legal fees and expenses.........................................        *
Blue Sky fees and expenses......................................        *
Accounting fees and expenses....................................        *
Miscellaneous fees and expenses.................................        *
                                                                  ---------
Total...........................................................  $     *
                                                                  ---------
                                                                  ---------

*   To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is an Ohio corporation. Section 1701.59 of the Ohio General Corporation law (the "OGCL") states:

   "(B) A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by:

        (1) One or more directors, officers, or employees of the corporation who the director reasonably believes are reliable and competent in the matters prepared or presented;

        (2) Counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person's professional or expert competence;

        (3) A committee of the directors upon which he does not serve, duly established in accordance with a provision of the articles or the regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

    (C) For purposes of division (B) of this section:

        (1) A director shall not be found to have violated his duties under division (B) of this section unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances in any action brought against a director, including actions involving or affecting any of the following:

           (a) A change or potential change in control of the corporation, including a determination to resist a change or potential change in control made pursuant to division (F) (7) of section 1701.13 of the Revised Code.

           (b) A termination or potential termination of his service to the corporation as a director;

           (c) His service in any other position or relationship with the corporation.

        (2) A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared or presented by the persons described in divisions (B)(1) to (3) of this section to be unwarranted.

        (3) Nothing contained in this division limits relief available under section 1701.60 of the Revised Code.

    (D) A director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. Nothing contained in this division affects the liability of directors under section 1701.95 of the Revised Code or limits relief available under section 1701.60 of the Revised Code. This division does not apply if, and only to the extent that, at the time of a director's act or omission that is the subject of complaint, the articles or the regulations of the corporation state by specific reference to this division that the provisions of this division do not apply to the corporation.

    (E) For purposes of this section, a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation's shareholders and, in his discretion, may consider any of the following:

        (1) The interests of the corporation's employees, suppliers, creditors, and customers;

        (2) The economy of the state and nation;

        (3) Community and societal considerations;

        (4) The long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

    (F) Nothing contained in division (C) or (D) of this section affects the duties of either of the following:

        (1) A director who acts in any capacity other than his capacity as a director;

        (2) A director of a corporation that does not have issued and outstanding shares that are listed on a national securities exchange or are regularly quoted in an over-the-counter market by one or more members of a national or affiliated securities association, who votes for or assents to any action taken by the directors of the corporation that, in connection with a change in control of the corporation, directly results in the holder or holders of a majority of the outstanding shares of the corporation receiving a greater consideration for their shares than other shareholders."

    Section 1701.13(E) of the OGCL states:

   "(E) (1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of it self, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation, as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

           (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas of the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

           (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

        (3) To the extent that a director, trustee officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

        (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

           (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are to parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or
       (2) of this section;

           (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

           (c) By the shareholders;

           (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

    Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

       (5) (a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                (i) Repay such amount if it is provided by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

           (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon the receipt of an undertaking by or on behalf of the director, trustee, officer employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

        (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

        (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5)(6), or (7).

        (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent or another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity."

    The Amended and Restated Articles of Incorporation ("Articles") of the Company also limit the liability of, and provide indemnification to, directors and officers of the Company. Article VIII of the Company's Articles states:

   "A. LIMITATION OF LIABILITY. No director shall be personally liable to the Corporation or its shareholders for monetary damages for any act or omission by such director as a director; provided that a director's liability shall not be limited or eliminated to the extent that it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation, or was undertaken with reckless disregard for the best interests of the Corporation. No amendment to or repeal of this Article VIII.A. shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

    B. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be a made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, partnership, joint venture, trust or other enterprise or employee benefit plan, against liability and expenses (including court costs and attorney's fees), judgments, fines, excise taxes and amounts paid in satisfaction, settlement or compromise actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent authorized by Section 1701.13 of the OGCL or any successor provision thereto.

    C. ADVANCEMENT OF EXPENSES. Reasonable expenses incurred by a director, officer, employee or agent of the Corporation in defending an action, suit or proceeding described in Article VIII.B. shall be paid by the Corporation as they are incurred, in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors only upon receipt of written affirmation by or on behalf of such person in which he agrees to do both of the following: (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with the deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation, and (ii) reasonably cooperate with the Corporation concerning the action, suit or proceeding.

    D. OTHER RIGHTS AND REMEDIES. The indemnification provided by this Article VIII shall not be deemed to exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Articles of Amendment, any insurance or other agreement, trust fund, letter of credit, surety bond, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, member, manager or agent and shall inure to the benefit of the heirs, executors and administrators of such person; provided that no indemnification shall be made to or on behalf of an individual in respect of any of the following: (i) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, a court of competent jurisdiction determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper; or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the OGCL or any successor thereto.

    E. INSURANCE. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, partnership, joint venture, trust or another enterprise or employee benefit plan, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article or the OGCL.

    F. MODIFICATION. The duties of the Corporation to indemnify and to advance expenses to a director, officer, employee or agent provided in this Article VIII shall be in the nature of a contract between the Corporation and each such director, officer, employee or agent and no amendment or repeal of any provision of this Article VIII shall alter, to the detriment of such director, officer, employee or agent, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal."

    Article X of the Company's Code of Regulations states:

       "(a) A director of the Corporation shall not be personally liable for monetary damages for action taken, or any failure to take action, as a director, to the extent set forth in the Corporation's Amended and Restated Articles of Incorporation, which provisions are incorporated herein with the same affect as if they were set forth herein.

        (b) The Corporation shall indemnify any person who is a director, officer, employee or agent of the Corporation to the extent set forth in the Corporation's Amended and Restated Articles of Incorporation, which provisions are incorporated herein with the same affect as if they were set forth herein."

    In addition, the Company maintains a directors and officers liability insurance policy relating to certain actions or omissions which may be taken, or omitted to be taken, by the directors and officers of the Company, as well as a policy which insures against errors and omissions in the offering documents relating to the offer and sale of the Common Stock to the public.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On October 8, 1997, the Company acquired NTI Data Products, Inc. a New Hampshire corporation ("NTI"), by means of NTI's merger with and into MCSC New Hampshire Acquisition Corporation, a subsidiary of the Company organized in New Hampshire. The Company issued 137,501 shares of its Common Stock based on $9.00 per share to Thomas R. James, President and a stockholder of NTI, and Stephen M. Mulloy, Vice President and a stockholder of NTI, in exchange for 100.0% of the issued and outstanding common stock of NTI.

    On December 5, 1997, the Company acquired Britco, Inc. a Texas corporation ("Britco") by means of Britco's merger with and into MCSC Texas Acquisition Corporation, a subsidiary of the Company organized in Texas. The Company issued 275,000 shares of its Common Stock based on $9.17 per share to Gretchen K. Ferguson, the President and a stockholder of Britco, and Charles L. Ferguson, the Vice President and a stockholder of Britco, in exchange for 100.0% of the issued and outstanding common stock of Britco.

    On December 31, 1997, the Company acquired TBS Printware Corporation, a California corporation ("TBS"), by means of TBS's merger with and into MCSC Fremont Acquisition Corporation, a subsidiary of the Company organized in California. The Company issued 315,000 shares of its Common Stock based on $9.58 per share to Robert Salomon, a director, the Chief Executive Officer and a stockholder of TBS, John McCoubrie, a director, the President and a stockholder of TBS and Lothar Rowe, a director and a stockholder of TBS in exchange for 100.0% of the issued and outstanding common stock of TBS.

    On January 15, 1998, the Company acquired Minnesota Western/Creative Office Products, Inc., a California corporation ("MW"), by means of MW's merger with and into MCSC California Acquisition Corporation, a subsidiary of the Company organized in California. The Company issued 1,322,555 shares of its Common Stock based on $9.33 per share to H. Clark Gilson, a director, the President and a stockholder of MW, individually and together with Kay A. Gilson, his spouse, as Trustees of the Gilson Trust, dated November 5, 1993, Ruy J. Pereira, a director, a Vice President and a stockholder of MW, individually and as Trustee of the Pereira Trust, dated November 12, 1992, Mr. Larry R. Goodman, a director, a Vice President and a stockholder of MW, individually and together with Linda
D. Goodman, his spouse, as Trustees of the Goodman Trust, dated February 7, 1994, in exchange for 100.0% of the issued and outstanding common stock of MW.

    On March 3, 1998, the Company acquired Computer Showcase, Inc., a Georgia corporation ("CSI"), by means of CSI's merger with and into MCSC Bulldog Acquisition Corporation, a subsidiary of the Company organized in Georgia. The Company issued 180,269 shares of its Common Stock based on $10.27 per share to Deborah Smith, a director, the President and a stockholder of CSI and Jerrold H. Smith, a director, the Vice President and a stockholder of CSI, in exchange for 100.0% of the issued and outstanding common stock of CSI.

    Each of the foregoing transactions was exempt from the registration requirements of the Securities Act under Section 4(2) thereof and Rule 506 of Regulation D of the General Rules and Regulations promulgated thereunder ("Regulation D"). The securities in each of the foregoing acquisitions were privately placed with individuals, who represented their status as accredited investors as that term is defined in Rule 501(a) of Regulation D.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                                       INDEX TO EXHIBITS DESCRIPTION
------------  ------------------------------------------------------------------------------------------------------
    1.0       Underwriting Agreement*.

    3.1       Amended and Restated Articles of Incorporation of Miami Computer Supply Corporation.(1)

    3.2       Amended and Restated Code of Regulations of Miami Computer Supply Corporation.(1)

    4.0       Form of Stock Certificate of Miami Computer Supply Corporation.(1)

    5.0       Form of opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality.

   10.1       Lease by and between Draft Partnership and Miami Computer Supply, Inc. dated October 26, 1995.(1)

   10.2       Lease by and between John Schwarz, Sr., Marcella Schwarz, John and Robert T. Schwarz and Miami
                Computer Supply, Inc., dated June 30, 1994.(1)

   10.3       Miami Computer Supply, Inc. Profit Sharing Plan.(1)

   10.4       Miami Computer Supply, Inc. Section 125C Cafeteria Plan.(1)

   10.5       Credit Facility between Miami Computer Supply, Inc. and National City Bank, as Administrative Agent,
                and the Named Lending Institutions, dated January 8, 1998.(2)

   10.5  (a)  Amendment No. 1 to Credit Facility dated February 13, 1998.(2)

   10.5  (b)  Amendment No. 2 to the Credit Facility dated May 15, 1998.

   10.6       Epson Authorized Reseller Agreement dated June 28, 1995.(1)

   10.7       Proxima Reseller Agreement dated May 29, 1996.(1)

   10.8       Hewlett Packard U.S. Reseller Channel Agreement as amended January 1, 1996.(1)

   10.9       Lexmark Dealer Agreement dated November 1986.(1)

   10.10      3M Authorized Distributor Agreement dated January 27, 1987.(1)

   10.11      Employment Agreement by and between Miami Computer Supply, Inc., and Thomas C. Winstel dated May 30,
                1996.(1)

   10.12      Employment Agreement by and between Miami Computer Supply, Inc. and Richard A. Newkold dated May 30,
                1996.(1)

   10.13      Employment Agreement by and between Miami Computer Supply, Inc. and Roger E. Turvy dated May 30,
                1996.(1)

   10.14      Employment Agreement by and between Miami Computer Supply, Inc. and Michael E. Peppel dated May 30,
                1996.(1)

   10.15      Employment Agreement by and between Miami Computer Supply, Inc. and John C. Huffman III dated May 30,
                1996.(1)

   10.16      Split Dollar Agreement by and between Miami Computer Supply, Inc. and Thomas C. Winstel dated December
                1, 1995.(1)

   10.17      Split Dollar Agreement by and between Miami Computer Supply, Inc. and Richard A. Newkold dated
                December 1, 1995.(1)

   10.18      Split Dollar Agreement by and between Miami Computer Supply, Inc. and Roger E. Turvy dated December 1,
                1995.(1)

   10.19      Miami Computer Supply Corporation 1996 Stock Option Plan.(1)

   10.20      Miami Computer Supply Corporation Non-employee Director Stock Option Plan.(1)

EXHIBIT NO.                                       INDEX TO EXHIBITS DESCRIPTION
------------  ------------------------------------------------------------------------------------------------------
   10.21      Severance Agreement for Albert L. Schwarz dated December 23, 1997.(3)

   10.22      Miami Computer Supply Corporation 1998 Employee Payroll Deduction Stock Purchase Plan.

   10.23      Miami Computer Supply 1998 Stock Option Plan.

   10.24      Agreement and Plan of Reorganization by and between Miami Computer Supply Corporation, MCSC Texas
                Acquisition Corporation, Britco, Inc., Gretchen K. Ferguson and Charles L. Ferguson dated November
                26, 1997.(4)

   10.25      Agreement and Plan of Reorganization by and among Miami Computer Supply Corporation, MCSC California
                Acquisition Corporation, Minnesota Western/Creative Office Products, Inc. and the Named Stockholders
                dated November 21, 1997.(5)

   10.26      Agreement and Plan of Reorganization by and among Miami Computer Supply Corporation, MCSC Fremont
                Acquisition Corporation, TBS Printware Corporation and the Named Stockholders dated December 23,
                1997.(6)

   10.27      Lease Agreement by and between 921 Parker Street, a California General Partnership, and Minnesota
                Western/Creative Office Products, Inc. dated July, 1994.*

   10.28      Lease Agreement by and between 180 S. Prospect Partners and Minnesota Western/Creative Office
                Products, Inc. dated August 26, 1996.*

   21.0       Subsidiaries of the Registrant.

   23.1       Consent of Elias, Matz, Tiernan & Herrick L.L.P.(7)

   23.2       Consent of Price Waterhouse LLP.

   24.0       Power of Attorney (included in Signature Page of this Registration Statement).

   27.0       Financial Data Schedule.(8)

------------------------

*   To be filed by amendment.

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 as filed with the Commission on November 11, 1996, SEC File No. 333-12689.

(2) Incorporated by reference from the Company's Registration Statement on Form S-3 as filed with the Commission on March 5, 1998, SEC File No. 333-36299.

(3) Incorporated by reference from the Company's Form 8-K as filed with the Commission on January 2, 1998, SEC File No. 000-21561.

(4) Incorporated by reference from the Company's Current Report on Form 8-K as filed with the Commission on December 15, 1997, SEC File No. 000-21561.

(5) Incorporated by reference from the Company's Current Report on Form 8-K as filed with the Commission on January 30, 1998, SEC File No. 000-21561.

(6) Incorporated by reference from the Company's Current Report on Form 8-K as filed with the Commission on February 12, 1998, SEC File No. 000-21561.

(7) Incorporated by reference to Exhibit No. 5.

(8) Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, SEC File No. 000-21561.

    (b) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, Ohio on May 26, 1998.

                                MIAMI COMPUTER SUPPLY CORPORATION

                                By:            /s/ MICHAEL E. PEPPEL
                                     -----------------------------------------
                                                 Michael E. Peppel
                                       President and Chief Executive Officer

                               POWER OF ATTORNEY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Albert L. Schwarz or Michael E. Peppel to execute in the name of such person and to file any amendment to this Registration Statement that Registrant deems appropriate, and appoints each such agent as his attorney-in-fact to sign on his behalf individually and in each capacity stated below and file all amendments and post-effective amendments to this Registration Statement.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ ANTHONY W. LIBERATI
------------------------------  Chairman of the Board          May 26, 1998
     Anthony W. Liberati

                                Director, President and
    /s/ MICHAEL E. PEPPEL         Chief Executive Officer
------------------------------    (Principal executive         May 26, 1998
      Michael E. Peppel           officer)

     /s/ ROBERT G. HECHT
------------------------------  Director and Vice Chairman     May 26, 1998
       Robert G. Hecht            of the Board

    /s/ HARRY F. RADCLIFFE
------------------------------  Director and Treasurer         May 26, 1998
      Harry F. Radcliffe

    /s/ THOMAS C. WINSTEL
------------------------------  Director, Secretary and        May 26, 1998
      Thomas C. Winstel           Vice President

      /s/ IRA H. STANLEY        Vice President-Finance
------------------------------    (Principal financial         May 26, 1998
        Ira H. Stanley            officer)